AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 7, 2000

                                                      REGISTRATION NO. 333-89359
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  ------------

                               AMENDMENT NO. 2 TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 ---------------
                                 CGA GROUP, LTD.
             (Exact name of registrant as specified in its charter)

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            BERMUDA                          6351                  98-0173536
(State or other jurisdiction of  (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)    Classification Code Number)  Identification No.)
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                               -------------------
                                CRAIG APPIN HOUSE
                                 8 WESLEY STREET
                              HAMILTON HM11 BERMUDA
                                 (441) 296-5144
               (Address, including zip code, and telephone number,
        including area code, of Registrant's principal executive offices)
                               -------------------
                              CT CORPORATION SYSTEM
                                  1633 BROADWAY
                            NEW YORK, NEW YORK 10019
                                 (212) 664-1666
            (Name, address, including zip code, and telephone number,
                   including area code, of agents for service)
                               -------------------
                                   Copies to:
                           WILLIAM W. ROSENBLATT, ESQ.
                              DEWEY BALLANTINE LLP
                           1301 AVENUE OF THE AMERICAS
                          NEW YORK, NEW YORK 10019-6092
                                 (212) 259-8000
                               -------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: |X|

                         CALCULATION OF REGISTRATION FEE

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===============================================================================================================
                                      |                    |    PROPOSED    |    PROPOSED   |
                                      |                    |     MAXIMUM    |     MAXIMUM   |
                                      |                    |    OFFERING    |    AGGREGATE  |
            TITLE OF EACH CLASS       |     AMOUNT TO BE   |    PRICE PER   |    OFFERING   |      AMOUNT OF
        SECURITIES TO BE REGISTERED   |      REGISTERED    |    SHARE(1)    |    PRICE(1)   |  REGISTRATION FEE
--------------------------------------|--------------------|----------------|---------------|------------------
                                      |                    |                |               |
Series A Cumulative Voting            |                    |                |               |
  Preference Shares ................. |    811,103  shares |     $25.00     |   $20,277,575 |      $5,637.17(2)
===============================================================================================================
(1) Estimated solely for the purpose of computing the registration fee.

(2) Previously paid.


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     Pursuant to Rule 429 under the Securities Act the prospectus filed as part of this Registration Statement may be used in connection with the securities covered by Registration Statement 333-7944. This Registration Statement and the prospectus included herein relates to 811,103 shares of the Registrant's Series A Cumulative Voting Preference Shares ("Series A Stock") issued as paid-in-kind dividends with respect to the 2,992,109 shares of Series A Stock previously registered pursuant to the Registration Statement on Form S-1 of the Registrant (Registration No. 333-7944, effective August 6, 1998).


                               -------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                   SUBJECT TO COMPLETION, DATED JULY 7, 2000


PROSPECTUS

                               3,803,212 SHARES OF
                  SERIES A CUMULATIVE VOTING PREFERENCE SHARES

                                 CGA GROUP, LTD.

                               -------------------

     There is no public market for Series A preferred stock. We do not intend to list the Series A preferred stock on a national securities exchange or to apply for quotation of the Series A preferred stock through the National Association of Securities Dealers Automated Quotation System.

     We have registered the Series A preferred stock for sale by the selling stockholders identified in this prospectus, We will not receive any of the proceeds from the sale of the Series A preferred stock.

     SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF SPECIFIC RISKS ASSOCIATED WITH AN INVESTMENT IN THE SERIES A PREFERRED STOCK.

                               -------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               -------------------

                THE DATE OF THIS PROSPECTUS IS __________, 2000.


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                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary ........................................................    1
Risk Factors ..............................................................    3
Use Of Proceeds ...........................................................    9
Selected Consolidated Financial Data ......................................   10
Management's Discussion and Analysis of Financial
  Condition and Results of Operations .....................................   11


Quantitative and Qualitative Disclosure About
  Market Risk .............................................................   21
Business ..................................................................   27
Regulation ................................................................   38
Management ................................................................   41
Related Party Transactions ................................................   48
Selling Stockholders ......................................................   49
Plan of Distribution ......................................................   49
Security Ownership of Certain Beneficial Owners
  and Management ..........................................................   50
Description of Securities .................................................   54
Material Tax Considerations ...............................................   62
Legal Matters .............................................................   71
Experts ...................................................................   71
Enforceability of Civil Liabilities .......................................   71
Available Information .....................................................   72


Index to Financial Statements and Schedules ...............................  F-1

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. It may not contain all the information that you should consider before investing in the Series A preferred stock. You should read the entire prospectus carefully, including the "Risk Factors" section and the financial statements and the notes to these statements.

     We have presented all financial information in this prospectus in accordance with generally accepted accounting principles, unless otherwise specified.

                                 CGA GROUP, LTD.

     We are a holding company incorporated in Bermuda with limited liability. Through our subsidiary Commercial Guaranty Assurance, Ltd., a Bermuda insurance company, we provide financial guaranty insurance of structured securities, including commercial real estate backed securities and asset backed securities. We also provide financial guaranty insurance of other securities, where we have expertise and where we deem credit enhancement opportunities to be attractive.

     We also provide investment management and investment advisory services to investment funds and other clients through our other subsidiary, CGA Investment Management, Inc., a Delaware corporation that is registered as an investment adviser with the Securities and Exchange Commission.

     The primary clients of Commercial Guaranty Assurance and CGA Investment Management are St. George Holdings, Ltd., a Cayman Islands company, and its subsidiaries and Cobalt Holdings LLC, a Delaware limited liability corporation, and its subsidiaries. Most of CGA's premiums and CGA Investment Management's management fees originate from St. George and Cobalt.

     We formed Commercial Guaranty Assurance with a view to becoming the market leader in the commercial real estate segment of the financial guaranty insurance industry. We use our structured finance and real estate expertise to underwrite financial guaranties for commercial real estate and other securities to a "zero loss" underwriting standard. This means that our underwriting guidelines require that the obligations we insure are structured with sufficient levels of excess collateral or other security so that we anticipate no losses on each risk we insure. The zero loss underwriting standard applies to all obligations we insure without regard to the amount of premium we collect on the policies or the investment income related to the premium collected. Our primary target market is the large U.S. commercial real estate mortgage market, which we believe is underserved by the financial guaranty insurance industry. We also target select segments of the private asset backed securities market.

     Customers can purchase Commercial Guaranty Assurance's insurance only through unaffiliated non-U.S. insurance brokers. Customers include investment and commercial banks with significant real estate and asset-backed advisory businesses, and commercial mortgage loan origination and asset-backed repackaging operations and other participants in the securitization markets.

     Our executive offices are located at Craig Appin House, 8 Wesley Street, Hamilton HM11 Bermuda. Our telephone number at that address is (441) 296-5144.

--------------------------------------------------------------------------------

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

     You should read this summary consolidated financial information in conjunction with the consolidated financial statements and the notes to those statements presented on page F-1 to F-34 in this prospectus.
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                                                                                                           NINE MONTHS
                                             THREE MONTHS   THREE MONTHS    YEAR ENDED     YEAR ENDED         ENDED    JUNE 21, 1996
                                                 ENDED         ENDED       DECEMBER 31,    DECEMBER 31,    DECEMBER 31, TO MARCH 31,
                                            MARCH 31, 2000 MARCH 31, 1999      1999           1998             1997        1997
                                            -------------- --------------  ------------    ------------    ------------ ------------
                                              (UNAUDITED)   (UNAUDITED)
INCOME STATEMENT DATA:
REVENUES
  Gross premiums written ..................  $  4,010,355    $ 3,467,232    $ 16,358,269     $ 49,217,083   $    773,571  $   --
  Ceded premiums ..........................      (553,393)      (419,625)     (2,037,576)     (39,420,247)          --        --
                                             ------------   ------------    ------------     ------------   ------------  --------
  Net premiums written ....................     3,456,962      3,047,607      14,320,693        9,796,836        773,571      --
  Change in unearned premiums .............      (273,695)        34,439      (2,097,209)        (550,547)      (270,576)     --
                                             ------------   ------------    ------------     ------------   ------------  --------
  Net premiums earned .....................     3,183,267      3,082,046      12,223,484        9,246,289        502,995      --
  Net investment income ...................     2,277,324      1,671,501       8,641,551        8,528,122      2,955,601       801
  Net realized gains (losses) .............      (321,509)       151,566         (60,485)       2,814,132        885,422      --
  Management fees .........................       549,056      1,145,259       8,207,746        3,353,499           --        --
                                             ------------   ------------    ------------     ------------   ------------  --------
      Total revenues ......................     5,688,138      6,050,372      29,012,296       23,942,042      4,344,018       801
                                             ------------   ------------    ------------     ------------   ------------  --------
EXPENSES
  Operating expenses ......................     3,616,324      3,276,277      12,987,596       14,023,366      6,510,103        11
  Rebate on credit support arrangements ...          --             --         5,510,000             --             --        --
  Policy acquisition costs ................       227,245        148,138         713,571          433,217         53,590      --
  Commitment fees .........................       150,000        147,945         600,000          600,000        323,836      --
  Excess of loss facility .................        50,000         50,000         200,000          200,000        107,671      --
  Losses and loss adjustment expenses .....     2,991,391        300,000      16,650,000       22,745,000         55,000      --
                                             ------------   ------------    ------------     ------------   ------------  --------
        Total expenses ....................     7,034,960      3,922,360      36,661,167       38,001,583      7,050,200        11
                                             ------------   ------------    ------------     ------------   ------------  --------
  Income (loss) before cumulative effect of
    change in accounting principle ........    (1,346,822)     2,128,012      (7,648,871)     (14,059,541)    (2,706,182)      790
  Cumulative effect of change in
    accounting principle ..................          --             --              --         (3,928,238)          --        --
NET INCOME (LOSS) .........................    (1,346,822)     2,128,012      (7,648,871)     (17,987,779)    (2,706,182)      790
                                             ------------   ------------    ------------     ------------   ------------  --------
 Other comprehensive income ...............      (575,357)    (1,704,381)     (7,428,109)        (710,416)     1,638,092      --
                                             ------------   ------------    ------------     ------------   ------------  --------
 COMPREHENSIVE INCOME (LOSS) ..............  $ (1,922,179)  $    423,631    $(15,076,980     $(18,698,195)  $ (1,068,090) $    790
                                             ============   ============    ============     ============   ============  ========
 Net income (loss) attributable to
   common shareholders ....................  $ (4,654,563)  $ (3,531,036    $(22,614,915     $(38,896,227   $(12,332,792) $    790
 Basic and diluted income (loss)
   per common share .......................  $      (0.17)  $      (0.38)   $      (0.97)    $      (4.27)  $      (1.89) $   0.07
                                             ============   ============    ============     ============   ============  ========
Weighted average common shares
   outstanding ............................    28,005,648      9,310,063      23,395,778        9,100,000      6,522,313    12,000
                                             ============   ============    ============     ============   ============  ========
BALANCE SHEET DATA:
Fixed maturities available for sale
  (at fair value) .........................  $147,919,381   $100,716,387    $146 337,676     $100,488,537   $123,302,763  $     --
Other investments .........................          --       30,000,000            --         30,000,000           --          --
Cash and cash equivalents .................     2,460,476     53,083,244      12,775,595        2,598,140      7,199,106     121,742
Total assets ..............................   169,426,761    265,648,722     199,619,508      215,903,933    142,721,186     133,790
Total liabilities .........................    16,388,528     95,324,915      44,674,096       95,797,551      3,916,609    $121,000
Total mezzanine equity ....................    90,813,951    127,993,011      87,506,212      126,608,249    107,047,101        --
Total shareholders' equity (deficit) ......    62,224,282     42,330,796      67,439,200       (6,501,867)    31,737,476      12,790
Total liabilities, mezzanine equity, and
 shareholders' equity .....................   169,426,761    265,648,722     199,619,508      215,903,933    142,721,186     133,790



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                                                                    2

                                  RISK FACTORS

     Investing in our Series A preferred stock involves risk. You should carefully consider the risks and uncertainties described below and elsewhere in this prospectus before making an investment decision. Any of the risks described below could result in significant or material harm to our business, financial condition or results of operations, and a corresponding decline in the value of our Series A preferred stock.

IF WE CANNOT RETAIN THE KEY EMPLOYEES WHO ARE RESPONSIBLE FOR PRODUCING AND SERVICING ALMOST ALL OF OUR BUSINESS, WE MAY NOT BE ABLE TO EFFECTIVELY RUN OUR BUSINESS.

     We believe that our ability to successfully implement our business strategy and to operate profitably depends in part on the continued services of key employees of CGA Group, Commercial Guaranty Assurance and CGA Investment Management, including:

     o    Richard A. Price--Chief Executive Officer and President of CGA Group

     o James R. Reinhart--Chief Financial Officer of CGA Group and Commercial Guaranty Assurance

     o    Michael Miran--President of Commercial Guaranty Assurance

     o Geoffrey N. Kauffman--President and Chief Executive Officer of CGA Investment Management


     o    Kem H. Blacker--Head of Portfolio Management of CGA Investment
          Management

     o Jean-Michel Wasterlain--Head of Commercial Real Estate of CGA Investment Management

     o    Landon D. Parsons--Head of Structured Finance of CGA Investment
          Management

     o Martin S. Avidan--Head of Liabilities Management of CGA Investment Management


     CGA Group and its subsidiaries together have about 40 full-time employees and depend on a small number of key employees for the production and servicing of almost all of their business. We believe that there is, and will continue to be, intense competition for qualified personnel in the insurance industry in general and in the financial guaranty insurance industry in particular, and we may not be successful in retaining our key employees or in attracting and retaining other highly qualified management personnel. Mr. Price and several key employees have entered into employment agreements, but CGA Group may be unable to retain these employees or quickly replace them. The inability or unwillingness of one or more of these individuals to continue in their present positions could significantly impair our ability to develop new customers, service existing business and effectively manage our operations. CGA Group does not maintain key man life insurance policies with respect to any of its employees.

     Under Bermuda law, non-Bermudians generally may not be employed in Bermuda without the specific permission of governmental authorities. Obtaining this permission requires a showing that no Bermudian with the minimum qualifications is available. Although the executive officers of CGA Group and Commercial Guaranty Assurance based in Bermuda are not Bermudian, these officers have all received work permits. It is possible that CGA Group or Commercial Guaranty Assurance could lose the services of these officers if we are unable to renew their work permits, but CGA Group and Commercial Guaranty Assurance are unaware of any reasons why this might occur.


FITCH, THE PRIMARY RATING AGENCY THAT RATES COMMERCIAL GUARANTY ASSURANCE, HAS PLACED COMMERCIAL GUARANTY ASSURANCE'S "TRIPLE-A" FINANCIAL STRENGTH RATING ON GENERAL REVIEW, WHICH MAY LEAD TO A DOWNGRADE OF COMMERCIAL GUARANTY ASSURANCE'S RATING TO "DOUBLE-A", WHICH DOWNGRADE WOULD LIKELY HARM THE FINANCIAL PERFORMANCE AND BUSINESS PROSPECTS OF COMMERCIAL GUARANTY ASSURANCE AND THEREFORE CGA GROUP.

     Commercial Guaranty Assurance's claims-paying ability, also referred to as its financial strength, is rated "Triple-A" or the equivalent by Fitch, a nationally recognized statistical rating organization with U.S. and worldwide operations, Canadian Bond Rating Service Inc. and Dominion Bond Rating Service Limited, two Canadian rating agencies, and Japan Rating and Investment Information, Inc., a Japanese rating agency, in each case the highest rating category assigned by each of these rating agencies. These ratings reflect the current opinion of these rating agencies on Commercial Guaranty Assurance's claims-paying ability, its financial and operating performance and its ability to meet its obligations to its policyholders. These ratings are not an evaluation of the merits of the Series A preferred stock.

     Commercial Guaranty Assurance's claims-paying ability had also been rated "Triple-A" by Duff & Phelps Credit Rating Company. In April 2000, Fitch acquired and subsequently merged with Duff & Phelps, with Fitch as the surviving company. On June 2, 2000, Fitch announced that it was placing Commercial Guaranty Assurance's "Triple-A" rating on general review, on the basis that Commercial Guaranty Assurance does not meet Fitch's minimum capital requirements for a "Triple-A" financial strength rating. Fitch has advised Commercial Guaranty Assurance that to meet Fitch's capital requirements, Commercial Guaranty Assurance will require a total of approximately $350 million in equity capital, and $150 million in additional capital support (such as excess of loss insurance), for total claims-paying resources of $500 million. Commercial Guaranty Assurance currently has approximately $223 million in claims-paying resources. CGA Group is presently seeking to raise additional capital sufficient to increase Commercial Guaranty Assurance's total claims-paying resources to $500 million (see "Business - Commercial Guaranty Assurance, Ltd.--Certain Events"). We cannot give assurances, however, as to whether CGA Group will be successful in raising any additional capital, or that it will be able to raise sufficient capital to meet Fitch's requirements. Fitch has further announced that affirmation of Commercial Guaranty Assurance's "Triple-A" financial strength rating will depend on Commercial Guaranty Assurance acquiring the additional capital, that Commercial Guaranty Assurance believes this will occur by September 30, 2000, and that if the capital is not raised, Fitch will lower its rating of Commercial Guaranty Assurance to "Double-A".

     If Fitch were to lower Commercial Guaranty Assurance's financial strength rating, this action would likely have a negative impact on Commercial Guaranty Assurance's financial performance and business prospects, which in turn would negatively impact the financial performance of CGA Group. A downgrade to "Double-A" would likely decrease the attractiveness of the insurance products offered by Commercial Guaranty Assurance, and would therefore likely decrease sales of these products. A downgrade would also likely result in Commercial Guaranty Assurance having to significantly lower the premium rates it charges for its products. It is also possible that the other rating agencies that currently rate Commercial Guaranty Assurance may lower their ratings of Commercial Guaranty Assurance, which would further impair the ability of Commercial Guaranty Assurance to sell its insurance products, and would lower the premium rates which it could charge for these products. Thus, a downgrade of Commercial Guaranty Assurance's financial strength rating would likely have a negative effect on both the volume of business done by Commercial Guaranty Assurance, as well as on the amount of premium it could charge for its products, which in turn would have a direct negative impact on CGA Group's financial performance, including on the ability of CGA Group to pay dividends on the Series A preferred stock.

     Most of Commercial Guaranty Assurance's competitors are rated "Triple-A" by at least one nationally recognized statistical rating organization. CGA Group is unaware of any situations where a financial guaranty insurance company has been downgraded from "Triple-A" to a lower rating. Therefore, neither CGA Group nor Commercial Guaranty Assurance is able at this time to estimate or otherwise quantify the impact on Commercial Guaranty Assurance's financial performance or business prospects of a downgrading by Fitch or any of the other rating agencies that currently rate Commercial Guaranty Assurance.

COMMERCIAL GUARANTY ASSURANCE'S INSURANCE PORTFOLIO IS INTERDEPENDENT WITH A SMALL NUMBER OF INTERRELATED COMPANIES THAT COULD BE UNABLE TO CONTINUE TO PAY INSURANCE PREMIUMS TO COMMERCIAL GUARANTY ASSURANCE IN THE EVENT THAT ONE OR MORE RATING AGENCIES DONWGRADES COMMERCIAL GUARANTY ASSURANCE'S CLAIMS PAYING ABILITY RATING.

     Approximately 54% of the outstanding principal amount of obligations insured by Commercial Guaranty Assurance as of December 31, 1999 consisted of insurance policies which guarantee payment obligations under the financing arrangements of St. George Holdings, Cobalt Holdings and their subsidiaries. These guaranteed financing arrangements provide the St. George and Cobalt companies with the financing to acquire the assets in their investment portfolios.

     The continued ability of the St. George and Cobalt companies to pay their fees and expenses, including premiums payable to Commercial Guaranty Assurance and asset management expenses payable to CGA Investment Management, depends on their general ability to finance their investment activities under these types of guaranteed financing arrangements and to generate sufficient cash flow from their investment activities. The providers of the guaranteed financing arrangements to the St. George and Cobalt companies have made the continued availability of these financing arrangements conditional upon their repayment obligations being guaranteed by Commercial Guaranty Assurance's Triple-A rated financial guaranty insurance policies. A downgrade of Commercial Guaranty Assurance by one or more rating agencies would allow the providers of the guaranteed financing arrangements to terminate these financing arrangements. The inability of the St. George and Cobalt companies to pay premiums to Commercial Guaranty Assurance and asset management expenses to CGA Investment Management would have eliminated approximately 62% of the present premiums of Commercial Guaranty Assurance and management fees of CGA Investment Management, and therefore of CGA Group for the year ended December 31, 1999.


CGA GROUP AND COMMERCIAL GUARANTY ASSURANCE COULD BECOME SUBJECT TO U.S. TAXATION, WHICH COULD MATERIALLY DECREASE OUR NET EARNINGS.

     We have organized CGA Group and Commercial Guaranty Assurance to operate in a manner so that neither company should be subject to United States taxation and so that U.S. persons who own Series A preferred stock should not be subject to U.S. federal income tax on CGA Group's undistributed earnings. It is possible that U.S. tax authorities could determine Commercial Guaranty Assurance to be engaged in a U.S. trade or business. If this were to occur, some or all of Commercial Guaranty Assurance's investment income could become subject to taxation on a net basis at standard U.S. corporate income tax rates, which are currently 35%. Commercially Guaranty Assurance could also become subject to the branch profits tax, which is currently 30%, on the amount of net income deemed to have been withdrawn from the U.S. In light of this risk, Commercial Guaranty Assurance files protective tax returns in the U.S. reporting no U.S. income, in order to preserve its ability to deduct its expenses should the Internal Revenue Service successfully challenge Commercial Guaranty Assurance's position.

     In addition, U.S. tax authorities could determine CGA Group and/or Commercial Guaranty Assurance to be, or in the future CGA Group or Commercial Guaranty Assurance could become, "controlled foreign corporations" and Commercial Guaranty Assurance could generate "related person insurance income." Any of these results could subject U.S. owners of Series A preferred stock to current U.S. federal income tax on all or a portion of CGA Group's and/or Commercial Guaranty Assurance's undistributed earnings. Any of these results could also subject any investors in Series A preferred stock who are allocated this income and are tax-exempt organizations to unrelated business taxable income. For a more detailed discussion of the United States tax implications of an investment in the Series A preferred stock, see "Material Tax Considerations" elsewhere in this prospectus.

COMMERCIAL GUARANTY ASSURANCE COULD BE SUBJECT TO INCREASED COSTS OF REGULATORY COMPLIANCE OR THE IMPOSTION OF FINES OR PENALTIES IF IT BECOMES SUBJECT TO U.S. OR OTHER NON-BERMUDIAN LICENSING OR INSURANCE REQUIREMENTS.

     In general, the Bermuda statutes and regulations applicable to Commercial Guaranty Assurance are less restrictive than the insurance laws and regulations of any state in the U.S. Commercial Guaranty Assurance does not write insurance in the U.S., and it conducts its business to avoid being subject to licensing requirements or insurance regulations in the U.S. or elsewhere other than in Bermuda.

     Although management of Commercial Guaranty Assurance believes that its current activities comply with all applicable insurance laws and regulations, insurance regulators in the U.S. or elsewhere could claim that Commercial Guaranty Assurance is subject to their jurisdiction's licensing requirements and/or is not in compliance with its insurance laws or regulations. Commercial Guaranty Assurance's becoming subject to regulation in the U.S. or other non-Bermudian jurisdiction, or having to modify the manner of conducting its business, could materially increase Commercial Guaranty Assurance's costs and expenses of licensing and compliance with insurance laws and regulations of these jurisdictions, or could lead the imposition of fines or penalties upon Commercial Guaranty Assurance.

IF COMMERCIAL GUARANTY ASSURANCE IS UNABLE TO COMPETE EFFECTIVELY WITH FINANCIAL GUARANTORS THAT ARE RATED BY MORE THAN ONE U.S. RATING AGENCY, OR WITH U.S.-BASED FINANCIAL GUARANTORS, OUR ABILITY TO MAINTAIN OR INCREASE OUR PROFITABILITY WILL BE HARMED.

     Commercial Guaranty Assurance's current and prospective competitors in the financial guaranty insurance business are numerous. Some of Commercial Guaranty Assurance's competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than Commercial Guaranty Assurance. Commercial Guaranty Assurance has a "Triple-A" financial strength rating from Fitch, but it does not have, nor has it requested, claims-paying ability ratings from Standard & Poor's Ratings Services or Moody's Investors Service, Inc. In addition, Commercial Guaranty Assurance's financial strength rating has been placed on general review by Fitch, and may be lowered by Fitch to "Double-A" if CGA Group does not succeed in raising additional capital in an amount sufficient to increase Commercial Guaranty Assurance's claims-paying resources to at least $500 million. These factors place Commercial Guaranty Assurance at a significant disadvantage in markets where other financial guarantors currently write insurance, especially the municipal bond market, because many institutional investors require financial guaranty insurers to have ratings from at least two of the nationally-recognized rating agencies listed above. Also, Commercial Guaranty Assurance's inability to negotiate and conclude its insurance policies in the U.S. may be a competitive disadvantage, in that its potential clients, including issuers and investment banks located in the United States, might not be willing to do business with a non-U.S. financial guarantor.


COMMERCIAL GUARANTY ASSURANCE'S RESULTS OF OPERATIONS WOULD BE MATERIALLY HARMED IF IT ESTABLISHES INADEQUATE CLAIM RESERVES AND ACTUAL CLAIMS EXCEED EXPECTATIONS.


     Due to its relatively recent commencement of operations, Commercial Guaranty Assurance has a limited operating history from which to estimate necessary reserves. Reserves are estimates at a given time of what the insurer ultimately expects to pay on claims, based on facts and circumstances then known. If Commercial Guaranty Assurance increases its claims reserves, it would then have to report lower net income in the future. Furthermore, Commercial Guaranty Assurance's net income would decrease if actual claims should exceed its claim reserves. Claims reserves are of two types. Commercial Guaranty Assurance maintains a general loss reserve in respect of its insured portfolio generally. As of March 31, 2000, Commercial Guaranty Assurance's general loss reserve was approximately $3.8 million. In addition, Commercial Guaranty Assurance will establish a case basis reserve in respect of particular insured obligations when a loss on the obligation becomes both probable and determinable in amount. To date, Commercial Guaranty Assurance has established two case basis reserves--an approximately $36.1 million case basis reserve in respect of specific asset backed securities, out of which it has paid approximately $35.5 million in claims, and an approximately $2.6 million case basis reserve in respect of another asset backed security, which was entirely paid out as a claim payment, leaving Commercial Guaranty Assurance with no further exposure in respect of this security. See "Business--Commercial Guaranty Assurance, Ltd.--Claims". Commercial Guaranty Assurance has a remaining net exposure of approximately $9.6 million in respect of the asset backed securities first referred to above. Although its claim payments and remaining case basis reserve of approximately $0.4 million represent Commercial Guaranty Assurance's best current estimate of its probable total losses on these securities, it is possible that its ultimate loss could be greater than this amount, or that it could potentially recover a portion of the amount paid in claims. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Losses and Loss Adjustment Expenses."

CGA GROUP WILL BE UNABLE TO PAY DIVIDENDS TO HOLDERS OF SERIES A PREFERRED STOCK IF FITCH DOES NOT APPROVE DIVIDENDS FROM COMMERCIAL GUARANTY ASSURANCE TO CGA GROUP.

     CGA Group does not expect to pay dividends to its shareholders other than the dividends required to be paid on the Series A preferred stock. The dividends required to be paid by CGA Group on the Series A preferred stock are a key financial term of the Series A preferred stock. The ability of CGA Group to make cash distributions and dividends, and to redeem its preferred stock will be dependent primarily upon receiving dividends and distributions from Commercial Guaranty Assurance. Commercial Guaranty Assurance's board of directors has passed a resolution that Commercial Guaranty Assurance will not declare or pay cash dividends to CGA Group until June 17, 2002. After that date, Commercial Guaranty Assurance intends to comply with dividend restrictions imposed by Fitch in order to maintain its financial strength rating from Fitch. In addition, Commercial Guaranty Assurance has agreed with Fitch that it will not declare or pay any dividend, including non-cash dividends, without first giving Fitch 20 business days notice and then receiving from Fitch a written confirmation that the declaration or payment of the dividend will not affect Commercial Guaranty Assurance's financial strength rating from Fitch. If Fitch at any time after June 17, 2002 rates the Series A preferred stock "Triple-B minus" (BBB-) or higher, the dividend rate on the Series A preferred stock will decrease by 200 basis points, which is equal to two percent.

YOU MAY NOT BE ABLE TO ENFORCE YOUR LEGAL RIGHTS AGAINST CGA GROUP OR COMMERCIAL GUARANTY ASSURANCE IN THE UNITED STATES.

     CGA Group and Commercial Guaranty Assurance are Bermuda companies, and several of their officers and directors are residents of Bermuda. Most of the assets of CGA Group, Commercial Guaranty Assurance and these officers and directors are located outside the United States. Therefore, it may be difficult for investors to effect service of process within the United States on any of these parties who reside outside the United States or to recover against them or their assets in the event of any judgments against them obtained in United States courts.

ADVERSE EVENTS IN THE COMMERCIAL REAL ESTATE LOAN MARKET OR ADVERSE EVENTS RELATING TO SPECIFIC REAL ESTATE PROJECTS COULD CAUSE DEFAULTS ON THESE SECURITIES THAT WOULD TRIGGER INSURANCE PAYMENTS BY COMMERCIAL GUARANTY ASSURANCE AND REDUCE ITS NET INCOME.

     The securities and obligations insured by Commercial Guaranty Assurance are concentrated in the commercial real estate sector. Approximately 42% of Commercial Guaranty Assurance's exposure is backed by pools of commercial real estate loans, and obligations issued by companies known as real estate investment trusts, which manage real estate portfolios to earn profits for equityholders. Accordingly, events that have an adverse effect on these commercial real estate loans and real estate investment trust obligations could cause defaults on these securities, which would trigger insurance payments by Commercial Guaranty Assurance and therefore reduce its net income or cause net losses. Commercial mortgage loans depend for repayment upon the successful operation of the related real estate project because these loans typically do not provide for recourse, or for only limited recourse, to the borrower in the event of non-payment. The successful operation of each real estate project is subject to the following types of risks:

     o general or local economic conditions and property risks, including structural defects, natural disasters, the conditions of specific industry segments, competition with other projects and operating costs of the project,

     o costs of compliance with laws, including zoning laws and the Americans With Disabilities Act, and the adverse effect on the returns of a project,

     o risks relating to commercial mortgage loans, including payments of principal due on the maturity dates of the loans, making payment dependent on borrower's ability to refinance the loan or sell the property at a sufficient price to make the payment,

     o risks relating to liabilities under state and federal environmental laws and regulations, which often impose liability for environmental contamination and clean-up costs, regardless of fault, on secured lenders and holders of secured debt,

THERE MAY BE INADEQUATE MARKET DEMAND FOR FINANCIAL GUARANTY INSURANCE WHICH WOULD MATERIALLY DECREASE THE REVENUES OF COMMERCIAL GUARANTY ASSURANCE.

     The demand for financial guaranty insurance depends on many factors, most of which are beyond the control of Commercial Guaranty Assurance. The ability of issuers of debt obligations to use financial guaranty insurance to obtain a lower total cost for their debt obligations is affected by a variety of factors, including:

     o the general perception by investors of the financial strength of the providers of financial guaranty insurance

     o    the interest rates borne by uninsured obligations

     Inadequate demand for financial guaranty insurance would decrease sales of Commercial Guaranty Assurance's products, and would therefore decrease revenues.

COMMERCIAL GUARANTY ASSURANCE'S INSURANCE PORTFOLIO IS PRIMARILY COMPOSED OF SECURITIES RATED "TRIPLE-B", WHICH HAVE A GREATER RISK OF LOSS THAN HIGHER RATED SECURITIES.

     Commercial Guaranty Assurance's primary business focus is on securities rated in the "Triple-B" rating category, which includes securities rated "Triple-B minus", by at least one nationally recognized credit rating company. Although these securities are still considered to be "investment grade", they have a somewhat greater risk of loss than securities rated in higher rating categories of "Triple-A", "Double-A", or "Single-A." Commercial Guaranty Assurance has adopted single risk limits which limit the amount of exposure Commercial Guaranty Assurance can take to particular securities. See "Business--Commercial Guaranty Assurance, Ltd.--Risk Management." Also, Commercial Guaranty Assurance underwrites the securities it insures to a "zero loss" standard. Nevertheless, a major loss on one or more insured securities could deplete Commercial Guaranty Assurance's claims-paying resources, which could potentially result in a downgrade of its financial strength rating. In addition, securities rated in the "Triple-B" rating category generally trade at wider credit spreads and have greater price volatility than more highly rated comparable securities. This can exacerbate Commercial Guaranty Assurance's exposure to liquidity, refinancing and market value risks on its insurance of the liabilities of the St. George and Cobalt investment funds, particularly during periods of instability in the capital markets.


COMMERCIAL GUARANTY ASSURANCE IS EXPOSED TO CREDIT RISK OF THE OBLIGORS ON THE SECURITIES IT HAS INSURED, AND ALSO TO LIQUIDITY RISK.

     Commercial Guaranty Assurance's most significant risk is its exposure to the credit risk of the securities and other financial obligations it insures. Commercial Guaranty Assurance also has credit risk to counterparties that provide interest rate and currency swaps, credit derivatives and liquidity to the St. George and Cobalt investment funds. Commercial Guaranty Assurance's primary credit risk exposure is the risk of non payment on the securities or other financial obligations it has guaranteed. Under its financial guaranty insurance policies, Commercial Guaranty Assurance is generally liable to pay interest, principal and other amounts in respect of the obligation it has insured as these become due for payment in accordance with the payment terms of the insured obligation, without giving effect to any acceleration of that obligation. In the event the issuer of a security insured by Commercial Guaranty Assurance were to default on its payment obligations, Commercial Guaranty Assurance would be obligated to make all scheduled payments on that security when due. In respect of its obligations under default swaps and similar credit derivatives, upon the occurrence of a specified default in respect of the underlying "reference security", which is the security specified as the reference security in the default swap, Commercial Guaranty Assurance would generally be obligated to purchase the reference security at its full principal amount, or make a cash payment equal to the difference between the current value of the reference security and its value at the time of entering into the default swap. Thus, default swaps present Commercial Guaranty Assurance with liquidity risk, in addition to credit risk on the underlying security.

SEVERAL OF THE ST. GEORGE INVESTMENT FUNDS PRESENT COMMERCIAL GUARANTY ASSURANCE WITH ADDITIONAL RISK IF THE MARKET VALUE OF THEIR INVESTMENT PORTFOLIOS DECLINED BELOW SPECIFIED LIMITS.

     Several of the St. George investment funds are parties to borrowing facilities that contain "market value" covenants or events of default. The exact terms of these covenants and events of default vary from facility to facility depending on the requirements of the particular lender. In general, however, they provide that if the market value of a given fund's investment portfolio declined below a specified percentage, typically 5-10%, of the then outstanding principal balance of the fund's loan, and the shortfall is not cured in a specified period of time, typically 5-45 days, depending on the severity of the shortfall, the lender has the right to accelerate its loan to that fund and to foreclose upon and sell all of that fund's investments, which serve as collateral for that loan. If this were to happen, Commercial Guaranty Assurance, as guarantor of the fund's repayment obligations under its loan, would be required to pay any shortfall in repayment of the fund's loan following the sale of the fund's investments and use of the sale proceeds to pay down the fund's loan. CGA Group expects that as Commercial Guaranty Assurance continues to do business and becomes more accepted in the capital markets, CGA Investment Management, as investment adviser to these funds, should be able to obtain new credit facilities for these funds which do not have market value triggers, or to renegotiate the terms of existing credit facilities to lower or remove these market value triggers. However, if CGA Investment Management is not successful in these efforts, several of the St. George funds, and therefore Commercial Guaranty Assurance, will remain subject to this risk for the foreseeable future.

THE ST. GEORGE AND COBALT INVESTMENT FUNDS ALSO PRESENT COMMERCIAL GUARANTY ASSURANCE WITH RISK OF LOSS IF THEY ARE UNABLE TO REFINANCE THEIR BORROWING FACILITIES AT MATURITY ON ACCEPTABLE TERMS.

     The St. George and Cobalt investment finds finance their investment activities by issuing debt securities or by entering into credit facilities or other financing arrangements. To date, Commercial Guaranty Assurance has guaranteed the repayment obligations of the St. George and Cobalt investment funds under all of these securities, facilities and other financing arrangements. These funds use the proceeds from these borrowings to invest in securities that meet their respective investment guidelines. Commercial Guaranty Assurance has approved these funds' investment guidelines, which permit investments only in securities of the type and credit profile that Commercial Guaranty Assurance would be willing to insure directly. The terms of these debt securities and financing arrangements generally range from one to ten years. The terms of the securities the St. George and Cobalt investment funds purchase do not necessarily match the terms of the related financing. If a fund's financing were to mature, and the fund was unable to refinance the maturing obligation on acceptable terms, the fund would be obligated to pay off the maturing obligation in cash. Similarly, if the lender under a fund's credit facility were to decline to renew the term of that facility, the fund would be obligated to pay down the maturing facility in accordance with its amortization schedule. If the fund did not have enough cash on hand to make any required payment under the maturing facility, the fund would have to sell some or all of its investments to make the required payment. If these investments could only be sold at a net loss, the fund would not have enough funds to make the required payment, and Commercial Guaranty Assurance would have to pay any shortfall pursuant to its guaranty.

FORWARD-LOOKING INFORMATION

     The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This prospectus or any other written or oral statements made by or on behalf of our company may include forward-looking statements which reflect our current views with respect to future events and financial performance. These statements include forward-looking statements both with respect to our company and the business in which we operate, including the insurance and reinsurance sectors in general, and the financial guaranty insurance sector in particular.

     All forward-looking statements address matters that involve inherent risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in those statements. We believe that these factors include, but are not limited to, the following:

     o financial difficulties encountered by an insured of Commercial Guaranty Assurance,

     o uncertainties relating to government and regulatory policies, such as subjecting CGA Group and/or its subsidiaries to insurance regulation or taxation in additional jurisdictions,

     o    the legal environment,

     o    the uncertainties of the reserving process,

     o risks relating to the claims-paying ability rating of Commercial Guaranty Assurance,

     o    loss of the services of any of CGA Group's executive officers,

     o    changing rates on inflation and other economic conditions,

     o    ability to collect reinsurance recoverables,

     o developments in global financial markets which could affect CGA Group's investment portfolio, and

     o    risks associated with the development of new products and services.

The words "believe", "anticipate", "considered to be", "project", "plan", "expect", "intend", "will likely result" or "will continue" and similar expressions identify forward-looking statements, whether as a result of new information, future events or otherwise.

                                 USE OF PROCEEDS

     The registration statement is intended to satisfy the obligation of CGA Group under the subscription agreement for the Series A preferred stock to register the shares of Series A preferrred stock on behalf of the selling stockholders. CGA Group will not receive any additional proceeds from sales of Series A preferred stock and has agreed to pay the expenses of the performance of its obligations under the subscription agreement with respect to the registration statement.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     You should read this summary consolidated financial information in conjunction with the consolidated financial statements and the notes to these statements presented on pages F-1 to F-34 in this prospectus.

                                                     THREE         THREE                                       NINE        JUNE 21,
                                                    MONTHS        MONTHS         YEAR            YEAR          MONTHS        1996
                                                     ENDED         ENDED         ENDED           ENDED         ENDED          TO
                                                   MARCH 31,     MARCH 31,     DECEMBER 31,   DECEMBER 31,   DECEMBER 31,  MARCH 31,
                                                     2000          1999           1999           1998           1997         1997
                                                  -----------   -----------   ------------   ------------   ------------   ---------
                                                  (UNAUDITED)   (UNAUDITED)
   INCOME STATEMENT DATA:
   REVENUES
     Gross premiums written ..................... $ 4,010,335   $ 3,467,232   $ 16,358,269   $ 49,217,083   $    773,571     $  --
     Ceded premiums .............................    (553,393)     (419,625)    (2,037,576)   (39,420,247)          --          --
                                                  -----------   -----------   ------------   ------------   ------------     -------
     Net premiums written .......................  (3,456,962)    3,047,607     14,320,693      9,796,836        773,571        --
     Change in unearned premiums ................    (273,695)      (34,439)    (2,097,209)      (550,547)      (270,576)       --
                                                  -----------   -----------   ------------   ------------   ------------     -------
     Net premiums earned ........................   3,183,267     3,082,046     12,223,484      9,246,289        502,995        --
     Net investment income ......................   2,227,324     1,671,501      8,641,551      8,528,122      2,955,601         801
     Net realized gains (losses) ................    (321,509)      151,566        (60,485)     2,814,132        885,422        --
     Management fees ............................    (549,056)    1,145,259      8,207,746      3,353,499           --          --
                                                  -----------   -----------   ------------   ------------   ------------     -------
         Total revenues .........................   5,688,138     6,050,372     29,012,296     23,942,042      4,344,018         801
                                                  -----------   -----------   ------------   ------------   ------------     -------
   EXPENSES
     Operating expenses .........................   3,616,324     3,276,277     12,987,596     14,023,366      6,510,103          11
     Rebate on credit support arrangements ......        --            --        5,510,000           --             --          --
     Policy acquisition costs ...................     227,245       148,138        713,571        433,217         53,590        --
     Commitment fees ............................     150,000       147,945        600,000        600,000        323,836        --
     Excess of loss facility ....................      50,000        50,000        200,000        200,000        107,671        --
     Losses and loss adjustment expenses ........   2,991,391       300,000     16,650,000     22,745,000         55,000        --
                                                  -----------   -----------   ------------   ------------   ------------     -------
           Total expenses .......................   7,034,960     3,922,360     36,661,167     38,001,583      7,050,200          11
                                                  -----------   -----------   ------------   ------------   ------------     -------
     Income (loss) before cumulative effect of
       change in accounting principle ...........  (1,346,822)    2,128,012     (7,648,871)   (14,059,541)    (2,706,182)        790
     Cumulative effect of change in accounting
       principle ................................        --            --             --       (3,928,238)          --          --
   NET INCOME (LOSS) ............................  (1,346,822)    2,128,012     (7,648,871)   (17,987,779)    (2,706,182)        790
                                                  -----------   -----------   ------------   ------------   ------------     -------
   Other comprehensive income ...................    (575,357)   (1,704,381)    (7,428,109)      (710,416)     1,638,092        --
                                                  -----------   -----------   ------------   ------------   ------------     -------
   COMPREHENSIVE INCOME (LOSS) .................. $(1,922,179)  $   423,631   $(15,076,980)  $(18,698,195)  $ (1,068,090)    $   790
                                                  ===========   ===========   ============   ============   ============     =======
   Net income (loss) attributable to common
     shareholders ............................... $(4,654,563)  $(3,531,036)  $(22,614,915)  $(38,896,227)  $(12,332,792)    $   790
   Basic and diluted income (loss) per common
     share ...................................... $     (0.17)  $     (0.38)  $      (0.97)  $      (4.27)  $      (1.89)    $  0.07
                                                  ===========   ===========   ============   ============   ============     =======
   Weighted average common shares
     outstanding ................................  28,005,648     9,310,063     23,395,778      9,100,000      6,522,313      12,000
                                                   ==========     =========     ==========      =========      =========      ======


                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion in conjunction with the consolidated financial statements of CGA Group and the related notes included elsewhere in this prospectus. The following discussion is qualified in its entirety by these financial statements and notes.

GENERAL


     CGA Group, Ltd., a holding company, was incorporated in Bermuda on June 21, 1996. CGA Group has two wholly owned subsidiaries. Commercial Guaranty Assurance, Ltd. was incorporated in Bermuda on October 16, 1996. Commercial Guaranty Assurance is licensed as a class 3 insurer under the Insurance Act 1978 of Bermuda. This act authorizes Commercial Guaranty Assurance to carry on insurance business of all classes in or from within Bermuda subject to its compliance with the solvency margin, liquidity ratio and other requirements imposed on it by the act. Commercial Guaranty Assurance issues financial guaranty insurance policies, which are the functional equivalent of direct-pay letters of credit, to insure payment of interest, principal and other amounts payable in respect of notes, securities, and other financial obligations. Commercial Guaranty Assurance's claims-paying ability, also referred to as its financial strength, is currently rated "Triple-A" or the equivalent by Fitch, a nationally recognized statistical rating organization with U.S. and worldwide operations, Canadian Bond Rating Service Inc. and Dominion Bond Rating Service Limited, two Canadian rating agencies, and Japan Rating and Investment Information, Inc., a Japanese rating agency, in each case the highest rating category assigned by each of these rating agencies. On June 2, 2000, Fitch announced that it was placing Commercial Guaranty Assurance's "Triple-A" rating on general review. See "Business--Commercial Guaranty Assurance, Ltd."


     The founders of CGA Group incorporated CGA Investment Management, Inc. in the state of Delaware in July 1996. CGA Group acquired CGA Investment Management at nominal cost on June 9, 1997. CGA Investment Management did not commence operations until after its acquisition by CGA Group. CGA Investment Management is registered as an investment advisor with the United States Securities and Exchange Commission under the Investment Advisors Act of 1940, as amended. CGA Investment Management provides investment management and financial advisory services primarily to specialized investment funds, partnerships and other entities, and for the U.S. and international structured finance markets.

     CGA Group and its subsidiaries were inactive until June 17, 1997, on which date CGA Group completed its private placement offering which recapitalized it with

     o two classes of preferred stock sold for an aggregate purchase price of $105 million,

     o    common stock sold for an aggregate purchase price of $45.5 million and

     o conditional commitments to purchase $60 million of additional preferred stock.

On March 31, 1999, CGA Group sold 43,997,863 shares of its Series C preferred stock to existing shareholders for an aggregate sales price of approximately $51 million. Concurrent with the sale of the Series C preferred stock, all of the outstanding shares of Series B preferred stock were exchanged for shares of common stock. On April 26, 1999, CGA Group sold 973,483 shares of Series C preferred stock to employees of CGA Group and its subsidiaries for an aggregate sales price of approximately $1.2 million.

     Financial comparisons with the nine month period ended December 31, 1997 have limited meaning, as CGA Group did not commence operations until after completing the private placement offering on June 17, 1997. Accordingly, 1997 financial results reflect only six months of operating during a period in which CGA Group was focused on hiring personnel and commencing operations.


RESULTS OF OPERATIONS--MARCH 31, 2000

     Total revenues for the quarter ended March 31, 2000 were $5.7 million, of which $3.2 million was from financial guaranty insurance premiums, $0.5 million was from investment management and advisory fees and $2.3 million was from investment income, less $0.3 million from net realized losses on the sale of investments. Total revenues for the quarter ended March 31, 1999 were $6.1 million, of which $3.1 million was from financial guaranty insurance premiums, $1.1 million was from investment management and advisory fees, $1.7 million was from investment income and $0.2 million from net realized gains on the sale of investments.

   Premiums

     Net premiums earned in the quarter ended March 31, 2000 were derived from $4.0 million of gross premiums written, of which $0.6 million were ceded under reinsurance agreements. Net premiums earned in the quarter ended March 31, 1999 were derived from $3.5 million of gross premiums written, of which $0.4 million were ceded under reinsurance agreements. The $0.4 million increase in net premiums written during the three months ended March 31, 2000 compared to March 31, 1999 resulted from net insurance in force increasing from $1.6 billion at March 31, 1999 to $2.4 billion at March 31, 2000, offset by a 34% premium discount provided to three subsidiaries of St. George Holdings, Ltd. This premium discount totaled $0.5 million for the quarter ended March 31, 2000. The discount was provided at the request of the clients which are continuing to resolve liquidity issues that arose during the fourth quarter of 1998.

     Ceded premiums in the first quarter of 2000 were affected by a charge of approximately $0.3 million relating to recognition of prepaid reinsurance premiums related to the Commercial Financial Services securities. The increase in unearned premiums results from two insurance policies for which approximately $.8 million was received up-front of which only $.2 million was earned during the first quarter of 2000.

   Insurance in force

     The amount of Commercial Guaranty Assurance's insured portfolio was $2.4 billion net par as of March 31, 2000. The weighted average term of the insured securities at March 31, 2000 is approximately eight years. The following table shows the net par insured obligations at March 31, 2000 and December 31, 1999 by asset type:

                                                       2000           1999
 ASSET TYPE                                         (IN 000'S)     (IN 000'S)
 ----------                                         ----------     ----------
Auto ............................................     $21,709        $26,158
Commercial loan and bond obligations ............     371,512        327,335
Commercial mortgage-backed securities ...........     732,575        614,217
Corporate asset-backed securities ...............     152,490        147,490
Credit card receivables .........................     158,694        165,997
Equipment .......................................      16,045         17,111
Future flows ....................................      52,921         55,463
Home equity loans ...............................     416,281        374,280
Real estate investment trust debt ...............     251,559        256,774
Real estate investment trust preferred stock ....      70,000         70,000
Sovereign debt ..................................      90,000         90,000
Other consumer asset-backed securities ..........     103,800         89,640
                                                   ----------     ----------
    Total .......................................  $2,437,586     $2,234,465
                                                   ==========     ==========

     The following table presents the credit ratings of the above assets, as assigned by one or more nationally recognized credit rating agencies, based on net par outstanding at March 31, 2000 and December 31, 1999:

                                         2000                   1999
                                         ----                   ----
"AAA" ................................     3%                     4%
"AA" .................................     3%                     2%
"A" ..................................    25%                    25%
"BBB" ................................    60%                    58%
"BB" .................................     9%                     9%
Not rated ............................    --                      2%
    Total ............................   100%                   100%

   Investment income

     Net investment income was $2.3 million for the quarter ended March 31, 2000 and $1.7 million for the same period in 1999. Net investment income is presented after deducting the cost of external investment management fees which totaled $30,000 for the quarter ended March 31, 2000 and $20,000 for the quarter ended March 31, 1999. The increase in net investment income in the first quarter of 2000 over the first quarter of 1999 was due to having investments of $148 million at March 31, 2000 compared to $131 million at March 31, 1999. In addition, the average yield on the investment portfolio was 7.2% as of March 31, 2000 compared with an average yield of 5.6% as of March 31, 1999.

     Unrealized losses on the investment portfolio as of March 31, 2000 were $7.1 million compared to $6.5 million of unrealized losses as of December 31, 1999. The increase in unrealized losses is a result of the increase in interest rates during the first quarter of 2000.

   Management fees

     Management fees earned for the quarter ended March 31, 2000 were $0.5 million compared with the same period in 1999 of $1.1 million. During the first quarter of 2000 the par value of CGA Investment Management's assets under management increased from $2.5 billion at December 31, 1999 to $2.6 billion. The primary reason for the 52% decrease in management fees on a comparable quarter basis is attributable to a 60% reduction of management fees, from 25 basis points to 10 basis points, charged to several clients of CGA Investment Management.

   Operating expenses

     Operating expenses for the quarter ended March 31, 2000 were $3.6 million compared to $3.3 million for the quarter ended March 31, 1999. These costs are primarily personnel, legal, and administrative.

   Losses and loss adjustment expenses

     On March 15, 2000, Commercial Guaranty Assurance made a claim payment in respect of Commercial Financial Services securities of $28.5 million of which $21.8 million consisted of payments from its reinsurer and $6.7 million consisted of Commercial Guaranty Assurance's own funds, paid out of the case basis reserve. At March 31, 2000, Commercial Guaranty Assurance's gross remaining exposure to Commercial Financial Services was reduced to $45.0 million of which $34.4 million is covered by reinsurance and $1.0 million is included in case basis reserves, resulting in a net remaining exposure of $9.6 million. On April 18, 2000, Commercial Guaranty Assurance made an additional claim payment of $4.2 million of which $3.2 million consisted of payments from its reinsurer and $1.0 consisted of Commercial Guaranty Assurance's own funds, paid out of the case basis reserve. Including the claim payment made in April 2000, cumulative claim payments made in respect of Commercial Financial Services securities total $150.7 million, of which $115.2 million was covered by reinsurance and $35.5 was paid by Commercial Guaranty Assurance out of case basis reserves.

     In April 2000, Commercial Guaranty Assurance elected to pay a $2.6 million claim in connection with a "Triple-B" rated tranche of a home equity loan securitization insured by Commercial Guaranty Assurance. Based on its ongoing surveillance, Commercial Guaranty Assurance concluded that this security was no longer investment grade risk and consequently, as insurer of the transaction, Commercial Guaranty Assurance directed the transaction's trustee to sell the security. The sale resulted in a shortfall of $2.6 million, which was included in the case basis reserve at March 31, 2000. The claim payment of $2.6 million was made on April 27, 2000.

     Giving effect to the two claim payments in April 2000 described above, the balance of Commercial Guaranty Assurance's case basis reserves is approximately $0.4 million, which represents the balance of expected loss adjustment expenses relating to the Commercial Financial Services securities.

   Preferred dividends

     For the quarter ended March 31, 2000, the pay-in-kind dividends on preferred stock and accretion on preferred stock totaled $3.3 million compared to $5.6 million for the quarter ended March 31, 1999. The decrease resulted from the conversion of all outstanding Series B preferred stock into common stock on March 31, 1999.

RESULTS OF OPERATIONS -- DECEMBER 31, 1999

SUMMARY OF OPERATIONS
($ IN $000'S)

                                                                                                    NINE MONTHS
                                                         YEAR ENDED                YEAR ENDED         ENDED
                                                         DECEMBER 31,       %      DECEMBER 31,    DECEMBER 31,
                                                             1999        CHANGE        1998            1997
                                                         ------------    ------    ------------    -------------
Gross premiums written ...............................   $ 16,358        (67%)     $ 49,217         $    774
Ceded premiums .......................................     (2,038)       (95%)      (39,420)              --
Change in unearned premiums ..........................     (2,097)       281%          (551)            (271)
                                                         --------        ----      --------         --------
Net premiums earned ..................................     12,223         32%         9,246              503
Net investment income ................................      8,641          1%         8,528            2,956
Net realized gains (losses) ..........................        (60)      (102%)        2,814              885
Management fees ......................................      8,208        145%         3,354               --
                                                         --------        ----      --------         --------
Total Revenues .......................................     29,012         21%        23,942            4,344

EXPENSES

Operating expenses ...................................     12,988         (7%)       14,024            6,510
Rebate on credit support arrangements ................      5,510         --             --               --
Policy acquisition costs .............................        713         65%           433               53
Commitment fees ......................................        600         --            600              324
Excess of loss facility ..............................        200         --            200              108
Losses and loss adjustment expenses ..................     16,650        (27%)       22,745               55
                                                         --------        ----      --------         --------
TOTAL EXPENSES .......................................     36,661         (4%)       38,002            7,050
Cumulative effect of change in accounting principle ..         --         --         (3,928)              --
                                                         --------        ----      --------         --------
NET LOSS .............................................     (7,649)       (58%)      (17,988)          (2,706)
Pay-in-kind dividends--preferred stock ...............    (14,324)       (28%)      (19,961)          (9,353)
Accretion--preferred stock ...........................       (642)       (32%)         (947)            (274)
                                                         --------        ----      --------         --------
NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS .........   $(22,615)       (42%)     $(38,896)        $(12,333)
                                                         ========        ====      ========         ========


   Premiums

     The net premiums earned in 1999 of $12.2 million were derived from $16.3 million of gross premiums written, of which $2.0 million were ceded under reinsurance agreements, and offset by a $2.1 million change in unearned premiums. Ceded premiums in 1999 were affected by approximately $1.0 million of charges due to recognition of upfront reinsurance premiums related to Commercial Financial Services securities. As a result of claims paid in 1999 related to the Commercial Financial Services securities by Commercial Guaranty Assurance's reinsurer, the reinsured exposure decreased from approximately $154 million to approximately $58 million, thereby requiring early recognition of the $1.0 million charge. Commercial Guaranty Assurance paid an up-front premium of $1.3 million for the reinsurance in October 1998. Most of the increase in unearned premiums during 1999 was from one transaction for which CGA received an up-front premium of approximately $1.8 million, of which only $11 thousand was earned in 1999. Net premiums earned increased by approximately $3 million, or 32% for 1999 compared to 1998. The increase is primarily the result of a 43% increase in insurance in force as of December 31, 1999 compared to December 31, 1998.


     Net premiums earned in 1998 of $9.2 million were derived from $49.2 million of gross premiums written, of which $39.4 million were ceded under reinsurance agreements, and offset by a $0.6 million change in unearned premiums. The gross premiums written and ceded premiums included approximately $39 million from one transaction. The transaction was entered into by Commercial Guaranty Assurance to mitigate risks related to its exposure in connection with guarantees of two credit facilities for St. George investment funds. As a result of turmoil in the capital markets during the month of October 1998, the spreads over treasuries at which investors were willing to purchase asset-backed, commercial mortgage-backed and other securities widened considerably. This spread widening caused a decrease in the market value of many of the securities used as collateral for two of St. George's insured credit facilities. The facilities had requirements that the lender's operating ratio, which is the portfolio market value divided by the loan outstanding, be maintained above levels set by the lender. In the event that an operating ratio fell below the required level and was not brought into compliance within a cure period, the lender could liquidate the collateral and require Commercial Guaranty Assurance to pay any remaining balance outstanding under the credit facility. On October 30, 1998, Commercial Guaranty Assurance provided asset specific guarantees and obtained third party credit support on a "cut-through" basis on approximately $382 million par amount of securities within the two insured investment portfolios. The three parties that provided this credit support are institutional investors in CGA Group. The effect of this third party credit support was to substantially increase the market value and reduce the future market value volatility of the credit enhanced securities. In connection with these arrangements, Commercial Guaranty Assurance received a premium of $38.95 million from its two clients, and ceded an aggregate of $38.7 million to the institutions that provided the cut-through credit enhancement.


   Management fees

     Management fees increased to $8.2 million in 1999 from $3.3 million in 1998. The $8.2 million is comprised of $1.7 million of structuring fees earned in connection with three resecuritizations, $3.5 million of finance origination fees, and approximately $3.0 million of investment management fees. No structuring or finance origination fees were earned in 1998.


     CGA Investment Management's assets under management increased by 39% to $2.5 billion at December 31, 1999 from $1.8 billion as of December 31, 1998. However, investment management fees earned during 1999 decreased by 11% compared to 1998. The decrease in management fees earned as a percentage of assets under management is attributable to clients of CGA Investment Management having resecuritized approximately $924 million in assets over the period between September 30, 1998 and December 31, 1999. The asset management fees earned from these resecuritization transactions are lower than the asset management fees earned while these assets remained in the clients' investment portfolios. In addition, CGA Investment Management reduced the amount of the asset management fee charged to several of its clients by 60% to assist them with the liquidity difficulties that arose in the fourth quarter of 1998. This fee reduction totaled approximately $1.3 million for 1999. CGA Investment Management earned no investment management or advisory fees in 1997.


   Insurance in force

     The amount of Commercial Guaranty Assurance's insured portfolio increased from $1.6 billion net par as of December 31, 1998 to $2.2 billion as of December 31, 1999. The following table shows the net par insured obligations at December 31, by asset type:

                                                         1999              1998              1997
                                                       (000'S)           (000'S)           (000'S)
                                                      ----------        ----------         --------
Real estate investment trust debt ..................  $  256,774        $  381,777         $     --
Consumer asset-backed securities ...................     656,075           456,521           52,439
Corporate asset-backed securities ..................     459,909           270,612           46,337
Commercial mortgage-backed securities ..............     614,217           185,754          100,703
Sovereign debt .....................................      90,000           120,000          120,000
Corporate debt .....................................      87,490            75,000               --
Real estate investment trust preferred stock .......      70,000            70,000               --
                                                      ----------        ----------         --------
  Total ............................................  $2,234,465        $1,559,664         $319,479
                                                      ==========        ==========         ========

     The following table presents the credit ratings of the above assets, as assigned by one or more nationally recognized credit rating agencies, based on net par outstanding at December 31:

                                      1999             1998              1997
                                      ----             ----              ----

 "AAA"                                   4%               4%              --
 "AA"                                    2%               3%              --
 "A"                                    25%              12%                7%
 "BBB"                                  58%              67%               65%
 "BB"                                    9%              11%               28%
 Not rated                               2%               3%              --
                                       ---              ---               ---
   Total                               100%             100%              100%
                                       ===              ===               ===

     The credit quality of the portfolio improved during 1998 and 1999 as non-investment grade exposure decreased from 28% at December 31, 1997 to 11% at December 31, 1999. The portfolio includes one problem credit consisting of charged-off credit card receivable transactions. These transactions comprised less than one percent of Commercial Guaranty Assurance's net par insured portfolio as of December 31, 1999 and three percent as of December 31, 1998. Commercial Guaranty Assurance has established a case basis reserve for this exposure which is more fully described below.

   Investment income

     Net investment income was $8.6 million for the year ended December 31, 1999, $8.5 million for 1998, and $2.9 million for the period ended December 31, 1997. Net investment income is presented after deducting the cost of external investment management fees that totaled $0.1 million for 1999, $0.3 million for 1998 and $0.2 million for the period ended December 31, 1997. Commencing in September 1998, Commercial Guaranty Assurance modified its investment strategy to have the investment portfolio closely match the returns of a "Double-A" or better three to five year Eurodollar bond index. This strategy results in a less actively managed portfolio, which resulted in the management fee being reduced by approximately twenty basis points per annum. The new strategy also resulted in above normal turnover of the portfolio and contributed to the significant gains realized during 1998. The total market value of the investment portfolio, other investments, cash and accrued interest receivable at December 31, 1999, was $163.5 million compared to $136.8 million at December 31, 1998. In April 1999, $47 million was added to the portfolio with proceeds from CGA Group's rights offering. Cumulative unrealized losses in the portfolio as of December 31, 1999 were $6.5 million compared to $0.9 million of unrealized gains as of December 31, 1998. The unrealized losses in the portfolio resulted from the increase in interest rates during 1999. The average yield on the investment portfolio was 6.86% at December 31, 1999 compared to 4.82% at December 31, 1998.

   Operating expenses

     Operating expenses for the year ended December 31, 1999 were $13 million, $14 million for 1998 and $6.5 million for the nine months ended December 31, 1997. These costs are primarily personnel related which totaled $8.8 million for 1999 and $7.4 million for 1998. The primary reason for the operating expense reduction in 1999 compared to 1998 was due to a non-recurring expense of $1.2 million of client acquisition costs in 1998 which had previously been capitalized. These costs were incurred by CGA Investment Management to set up new investment programs and funding sources for its clients. The majority of the other operating expenses are comprised of occupancy costs, professional fees, travel, information services, and administration.

   Rebate on credit support arrangements

     In December 1999, CGA Investment Management paid $5.5 million to St. George to cover a portion of the $9.5 million net cost incurred by St. George for the credit support arrangements which which were provided in 1998 and cancelled in 1999.

   Losses and loss adjustment expenses

     Commercial Guaranty Assurance established general loss reserves of $3.3 million in 1999, $2.0 million in 1998, and $0.1 million in 1997. Commercial Guaranty Assurance established case basis reserves, net of reinsurance, of $15.3 million in 1999 and $20.8 million in 1998. Total case basis reserves to date, net of reinsurance, are $36.1 million and all relate to exposure to Commercial Financial Services securities.


     In December 1998, Commercial Financial Services Inc., a credit-card debt collection company and several of its affiliates filed a petition for relief under Chapter 11 of the United States Bankruptcy Code. Commercial Guaranty Assurance previously had guaranteed approximately $212 million face amount of asset backed securities issued by various trusts established and serviced by Commercial Financial Services, and had reinsured approximately $162 million of this exposure, so that its original net exposure was $50 million. As of December 31, 1999, Commercial Guaranty Assurance has made claim payments under its guarantees in respect of the insured Commercial Financial Services securities in an aggregate amount of approximately $117.8 million, of which $90 million was funded by Commercial Guaranty Assurance's reinsurer, and $27.8 million was funded by Commercial Guaranty Assurance from its own reserves. Commercial Guaranty Assurance made an additional claims payment with respect to the Commercial Financial Services securities on March 15, 2000, in the amount of approximately $28.5 million. $21.8 million of this amount was funded by Commercial Guaranty Assurance's reinsurer, and $6.7 million was funded from Commercial Guaranty Assurance's case basis reserves. Upon making this payment, and together with all prior payments, Commercial Guaranty Assurance's aggregate net exposure, net of reinsurance and net of Commercial Guaranty Assurance's remaining $1 million case basis reserve, in respect of Commercial Financial Services securities, was reduced to approximately $9.6 million. This aggregate net exposure is reflected in Commercial Guaranty Assurance's December 31, 1999 financial statements.

     Commercial Guaranty Assurance, CGA Investment Management and various other plaintiffs have commenced legal proceedings against Commercial Financial Services, William Bartmann, Commercial Financial Services' founder and principal shareholder, other former members of Commercial Financial Services' senior management, Chase Securities, Inc. (the placement agent for the Commercial Financial Services securities insured by Commercial Guaranty Assurance), and Arthur Andersen LLC (Commercial Financial Services' auditors), alleging various counts of federal and state securities law fraud and common law fraud. It is too early to predict what, if anything, Commercial Guaranty Assurance ultimately may recover in this legal proceeding.

   Change in accounting principle

     The Accounting Standards Executive Committee issued Statement of Position 98-5,"Reporting on Costs of Start-Up Activities", effective for fiscal years beginning after December 15, 1998, which requires the CGA Group to expense organization costs as incurred. CGA Group expensed the remaining unamortized organization costs totaling $3.9 million in July 1998 which is reflected in the financial statements as a change in accounting principle.

   Preferred dividends

     For the year ended December 31, 1999, the pay-in-kind dividends on preferred stock and accretion on preferred stock totaled $15.0 million compared to $20.9 million for 1998. The decrease resulted from the conversion of all outstanding Series B preferred stock into common stock on March 31, 1999.

SUMMARY OF OPERATING SEGMENTS

     CGA Group has two reportable segments, Commercial Guaranty Assurance and CGA Investment Management. Commercial Guaranty Assurance issues financial guaranty insurance policies. CGA Investment Management provides investment management and advisory services. The tables below presents selected financial information for each of the operating segments:


     As of and for the three months ended March 31, 2000:


                                                    COMMERCIAL         CGA
                                                     GUARANTY      INVESTMENT
                                                     ASSURANCE     MANAGEMENT       OTHER(a)         TOTAL
                                                  -------------   ------------     ------------   ------------
REVENUES
Net premiums earned ...........................   $  3,183,267     $       --      $        --    $  3,183,267
Net investment income .........................      2,182,285         19,004           76,035       2,277,324
Net realized losses ...........................       (321,509)            --               --        (321,509)
Management fees ...............................             --        549,056               --         549,056
Intersegment revenue ..........................                       112,882          191,959         304,841
TOTAL REVENUES ................................      5,044,043        680,942          267,994       5,992,979

EXPENSE ITEMS
Operating expenses ............................        413,322      2,829,970          373,032       3,616,324
Acquisition costs .............................        227,245             --               --         227,245
Commitment fees ...............................        150,000             --               --         150,000
Excess of loss facility .......................         50,000             --               --          50,000
Losses and loss adjustment expenses ...........      2,991,391             --               --       2,991,391
Intersegment expenses .........................        112,882        191,959               --         304,841
TOTAL EXPENSES ................................      3,944,840      3,021,929          373,032       7,339,801
NET INCOME (LOSS) .............................      1,099,203     (2,340,987)        (105,038)     (1,346,822)
                                                  ------------     ----------      -----------    ------------
ASSETS
TOTAL ASSETS ..................................   $166,786,997     $3,439,530      $17,763,430    $187,989,957
                                                  ============     ==========      ===========    ============



-------------


(a) The "other" segment is comprised of CGA Group, Ltd., the holding company, which does not meet any of the quantitative thresholds for determining a reportable segment.

     As of and for the three months ended March 31, 1999:

                                                    COMMERCIAL         CGA
                                                     GUARANTY      INVESTMENT
                                                     ASSURANCE     MANAGEMENT         OTHER(a)       TOTAL
                                                   -----------     -----------        --------    -----------
REVENUES
Net premiums earned ...........................   $  3,082,046     $       --       $       --    $  3,082,046
Net investment income .........................      1,651,857         16,972            2,672       1,671,501
Net realized gains ............................        151,566             --               --         151,566
Management fees ...............................             --      1,145,259               --       1,145,259
Intersegment revenue ..........................             --         59,827               --          59,827
TOTAL REVENUES ................................      4,885,469      1,222,058            2,672       6,110,199

EXPENSE ITEMS
Operating expenses ............................        303,556      2,627,079          345,642       3,276,277
Acquisition costs .............................        148,138             --               --         148,138
Commitment fees ...............................        147,945             --               --         147,945
Excess of loss facility .......................         50,000             --               --          50,000
Losses and loss adjustment expenses ...........        300,000             --               --         300,000
Intersegment expenses .........................         59,827             --               --          59,827
TOTAL EXPENSES ................................      1,009,466      2,627,079          345,642       3,982,187
NET INCOME (LOSS) .............................      3,876,003     (1,405,021)        (342,970)      2,128,012
                                                  ------------     ----------      -----------    ------------
ASSETS
TOTAL ASSETS ..................................   $244,118,686     $3,644,229      $31,307,904    $279,070,819
                                                  ============     ==========      ===========    ============


     As of and for the year ended December 31, 1999:

                                                     CGA               CGAIM
                                                 ------------       -----------
REVENUES
Net premiums earned ..........................   $ 12,223,484       $        --
Net investment income ........................      8,030,130            61,479
Net realized losses ..........................        (60,485)               --
Management fees ..............................             --         8,207,746
Intersegment revenue .........................             --           349,546
                                                 ------------       -----------
Total revenues ...............................     20,193,129         8,618,771
                                                 ------------       -----------

EXPENSES
Operating expenses ...........................      1,279,553         9,940,212
Rebate on credit support arrangements ........             --         5,510,000
Acquisition costs ............................        713,571                --
Commitment fees ..............................        600,000                --
Excess of loss facility ......................        200,000                --
Losses and loss adjustment expenses ..........     16,650,000                --
Intersegment expenses ........................        349,546           257,589
                                                 ------------       -----------
Total expenses ...............................     19,792,670        15,707,801
                                                 ------------       -----------
Net income (loss) ............................        400,459        (7,089,030)
                                                 ------------       -----------
  TOTAL ASSETS ...............................   $190,644,086       $ 3,005,640
                                                 ============       ===========

     As of and for the year ended December 31, 1998:

                                                     CGA               CGAIM
                                                 ------------       -----------
REVENUES
Net premiums earned                              $  9,246,289       $        --
Net investment income                               8,387,513            64,934
Net realized gains                                  2,814,132                --
Management fees                                            --         3,353,499
Intersegment revenue                                       --           122,301
                                                 ------------       -----------
Total revenues                                     20,447,934         3,540,734
                                                 ------------       -----------


EXPENSES
Operating expenses                                  1,558,407        10,711,550
Acquisition costs                                     433,217                --
Commitment fees                                       600,000                --
Excess of loss facility                               200,000                --
Losses and loss adjustment expenses                22,745,000                --
Intersegment expenses                                 122,301                --
Total expenses                                     25,658,925        10,711,550
                                                 ------------       -----------
Net loss                                           (5,210,991)       (7,170,816)
                                                 ------------       -----------
TOTAL ASSETS                                     $214,823,536       $ 3,752,936
                                                 ============       ===========



     As of and for the nine months ended December 31, 1997:


                                                     CGA               CGAIM
                                                 ------------       -----------

REVENUES

Net premiums earned                              $    502,995       $        --
Net investment income                               2,955,601                --
Net realized gains                                    885,422                --
                                                 ------------       -----------
Total revenues                                      4,344,018                --
                                                 ------------       -----------


EXPENSES
Operating expenses                                    597,883         5,313,368
Acquisition costs                                      53,590                --
Commitment fees                                       323,836                --
Excess of loss facility                               107,671                --
Losses and loss adjustment expenses                    55,000                --
                                                 ------------       -----------
Total expenses                                      1,137,980         5,313,368
                                                 ------------       -----------
Net income (loss)                                   3,206,038        (5,313,368)
                                                 ------------       -----------
TOTAL ASSETS                                     $131,607,950       $ 3,577,782
                                                 ============       ===========



LIQUIDITY AND CAPITAL RESOURCES


     CGA Group capitalized Commercial Guaranty Assurance with $125 million. On March 31, 1999, CGA Group contributed an additional $27.2 million to Commercial Guaranty Assurance using proceeds from the sale of CGA Group's Series C preferred stock. In June 1999, CGA Group contributed an additional $7.1 million to Commercial Guaranty Assurance. CGA Group's investment portfolio, which is managed by Alliance Capital Management Corporation, is available to fund the liquidity needs of CGA Group. These funds are invested in foreign corporate and government debt securities which are rated "Double-A" or higher by a nationally recognized rating agency and are denominated in U.S. dollars. The portfolio maintains a weighted average duration of two to five years. As of March 31, 2000, the duration of the portfolio was 3.1 years. The investment portfolio had a return of 0.85% for the quarter ended March 31, 2000, while the Merrill Lynch Eurodollar High Quality 3-5 year Index, against which CGA Group's investment portfolio is measured, returned 0.89%.

     CGA Group does not expect to pay cash dividends to its shareholders. Commercial Guaranty Assurance's board of directors has passed a resolution that Commercial Guaranty Assurance will not declare or pay cash dividends during the first five years of operations. After the five-year period, Commercial Guaranty Assurance intends to comply with dividend restrictions, if any, imposed by Fitch, subject to covenants contained in the subscription agreements for the various classes of CGA Group's stock. In addition, Commercial Guaranty Assurance's dividend payments are subject to limitations under Bermudian insurance regulations that require minimum solvency margins and liquidity ratios.

     CGA Investment Management was capitalized with $3 million. It has required additional funding of $13.9 million from CGA Group since its commencement of operations through December 31, 1999 to cover its operations. CGA Investment Management required additional funding for operations from CGA Group during the quarter ended March 31, 2000 totaling $5.7 million. All intercompany loans bear interest at a rate of 6% per annum with interest paid annually. CGA Investment Management is expected to require additional funding in 2000 while it continues to build its assets under management to generate sufficient fee income to cover its operations. Management projects that CGA Investment Management will require additional funding at least through 2003 while it continues to build its assets under management up to an amount that generates sufficient fee income to cover its operations.

   March 31, 2000

     On a consolidated basis, CGA Group used $7.9 million of cash from operating activities during the quarter ended March 31, 2000, compared to generating $2.6 million for the quarter ended March 31, 1999. Cash flows from operations are affected by claim payments, which, due to the nature of CGA Group's operations, may comprise large loss payments on a limited number of claims and therefore can fluctuate significantly from year to year. The source of funds for claim payments occurring in the quarter ended March 31, 2000 was from the sale of cash equivalents, therefore resulting in a significant variation in cash flows from operations between comparable periods. For the three months ended March 31, 2000 and 1999, loss and loss adjustment payments amounted to $6.8 million and nil, respectively. For the three months ended March 31, 2000 and 1999, net losses and loss adjustment expenses amounted to $3.0 million and $0.3 million respectively.

     CGA Group used $2.4 million of net cash in investing activities during the quarter ended March 31, 2000, compared to $1.9 million in the first quarter of 1999.

     Commercial Guaranty Assurance monitors its exposure on a routine basis and stays in close contact with its rating agencies, Fitch, CBRS, DBRS and JRII. Commercial Guaranty Assurance has a $20 million excess of loss reinsurance facility agreement and can also arrange reinsurance on an as needed basis to manage its exposure. CGA Group also has commitments which expire June 17, 2002, from several of its institutional shareholders to purchase an aggregate of $60 million of Series B preferred stock which, if issued, would pay quarterly dividends in kind at 7% per annum. Should those commitments be called upon, the proceeds are required to be used to increase the capital of Commercial Guaranty Assurance. The commitments must be funded in the event that Fitch provides written notice at least 45 days prior to June 17, 2002 that Commercial Guaranty Assurance's financial strength rating will be reduced below "Triple-A".

     At March 31, 2000, Commercial Guaranty Assurance's claims paying resources were $222.8 million compared to $194.1 million at March 31, 1999.

     In April 2000, Fitch acquired and subsequently merged with Duff & Phelps, with Fitch as the surviving company. On June 2, 2000, Fitch announced that it was placing Commercial Guaranty Assurance's "Triple-A" rating on general review, on the basis that Commercial Guaranty Assurance does not meet Fitch's minimum capital requirements of approximately $350 million of equity capital and $150 million in "soft" capital for a "Triple-A" financial strength rating. See "Business--Commercial Guaranty Assurance, Ltd." CGA Group has engaged the investment banking firm of Donaldson, Lufkin & Jenrette Securities Corporation to act as its exclusive financial advisor for the purpose of raising additional capital sufficient to meet Fitch's requirements. As of the date of this prospectus, no additional capital has been raised, and no assurances can be given as to whether CGA Group will be successful in raising any additional capital, or whether it will be able to raise sufficient capital to meet Fitch's requirements.

   December 31, 1999

     On a consolidated basis, CGA Group used $15.8 million of cash from operating activities during 1999 compared to providing $1.2 million during 1998. CGA Group applied $23.9 million of net cash to investing activities during

1999 compared to $5.8 million in 1998. Cash flows from financing activities in 1999 resulted from the sale of Series C preferred stock, which raised net proceeds of $49.9 million.

     On March 31, 1999, CGA Group sold 43,997,863 shares of Series C preferred stock, par value $.01 per share, to existing shareholders for an aggregate sales price of $50,996,795. Concurrent with the sale of the Series C preferred stock, the outstanding 1,600,000 of Series B preferred stock and the 668,678 shares of Series B preferred stock declared as pay-in-kind dividends thereon, totaling 2,268,678 shares valued at $56,716,950, were exchanged for 18,905,648 shares of common stock based on an exchange price of $3 per share of common stock.

     On April 26, 1999, CGA Group sold 973,483 shares of Series C preferred stock to employees of CGA Group and its subsidiaries. The shares were sold for $1.20 each, for a total of $1.2 million. The shares were 90% financed by CGA Group at 7% per annum with equal principal installments due annually over a three-year period.



SUBSEQUENT EVENTS

     On April 4, 2000, Commercial Guaranty Assurance elected to pay a $2.6 million claim in connection with a "Triple-B" rated tranche of a home equity loan securitization owned by one of the St. George funds. Based on its ongoing surveillance, Commercial Guaranty Assurance concluded that this security was no longer investment grade risk and consequently, as insurer of the fund, Commercial Guaranty Assurance directed CGA Investment Management, as investment adviser to the fund, to sell the security. The sale resulted in a shortfall of $2.6 million, which will be paid by Commercial Guaranty Assurance to the affected fund under its insurance policy.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued Statement No. 133 Accounting for Derivative Instruments and Hedging Activities, subsequently amended by SFAS No. 137, which CGA Group is required to adopt effective January 1, 2001. SFAS 133 requires all derivatives to be recognized in the statement of financial position as either assets or liabilities and measured at fair value. Upon implementation, credit default swaps will be valued at fair value in accordance with this statement. The impact of SFAS 133 on CGA Group's financial statements will depend on a variety of factors, including future interpretative guidance from the FASB, and the volume of credit default swaps written by Commercial Guaranty Assurance.

            QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

RISK MANAGEMENT

     In the ordinary course of business, CGA Group, through its subsidiaries, manages a variety of risks. Of these, the primary risk is the credit risk taken by Commercial Guaranty Assurance in respect of obligations insured by it. Other material risks include those in respect of credit derivatives, liquidity, capital markets and exposure to reinsurers. These risks are identified, measured and monitored through a variety of control mechanisms, which are in place at different levels throughout the organization.

CREDIT RISK

     The most significant risk to which CGA Group is exposed is credit risk. Credit risk occurs at a number of levels, primarily in respect of the securities and other financial obligations insured by Commercial Guaranty Assurance, but also in connection with counterparties to interest rate and currency swaps, credit derivatives, and liquidity providers.

     The primary credit risk to which Commercial Guaranty Assurance is exposed is the risk of default on the underlying securities or other financial obligations which it has guaranteed. Under its financial guaranty insurancepolicy, Commercial Guaranty Assurance would generally be liable to pay interest, principal and other amounts in respect of the insured obligation as these become due for payment in accordance with the payment terms of the underlying obligation, without giving effect to any acceleration of these payments. In the event the issuer of a security insured by Commercial Guaranty Assurance defaults on its payment obligations, under its policy Commercial Guaranty Assurance would be obligated to make all scheduled payments when due for payment. Under its insurance policies, Commercial Guaranty Assurance would generally have the right, but not the obligation, to repay the defaulted security on an accelerated basis. Upon making payment in respect of a defaulted security, Commercial Guaranty Assurance would generally be subrogated to all rights and remedies of the issuer of the security in respect of any related collateral or other security, to the extent of the payment made by Commercial Guaranty Assurance.

CREDIT DERIVATIVES

     Commercial Guaranty Assurance has exposure to counterparties in respect of credit derivatives, as described below. Commercial Guaranty Assurance has entered into default swaps in respect of many of its sovereign and corporate exposures. Commercial Guaranty Assurance has also guaranteed the payment obligations of subsidiaries of St. George Holdings and Cobalt Holdings under default swaps and total rate of return swaps which have been entered into by these vehicles.

   Default Swaps

     Default swaps are credit derivatives which enable the owner of a security to transfer credit risk to another party. Commercial Guaranty Assurance has entered into default swaps directly with banks and investment banks and has also guaranteed the obligations of subsidiaries of St. George Holdings and Cobalt Holdings under default swaps.

     The party taking the credit exposure in a default swap receives a net payment that is the economic equivalent of a premium. Unless a credit event occurs, the swap typically terminates on the maturity date of the reference security, and there is no termination payment at maturity. Credit events relate to the reference security and typically include:

     o    bankruptcy,

     o    failure to pay,

     o    repudiation,

     o    restructuring, and

     o    cross default or cross-acceleration.o

If a credit event occurs, Commercial Guaranty Assurance generally would be obligated to purchase the reference security at par plus accrued interest. In some cases, Commercial Guaranty Assurance would have the additional option of cash settlement, whereby Commercial Guaranty Assurance can make a payment equal to the difference between the market value of the security at the time, and the par value of the security.

     Principal credit risks associated with default swaps include:

     o credit risk--a loss may be incurred following a credit event in respect of the underlying or reference security;

     o market value risk--this risk is limited to cash settlement or to the value of the reference security following a physical settlement upon a credit event;

     o counterparty bankruptcy risk--from Commercial Guaranty Assurance's perspective, the counterparty's fixed payments would no longer be received; however, the swap would terminate and Commercial Guaranty Assurance would no longer have the credit exposure to the reference security;

     o liquidity risk--if a credit event occurs, Commercial Guaranty Assurance must fund the purchase of the reference security. The cash amount required may be reduced in the event of a cash settlement, but this option may not be attractive if the reference security is illiquid or is marked at an unattractive price; and

     o assignment risk--if the reference security carries rights, remedies, or obligations such as voting rights related to a bank loan, these should be assignable in the event of a physical settlement.

The loan documents for the reference security may not allow assignment of the security. The loan documents may also obligate the assignee to fund additional amounts under the loan, which Commercial Guaranty Assurance may not be able to do in the required time period.

     As of December 31, 1999, Commercial Guaranty Assurance was party to an aggregate $210 million notional amount of default swaps. $120 million in notional amount of this exposure was in respect of 16 corporate credits, ranging from $5 million to $30 million in notional amount. The "notional amount" is the amount financed less any principal amounts received. Each of these default swaps has a five-year term, with $75 million in notional amount maturing in September 2003, and $45 million in notional amount maturing in June 2004. The remaining $90 million in notional amount of default swap exposure consists of seven sovereign or quasi-sovereign credits, ranging in notional amount from $10 million to $20 million. Each of these default swaps matures in November 2002. In addition, Commercial Guaranty Assurance had guaranteed the payment obligations of a St. George company under a default swap covering the senior debt obligations of a publicly traded real estate investment trust under a revolving credit facility, with a maximum exposure of $60 million. Commercial Guaranty Assurance had approximately $42 million of exposure to this credit as of December 31, 1999, which matures in July 2000. As noted above, unless a defaultevent occurs in respect of the reference security to which the default swap pertains, Commercial Guaranty Assurance will not be required to make any payments and will have no further exposure under the default swap following the maturity date.

   Total Rate of Return Swaps

     Total rate of return swaps are credit derivatives that are used by subsidiaries of St. George Holdings and Cobalt Holdings to assume credit exposure without using cash. Effectively, the total rate of return swaps allow them to receive all the economic benefits of owning the investment without financing it on their balance sheets. At the end of the total rate of return swap's term, which is typically one year, they must purchase the underlying bond at the notional amount. Any market value appreciation or decline is for their account.

     These swaps are either provided by investment banks selling the bond or through a swap line provided by institutional lenders to St. George Holdings and Cobalt Holdings. The total rate of return swap counterparty benefits from a Commercial Guaranty Assurance surety bond guaranteeing the insured's obligations under the contract. The counterparty also retains an ownership interest in the specific bond that is being financed. In general, the investment guidelines of the St. George and Cobalt companies require no less than a "Double-A minus" or Aa3 rating from Standard & Poor's or Moody's for eligible counterparties.

     There are three principal risks associated with total rate of return swaps:

     o refinancing risk--if at the termination date the counterparty does not refinance its exposure to the St. George and Cobalt companies at the then current notional or financing rate, then the bond will need to be refinanced at the then current notional or financing rates;

     o market value risk--many, but not all, total rate of return swaps have market value triggers ranging from 5% to 10% of the notional amount. If the market value of the reference security drops below the relevant dollar price, then either cash collateral will need to be posted, which is normally enough to bring the collateral package back to par, or an early termination event can be declared by the counterparty; and

     o counterparty bankruptcy risk--the St. George and Cobalt companies do not have a security interest in the underlying bond that is being financed. In the event of the counterparty's bankruptcy, the St. George or Cobalt company would have only an unsecured claim against the counterparty.

Under its surety bond, Commercial Guaranty Assurance would typically guarantee any payment default by St. George Holdings, Cobalt Holdings or other insured customer under the total rate of return swap, and would thus be liable to cover any payment default by the insured customer under the total rate of return swap.

     As of December 31, 1999, Commercial Guaranty Assurance had exposure in respect of approximately $285 in notional amount of reference securities held by various subsidiaries of St. George Holdings and Cobalt Holdings under total rate of return swaps. The underlying reference securities consist of:

     o    subordinated tranches of credit card securitizations ($153 million);

     o    real estate investment trust senior debt ($50 million);

     o collateralized loan obligations / collateralized bond obligations ($28 million);

     o    future flow transactions ($19 million);

     o    equipment leases ($18 million); and

     o    home equity loans ($17 million).

As noted above, total rate of return swaps are generally for one year terms, with a market value "true-up" typically required upon renewal. See also "--Liquidity" below.

LIQUIDITY

     The liabilities of many Commercial Guaranty Assurance-insured companies and funds, including the subsidiaries of St. George Holdings and Cobalt Holdings, do not necessarily provide term funding for the assets owned by these companies. This could result in incremental exposure to Commercial Guaranty Assurance in the event of an inability to refinance an asset at the maturity date of the associated liability, especially when the asset's market value is lower than its acquisition cost. This inability to refinance could result in a claim against Commercial Guaranty Assurance in the amount of the market value loss on the securities liquidated to repay the maturing liability.

     As the liabilities of these CGA-guaranteed insureds approach maturity, CGA Investment Management will attempt to refinance the liability with the insured's existing lenders, replace the facility with another lender or syndicate of lenders, or issue medium-term notes through a CGA-guaranteed Euro medium term note program established in 1998 for the benefit of specific subsidiaries of St. George Holdings and Cobalt Holdings. In the event a Commercial Guaranty Assurance-insured liability cannot be used to refinance a maturing liability, Commercial Guaranty Assurance will direct the insured to sell the related asset, with or without Commercial Guaranty Assurance's insurance, or attempt to arrange for the purchase of the asset by another Commercial Guaranty Assurance insured. Refinance options for maturing total rate of return swaps include:

     (a) refinance or "term out" the full amount of the total rate of return swap with the existing total rate of return swap counterparty;

     (b) refinance the maturing total rate of return swap with the existing total rate of return swap counterparty or new counterparty at the related security's market value;

     (c) sell the asset with or without a Commercial Guaranty Assurance guaranty; and

     (d) attempt to arrange for the purchase of the asset by another Commercial Guaranty Assurance insured.

     In the case of (b), (c) and (d), Commercial Guaranty Assurance would be liable for any market value shortfall not otherwise covered by the terms of the refinancing.

     As of December 31, 1999, there was approximately $531 million principal amount of Commercial Guaranty Assurance-insured medium term notes outstanding under the CGA-guaranteed Euro medium term note program referred to above, with maturities ranging from one to ten years. The maturity schedule for these medium term notes is as follows:

                          YEAR                        AMOUNT
                          ----                        ------
                          2000                     $170 million
                          2001                     $136 million
                          2003                     $100 million
                          2004                     $86 million
                          2009                     $65 million

     In respect of the approximately $170 million in medium term notes maturing in 2000, CGA Investment Management intends to fund these maturities through medium term note issuance of $25 to $50 million per month over the first six months of 2000. If medium term note issuance falls short of these levels, a portion of the $140 million in cash and liquid assets currently available in the CGA-guaranteed medium term note program will be reserved to retire the maturing liabilities.

     In the case of St. George Investments I, its revolving credit facility was not renewed in 1998, and this facility has converted into a term loan maturing November 2, 2002, with annual amortization. Approximately $274 million remains outstanding under this facility as of December 31, 1999. St. George Investments I fully paid down the first installment in November 1999, has prepaid approximately $62 million of the $106 million installment due in November 2000, and will have to make two further installment payments of approximately $106 million each in November 2001 and 2002. St. George Investments III renewed its $500 million 364-day credit facility in July 1999, which if not renewed in July 2000 will convert into a six-year term loan. There was approximately $274 million outstanding under this facility as of December 31, 1999.

CAPITAL MARKETS

  Spread Risk--Credit Spread and Swap Spread Widening/Compression

     The market value of a fixed income asset has two components, duration risk and credit spread risk. Duration risk is the risk of change in price of a fixed-rate bond as a result of changes in interest rates. The investment guidelines of the St. George and Cobalt subsidiaries, which generally borrow at floating, LIBOR based rates, require them to hedge this risk, through interest rate swaps, to minimize fluctuations in the market value of their portfolios resulting from movements in the Treasury market. Interest rate swaps of this type effectively convert fixed rate assets into synthetic floating rate bonds. Credit spread risk is the risk resulting from change in price of any non-government bond as a result of a change in the market's willingness to hold the issuer's risk. CGA Group believes that the risk premium, the change in the price of a bond due to credit spread movements, cannot be hedged in today's market for the type of assets in the investment portfolios of the St. George Holdings and Cobalt Holdings subsidiaries. Credit derivative contracts with market value triggers are also subject to credit spread risk.

     The following hold true for spread volatility:

     o    the shorter life of the asset, the lower the credit spread volatility;

     o higher rated assets have lower credit spread volatility than lower rated assets; and

     o assets with better liquidity or a tighter bid/ask spread have lower credit spread volatility.

     The market value volatility of a portfolio of assets and/or derivative contracts is simply the weighted average of the volatility of the individual assets. Credit spreads move for the following reasons:

     o    underlying changes in the credit quality of the securities;

     o    supply and demand; and

     o absences of liquidity, such as occurred in the capital markets in the second half of 1998.

   Interest Rate Movements

     The market value of fixed rate bonds fluctuates as underlying interest rates change. This fluctuation is commonly measured by the modified duration of the bond. CGA Investment Management manages the duration risk of the assets in its clients' portfolios by swapping the fixed rate cash flows into LIBOR on a floating rate basis. The interest rate hedge is generally put on simultaneously with the purchase by the client of the fixed rate bond. CGA Investment Management monitors the interest rate risks as agreed with each client and as set forth in the investment guidelines for that client. Under the client's investment guidelines, CGA Investment Management must manage each client's investment portfolio so as to remain within the parameters of its market risk category.

   Interest Rate Swaps

     The respective investment guidelines of the St. George and Cobalt subsidiaries require them to swap all fixed rate investments to LIBOR. This is intended to ensure that the subsidiaries lock-in the intended spread on their respective investments and have sufficient resources to pay interest on their respective financings. The bankruptcy of a provider of an interest rate swap could leave Commercial Guaranty Assurance exposed to the marked-to-market value of the interest rate swap. In general, the investment guidelines for the St. George and Cobalt subsidiaries require that swap counterparties be rated not less than "Single-A" by one or more nationally recognized credit agencies. Several of the St. George and Cobalt subsidiaries have higher or additional requirements for swap counterparties.

                              ST. GEORGE AND COBALT
                    INTEREST RATE SWAP COUNTERPARTY EXPOSURE
                             AS OF DECEMBER 31, 1999

  DEBT RATING CATEGORY                                   NOTIONAL AMOUNT ($mm)
  --------------------                                   ---------------------
    "Triple-A" .......................................           $  9
    "Double A" .......................................           $599
    "Single A" .......................................           $575

    (for counterparties with split ratings, the lowest rating category governs)

     Counterparty derivative exposures are a function of the notional amount and tenor of the derivative contracts outstanding, as well as the yield curve. Since the future paths of the yield curve are probabilistic, there are a number of analytical approaches to measure the credit exposures from interest rate swaps. CGA Group applies a stressed expected mark-to-market approach, known as "3-Sigma", and aggregates counterparty risks across the Commercial Guaranty Assurance-guaranteed investment vehicles and swap contracts. The "starting point" for the 3-Sigma measurement is the current marked-to-market value of each derivative contract.

     Most of the long dated interest rate swaps to which the St. George and Cobalt subsidiaries are party have "true-up" provisions which allow either counterparty to terminate a swap contract in five years. This provision provides both counterparties with a credit risk mitigant. At the current time, Commercial Guaranty Assurance-guaranteed clients have over $700 million of long dated interest rate swaps with this type of provision.

   Spread Deterioration Risk

     Several of the St. George and Cobalt subsidiaries fund their LIBOR-based portfolios by borrowings under asset backed commercial paper facilities. This could subject the St. George and Cobalt subsidiaries to basis risk if LIBOR and asset backed commercial paper rates diverge. These two indices normally trade with a high degree of correlation, that is to say, asset backed commercial paper generally yields around LIBOR minus 5 basis points. However, in times of market disruption such as occurred in September and October of 1998, asset-backed commercial paper widened to as much as LIBOR plus 20 basis points. To the extent that the LIBOR-based cash flow generated by the St. George and Cobalt subsidiaries is insufficient to cover these subsidiaries' increased funding cost due to excessive widening of asset-backed commercial paper rates, Commercial Guaranty Assurance would generally be liable for any shortfall pursuant to the insurance issued by it.

REINSURANCE

     In the ordinary course of its business, Commercial Guaranty Assurance enters into reinsurance contracts primarily designed to minimize its losses from large risks and to protect its capital and surplus. The reinsurance of risk does not relieve Commercial Guaranty Assurance of its original liability to policyholders. In the event that any or all of the reinsurers were unable to meet their obligations to Commercial Guaranty Assurance under these reinsurance arrangements, Commercial Guaranty Assurance would be liable for the defaulted amounts. Commercial Guaranty Assurance's exposure to reinsurers was $109.7 million as of December 31, 1999. All of this exposure is with counterparties which are rated at least "Double-A minus" or the equivalent by one or more nationally recognized statistical credit rating agencies.

                                    BUSINESS

CGA GROUP, LTD.

     Organized on June 21, 1996 and operating since June 17, 1997, we are a Bermuda holding company that provides financial guaranty insurance of structured securities, including commercial real estate backed securities and asset-backed securities, through our primary and wholly-owned subsidiary, Commercial Guaranty Assurance. We also provide financial guaranty insurance of other securities, where our senior management team has expertise and where we deem credit enhancement opportunities to be attractive.

     We also provide investment management and investment advisory services to investment funds and other clients. We provide these services through our other wholly-owned subsidiary, CGA Investment Management, a Delaware corporation that is registered as an investment adviser with the Securities and Exchange Commission under the Investment Advisors Act of 1940, as amended.

     The primary clients of Commercial Guaranty Assurance and CGA Investment Management are St. George Holdings, a Cayman Islands company, and Cobalt Holdings, a Delaware limited liability corporation, and each of their respective subsidiaries. Most of CGA's premiums and CGA Investment Management's management fees originate from St. George and Cobalt.

     We formed CGA Group with a view to becoming the market leader in the commercial real estate segment of the financial guaranty industry. We utilize our structured finance and real estate expertise to underwrite financial guaranties for commercial real estate and other securities to a zero loss underwriting standard. Our primary target market is the large U.S. commercial real estate mortgage market, which we believe is underserved by the financial guaranty insurance industry. We also target select segments of the private asset-backed securities market.

     Customers can purchase Commercial Guaranty Assurance's insurance only through unaffiliated non-U.S. insurance brokers. Customers include investment and commercial banks with significant real estate and asset-backed advisory businesses, and commercial mortgage loan origination and asset-backed repackaging operations and other participants in the securitization markets.

OVERVIEW OF THE SUBSIDIARIES

     Commercial Guaranty Assurance focuses on CGA Group's primary business of issuing financial guaranty insurance policies, while CGA Investment Management provides investment and collateral management and financial advisory services including transaction structuring advice.

     The main office address of CGA Group and Commercial Guaranty Assurance is Craig Appin House, 8 Wesley Street, Hamilton HM 11 Bermuda. The main office address of CGA Investment Management is 17 State Street, New York, New York 10004.

COMMERCIAL GUARANTY ASSURANCE, LTD.


     Commercial Guaranty Assurance is an insurance company incorporated on October 16, 1996 in Bermuda with limited liability. Commercial Guaranty Assurance commenced operations in June 1997 and is licensed as a Class 3 insurer under The Insurance Act 1978 of Bermuda. Commercial Guaranty Assurance issues financial guaranty insurance policies, which are the functional equivalent of direct-pay letters of credit, to insure payment of interest, principal and other amounts payable in respect of notes, securities and other financial obligations. CGA's claims-paying ability, also referred to as its financial strength, is rated "AAA" (on general review) by Fitch, "AAA" by JRII, "A++" (triple-A) by CBRS and "AAA" by DBRS. See "Certain Events" below. Fitch is a nationally recognized statistical rating organization with U.S. and worldwide operations, Canadian Bond Rating Service Inc. and Dominion Bond Rating Service Limited are the two principal Canadian rating agencies, and Japan Rating and Investment Information, Inc., is a leading Japanese rating agency.

     As of March 31, 2000 Commercial Guaranty Assurance's ratings are supported by an aggregate of approximately $233 million in claims-paying resources, consisting of

     o    approximately $143 million in statutory capital;

     o an irrevocable capital commitment on the part of existing institutional investors in CGA Group to purchase an aggregate of $60 million in additional equity securities of CGA Group in the event Fitch lowers, or provides definitive notice that it will lower, Commercial Guaranty Assurance's rating to below "Triple-A", and


     o a $20 million excess of loss insurance policy provided by ACE Capital Re Overseas Ltd., formerly known as KRE Reinsurance Ltd., which is an indirect wholly owned subsidiary of ACE, Ltd., a shareholder of CGA Group.

     As a Bermuda domiciled insurance company, Commercial Guaranty Assurance does not write insurance or otherwise conduct or transact insurance business in the United States or any other jurisdiction where it is not authorized to do so. Commercial Guaranty Assurance's insurance may only be obtained through unaffiliated non-U.S. insurance brokers and consultants on a direct-placement basis. All negotiations with, and issuances of policies by, Commercial Guaranty Assurance take place in Bermuda or other locations outside of the United States.

   CREDIT ENHANCEMENT BUSINESS

     Commercial Guaranty Assurance's principal business is the issuance of financial guaranty insurance policies which guarantee timely payment of interest, principal and other amounts on securities and other financial obligations. Commercial Guaranty Assurance primarily insures investment grade securities in the commercial real estate and asset backed securities markets. It also insures the liabilities of investment vehicles which invest in structured securities, including asset-backed securities, commercial mortgage-backed securities, mortgage backed securities and other securities and financial obligations. A financial guaranty insurance policy is used in the capital markets as a credit enhancement instrument to guarantee payments of principal, interest and other amounts in accordance with the original debt service schedule of the security. In the event the issuer of a security defaults on its payment obligations, the financial guarantor makes the scheduled payments. In this instance, the insurer generally has the option, but not the obligation, to repay the security on an accelerated basis. The financial guaranty insurance policy is unconditional, irrevocable and noncancellable.


     The fundamental business proposition of all financial guarantors is to elevate lower rated securities to a higher level, equal to the rating of the financial guarantor. Issuers of lower rated securities, typically "Triple-B" or the equivalent, purchase financial guaranty insurance policies to enhance the rating of these securities, thereby reducing their borrowing costs and/or increasing the liquidity of their securities. In turn, the guarantor collects a premium that is payable either upon issuance of its policy or periodically in installments. The premium is equal to a significant portion of the savings resulting from the improved trading levels of the guaranteed securities.

     Generally, an issuer will purchase a financial guaranty insurance policy to increase the ratings of its securities only when the yield on the uninsured security exceeds the sum of the annual premium charged to upgrade the security, the yield on the same security when enhanced, and some "incentive" or savings for the issuer. Therefore, the ability of a financial guarantor to sell its credit enhancement is a function both of the credit spreads available in a market, such as, for example, the difference in the yield of a security rated "Triple-A" without insurance and the yield of a similar security rated "Triple-B," the trading level achieved as a result of the guaranty policy, and the premium charged for the insurance.


     One of Commercial Guaranty Assurance's primary target markets is investment funds and other entities that purchase structured securities. Therefore, Commercial Guaranty Assurance generates a substantial portion of its guaranty business from advisers to these types of customers. In these cases, and as a condition to issuing its policy, Commercial Guaranty Assurance will generally require that the customer adopt investment guidelines acceptable to Commercial Guaranty Assurance.

   ZERO-LOSS UNDERWRITING STANDARD

     Commercial Guaranty Assurance underwrites all risks insured by it to a "zero loss" standard--that is, obligations insured by Commercial Guaranty Assurance are required to be structured with sufficient levels of excess collateral or other security so that Commercial Guaranty Assurance anticipates no losses on each risk insured without regard to the premium collected on the policies or the investment income related to the premiums collected. To this end, each policy Commercial Guaranty Assurance writes is required to meet the criteria specified in the underwriting guidelines adopted by its board of directors. Commercial Guaranty Assurance is able to deviate from these guidelines on a case-by-case basis only in accordance with procedures established by its board of directors. There can be no assurance, however, that Commercial Guaranty Assurance will not incur losses with respect to these insured obligations.

     Commercial Guaranty Assurance's underwriting guidelines are intended to provide multiple layers of loss protection. Structured securities and other obligations insured by Commercial Guaranty Assurance are generally backed by pools of assets having reasonably predictable cash flows. These securities typically provide for one or more forms of overcollateralization, such as excess collateral, excess cash flow, excess "spread" or reserves. They also often provide for third-party protections, such as bank letters of credit, guarantees, net worth maintenance agreements or reinsurance policies. On a transaction by transaction basis, overcollateralization or third-party protections which assume the primary risk of financial loss are used to protect Commercial Guaranty Assurance against losses. Overcollateralization or third-party protections may not, however, be required in transactions in which Commercial Guaranty Assurance is insuring the obligations of highly rated issuers that typically are regulated or have implied or explicit government support, or sovereign credits.


     Commercial Guaranty Assurance manages its exposure on an ongoing basis and is monitored by Fitch, Dominion Bond Ratings Service,Canadian Bond Rating Service and Japan Ratings and Investor Information to ensure that it is operating in a manner consistent with their respective requirements.


COMMERCIAL GUARANTY ASSURANCE'S INSURED BOOK OF BUSINESS


     Commercial Guaranty Assurance focuses on insuring the "Single-A" and "Triple-B" rated classes or tranches of asset backed securities, commercial mortgage backed securities, senior debt of real estate investment trusts and other structured securities. Commercial Guaranty Assurance also provides financial guarantees to investment vehicles which invest in these securities. As of March 31, 2000, Commercial Guaranty Assurance's five largest exposures by asset type were to


     o    commercial mortgage backed securities,

     o    home equity loans,

     o    collateralized debt obligations,

     o    securities issued by real estate investment trusts, and

     o    subordinated classes of credit card securitizations.

Each of these asset types is briefly described below.


     Commercial Mortgage Backed Securities. Commercial mortgage backed securities are securities collateralized by loans which are secured by mortgages on commercial real estate. The commercial mortgage backed securities are repaid by the principal and interest collected on the underlying mortgage loans. As of March 31, 2000, Commercial Guaranty Assurance had a total of $732.6 million in commercial mortgage backed securities exposure. The commercial mortgage backed securities in Commercial Guaranty Assurance's portfolio are predominately "Triple-B" rated classes of multi-class issuances:

               CMBS RATING                             PERCENTAGE
               -----------                             ----------
                   BBB                                   65.1%
                   A                                     23.3%
                   BB                                    11.6%


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


Commercial mortgage backed securities are backed by pools of commercial mortgages. that are diversified by property type, obligor and geography. Property types typically include office buildings, multi-family housing, industrial properties, warehouses and hotels. Commercial mortgage backed securities insured by Commercial Guaranty Assurance consist primarily of fixed rate long term assets, but also include a growing amount of shorter term floating rate assets. Long term assets have an average life of ten to eleven years, whereas shorter term floating rate assets have an average life of three to five years.


     Home Equity Loans. Home equity loans are generally first-lien residential mortgage loans made to borrowers who do not qualify for agency conforming loans, due to credit reasons, lack of income documentation, higher debt to income ratios, or non-standard property type, such as investment properties. Home equity loan securitizations are backed by diversified pools of these loans. Securities backed by home equity loans are currently the largest asset class in the public asset backed securities market. As of March 31, 2000, Commercial Guaranty Assurance had a total of $416.3 million in home equity loan asset backed securities exposure. The home equity loan backed securities insured by Commercial Guaranty Assurance are predominately "Triple-B" rated classes of multi-class issuances:

               HEL RATING                         PERCENTAGE
               ----------                         ----------
                 BBB                                73.9%
                 A                                  19.6%
                 BB                                  4.3%
                 AA                                  2.2%


The weighted average life of these securities is approximately three years.



     Collateralized Debt Obligations. Collateralized debt obligations are securities backed by pools of high yield corporate bonds and/or bank loans. The pools are diversified by obligor and by industry. The issuance of collateralized debt obligations has grown rapidly over the last four years, largely as a result of banks trying to find a more efficient means to syndicate corporate credit risk. As of March 31, 2000, Commercial Guaranty Assurance had a total of $371.5 million in exposure to collateralized debt obligations. The majority of collateralized debt obligations transactions insured by Commercial Guaranty Assurance are "Triple-B" rated classes of multi-class issuances:

                CDO RATING                         PERCENTAGE
                ----------                         ----------
                   BBB                               75.0%
                   A                                 20.8%
                   AAA                                4.2%



The weighted average life of these securities is approximately eight years.


     Securities Issued by Real Estate Investment Trusts. Real estate investment trusts are typically public companies that own real estate but are structured to qualify for an exemption from U.S. income tax so long as the real estate investment trust distributes at least 90% of the its net taxable income to its shareholders. Real estate investment trusts invest in all segments of the commercial real estate market, but generally each real estate investment trust focuses on a specific property type or market niche. The real estate investment trusts targeted by Commercial Guaranty Assurance are public companies with a market capitalization of over $1 billion that own portfolios of apartment buildings, office buildings, retail or industrial properties and that are generally well diversified geographically. As of March 31, 2000, Commercial Guaranty Assurance had a total of $321.6 million in exposure to securities issued by real estate investment trusts. The real estate investment trust securities insured by Commercial Guaranty Assurance primarily consist of senior unsecured debt issued by the real estate investment trust, with some preferred stock.


     Subordinated Classes of Credit Card Securitizations. These securities, also known as credit card "C" pieces, are the most junior tranche of a bank sponsored credit card securitization. Traditionally, a highly rated bank provided this tranche of credit enhancement. However, due to tightened capital adequacy guidelines, most of the traditional bank providers of this tranche of credit enhancement have exited this line of business, leaving an opportunity for

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


investors who are willing to purchase these securities. As of March 31, 2000, Commercial Guaranty Assurance had a total of $148 million in exposure to credit card "C" pieces. These securities are all "Triple-B" rated classes of credit card securitizations. These transactions are issued out of highly diversified, master trusts containing billions of dollars of credit card receivables. The weighted average life of these securities is approximately five years.

INSURANCE IN FORCE


     The following table shows Commercial Guaranty Assurance's net par outstanding insured obligations (after reinsurance) at March 31, 2000 by asset type and by credit rating:

    CREDIT RATING                          U.S.$ THOUSANDS        PERCENTAGE
    -------------                          ---------------        ----------
    "AAA"                                     $   78,204                3%
    "AA"                                          82,634                3%
    "A"                                          601,367               25%
    "BBB"                                      1,451,987               60%
    "BB"                                         212,791                9%
    Not Rated                                     10,603               --%
                                              ----------              ----
    TOTAL                                     $2,437,586              100%
                                              ==========              ====

   ASSET TYPE                               U.S.$ THOUSANDS        PERCENTAGE
   ----------                               ---------------        ----------
   ABS Consumer (including HELs and CIAs)    $   700,485               29%
   CMBS                                          732,574               30%
   ABS Corporate (including CDOs)                505,478               21%
   REIT Debt                                     251,559               10%
   Sovereign                                      90,000                4%
   Corporate                                      87,490                3%
   REIT Preferred                                 70,000                3%
                                              ----------              ----
       TOTAL                                  $2,437,586              100%
                                              ==========              ====



   INVESTMENT PORTFOLIO

     Commercial Guaranty Assurance invests its capital, premiums received from its insurance business, and earnings thereon in an investment portfolio. This investment portfolio is Commercial Guaranty Assurance's primary source of claims-paying ability. Commercial Guaranty Assurance manages its investment portfolio with the objectives of protecting its claims-paying ability ratings, maintaining a high level of liquidity, making investments in U.S. dollar denominated securities which generate non-U.S. source income, and, within these constraints, obtaining market level long-term total returns. Commercial Guaranty Assurance's investment guidelines are consistent with these objectives.

     All of Commercial Guaranty Assurance's investments must comply with investment guidelines adopted by its board of directors. The minimum rating level for an investment is at least "Double-A minus" or the equivalent by a nationally recognized credit rating agency. Commercial Guaranty Assurance's policy is to invest only in investments which are readily marketable with no legal or contractual restrictions on resale. No investment is allowed if it would generate U.S. source income to Commercial Guaranty Assurance.

     The investment manager for Commercial Guaranty Assurance is Alliance Capital Management Corporation. Subject to the investment guidelines determined by Commercial Guaranty Assurance's board of directors, Alliance Capital has discretion to, among other things, buy, sell, retain, or exchange investments. Alliance Capital has entered into an investment management agreement with Commercial Guaranty Assurance, which is terminable by either party upon 30 days' written notice.


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



     The following tables summarize Commercial Guaranty Assurance's investments by country and by type of debt security, in each case as of March 31, 2000:

COUNTRY                 PERCENTAGE           TYPE                PERCENTAGE
-------                 ----------           ----                ----------
Germany                     22%              Banking                  42%
Supra-national              20%              Financial                25%
Japan                       10%              Sovereign                19%
Netherlands                 10%              Corporate                 5%
United Kingdom               7%              Public Utilities          5%
France                       5%              Industrial/Manuf.         4%
                                                                     ----
Canada                       5%                  TOTAL               100%
Italy                        3%
Sweden                       2%
Belgium                      2%
Denmark                      2%
Australia                    2%
Other                       10%
                           ----
    TOTAL                  100%

     At March 31, 2000, no investments in CGA's investment portfolio were rated less than "Double-A minus" or the equivalent. The average yield to maturity on the investment portfolio was 7.2% as of March 31, 2000.

     At March 31, 2000, the portfolio holds over eighty different securities, each of which comprise less than 3% of the portfolio except for one, which comprises 3.2%. The largest concentration of securities from a single issuer held by the portfolio is 6.3%.


   RISK MANAGEMENT

     The primary risk Commercial Guaranty Assurance assumes when it issues an insurance policy is the credit risk taken in respect of the insured obligation. Commercial Guaranty Assurance assumes credit risk both when it guarantees a security directly, and when it guarantees the liabilities of investment companies which invest in these securities. The most significant mitigant to credit risk is proper credit underwriting. Commercial Guaranty Assurance subjects all the securities and other financial obligations it proposes to insure to an intensive credit underwriting process. This is true for securities and obligations it insures directly, as when it issues an insurance policy guaranteeing an individual asset, or indirectly, as when it guarantees the liabilities of a St. George or other investment fund. As described above, Commercial Guaranty Assurance underwrites all risks insured by it to a "zero loss" standard. A zero loss standard means that all obligations Commercial Guaranty Assurance insures are structured with sufficient levels of "first loss" credit protection so that Commercial Guaranty Assurance expects, with a high degree of certainty, no losses on any insured obligation, even under stress scenarios.


     The actual process of underwriting new transactions follows several steps. Commercial Guaranty Assurance typically receives the proposed transactions from Bermuda based brokers. Commercial Guaranty Assurance then performs a quantitative and qualitative risk assessment that includes stress testing the transaction to a zero-loss standard, a review of the economic rationale and the motivation of participants, an analysis of relative value and a legal review of the transaction structure. As part of the risk assessment process, Commercial Guaranty Assurance also performs an economic analysis of each transaction, including a review of the proposed pricing relative to credit spreads for similar assets available in the market and the return to equity to Commercial Guaranty Assurance based on capital charges assessed by Fitch.

     Those transactions that meet Commercial Guaranty Assurance's zero loss underwriting standard and risk adjusted return on equity requirements are then reviewed by Commercial Guaranty Assurance's underwriting committee before Commercial Guaranty Assurance issues any insurance policy or commitment. In addition, Commercial Guaranty Assurance provides written summaries of all insured transactions to Fitch and the other rating agencies that rate its claims paying ability or financial strength. Finally, the underwriting committee of the board of directors of CGA Group reviews on a quarterly basis all transactions insured by Commercial Guaranty Assurance.


   SINGLE RISK LIMITS

     Commercial Guaranty Assurance further mitigates credit risk exposure through the use of single risk limits. Single risk limits are the maximum exposure Commercial Guaranty Assurance will take to a particular issuer of


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


securities or, more accurately, to a single revenue source. The limits vary by credit rating of the underlying asset, the perceived risk of the sector, and whether Commercial Guaranty Assurance assumes the risk by providing direct or indirect insurance.

   SURVEILLANCE


     Commercial Guaranty Assurance also mitigates credit risk by active surveillance, which provides Commercial Guaranty Assurance with the ability to anticipate problems and proactively minimize exposure to problem credits. Commercial Guaranty Assurance monitors and reviews its exposure on an ongoing basis. CGA Investment Management performs surveillance for transactions in the St. George and Cobalt investment funds on behalf of Commercial Guaranty Assurance pursuant to a surveillance contract. In accordance with the provisions of this agreement, CGA Investment Management monitors each asset owned by each St. George and Cobalt fund and provides detailed surveillance reports to Commercial Guaranty Assurance on a monthly or quarterly basis, depending on asset type. Commercial Guaranty Assurance personnel provide surveillance for non-St. George/Cobalt exposures. In each case, Commercial Guaranty Assurance and CGA Investment Management customize surveillance procedures to the type of transaction in the same manner that underwriting is transaction-type specific, but generally include the review of monthly or quarterly servicer and trustee reports, and periodic "on site" due diligence visits with originators and servicers. In addition, Fitch, Canadian Bond Rating Service, Dominion Bond Rating Service and Japan Rating and Investment Information monitor Commercial Guaranty Assurance to ensure that it operates in a manner consistent with their respective requirements. Commercial Guaranty Assurance also benefits from the oversight provided by the CGA Group Board of Directors.


   CLAIMS

     Even though all risks insured by Commercial Guaranty Assurance are underwritten to a "zero loss" standard, Commercial Guaranty Assurance is prepared to deal with claims in the event they should materialize. Commercial Guaranty Assurance's actions in respect of potential claims would include the review and investigation of loss reports, creation and maintenance of claim files, establishment of proper reserves and payment of claims. Commercial Guaranty Assurance would monitor the progress and ultimate outcome of claims to ensure that cost recovery opportunities are fully explored. Commercial Guaranty Assurance may become actively involved in the financial restructuring of a transaction if its management concludes that losses would be minimized by so doing. When and as appropriate, Commercial Guaranty Assurance may supplement its in-house capabilities in this regard with services available from other sources. Commercial Guaranty Assurance monitors its exposure to insured credits on an ongoing basis. In this regard, Commercial Guaranty Assurance reviews available information on the entities which issued the insured securities, the assets underlying the insured securities, and general trends in the relevant industry.

     There may also be instances where Commercial Guaranty Assurance elects to pay a claim in connection with a security where it does not actually anticipate that a credit default in respect of the security will occur in the immediate future. Because Commercial Guaranty Assurance can in many instances commute risk by requiring St. George or another investment company insured by Commercial Guaranty Assurance to sell a security, Commercial Guaranty Assurance may require these companies to sell a security when, due to credit deterioration, the security no longer meets Commercial Guaranty Assurance's risk parameters and can be sold at a price acceptable to Commercial Guaranty Assurance. In these instances, the claim Commercial Guaranty Assurance pays will generally equal the difference between the security's par amount and the amount for which it is sold.


     The first application of this policy occurred in April, 2000, when Commercial Guaranty Assurance elected to pay a $2.6 million claim in connection with a "Triple-B" rated tranche of a home equity loan securitization owned by one of the St. George funds. Although the investment grade ratings of this security had recently been reaffirmed by the rating agencies that rated it, Commercial Guaranty Assurance had reason to believe, based on its ongoing surveillance, that the price of this security in the market did not reflect Commercial Guaranty Assurance's negative views. In short, Commercial Guaranty Assurance concluded that this security was no longer an investment grade risk, irrespective of its actual rating, and that its credit fundamentals would continue to worsen. Consequently, Commercial Guaranty Assurance, as insurer of the fund, directed CGA Investment Management, as investment adviser to the fund, to sell the security. The sale resulted in a shortfall of $2.6 million, which was be paid by Commercial Guaranty Assurance to the affected fund under its insurance policy.

     In December 1998, Commercial Financial Services, Inc., a credit card debt collection company, filed a petition for relief under Chapter 11 of the United States Bankruptcy Code in response to allegations of accounting and other irregularities, including fraud, at Commercial Financial Services and relating to over $1.6 billion principal amount of asset backed securities issued by various trusts established and serviced by Commercial Financial Services. Clients of Commercial Guaranty Assurance had previously purchased approximately $212 million face amount of these securities, which exposure had been guaranteed by Commercial Guaranty Assurance. Commercial Guaranty Assurance had obtained reinsurance for about $162 million of this exposure, leaving it with a net retention of approximately $50 million. To date, Commercial Guaranty Assurance has paid an aggregate of $150.7 million in claims in respect of this exposure, of which $115.2 million was paid by its reinsurer, and $35.5 million was paid by Commercial Guaranty Assurance. Commercial Guaranty Assurance currently has approximately $9.6 million of exposure, net of reinsurance, remaining in respect of these securities. Commercial Guaranty Assurance does not expect to pay any further claims in respect of this exposure.


     Commercial Guaranty Assurance, CGA Investment Management and various other plaintiffs have commenced legal proceedings against Commercial Financial Services, William Bartmann, Commercial Financial Services' founder and principal shareholder, other former members of Commercial Financial Services' senior management, Chase Securities Inc. (the placement agent for the Commercial Financial Services securities insured by Commercial Guaranty Assurance), and Arthur Andersen LLC (Commercial Financial Services' auditors), alleging various counts of federal and state securities law fraud and common law fraud. It is too early to predict what, if anything, Commercial Guaranty Assurance ultimately may recover in this legal proceeding.

   RESERVES

     Commercial Guaranty Assurance maintains a general loss reserve for all risks insured. A general loss reserve is a balance sheet liability representing management's estimate of ultimate liability for potential losses and loss adjustment expenses with respect to insured obligations.


     In addition to this general loss reserve, Commercial Guaranty Assurance reflects its liability for the ultimate payment of incurred losses and loss adjustment expenses in respect of specific insured obligations by establishing case basis loss and loss adjustment expense reserves, which are balance sheet liabilities representing estimates of future amounts needed to pay claims and related expenses with respect to specific insured obligations. Case basis reserves are established for insured risks at the time that the likelihood of a future loss is probable and determinable. As of December 31, 1999, the only case basis reserves established by Commercial Guaranty Assurance were in respect of the Commercial Financial Services securities insured by Commercial Guaranty Assurance and one other asset backed security. (See "--Claims".)


     Reserves are necessarily based on estimates. Because it is difficult to establish a meaningful statistical base due to the absence of a sufficient number of losses in Commercial Guaranty Assurance's financial guaranty insurance activities and in the financial guaranty insurance industry generally, there can be no assurance that Commercial Guaranty Assurance's general or case basis reserves will be adequate to cover losses in Commercial Guaranty Assurance's insured book of business. Commercial Guaranty Assurance reviews its estimates on an ongoing basis and, as experience develops and new information becomes known, Commercial Guaranty Assurance will adjust its reserves as necessary.

   CONTINGENCY RESERVES

     As a Bermuda based class 3 insurer, Commercial Guaranty Assurance generally is not required to establish contingency reserves. If Commercial Guaranty Assurance were to assume reinsurance from a U.S. domiciled financial guaranty insurer, then it would be required to maintain contingency reserves, which would be maintained as part of its general reserves.

   REINSURANCE

     In order to minimize losses from large exposures and to protect capital and surplus, Commercial Guaranty Assurance may cede a portion of its exposure on a particular transaction or transactions to one or more reinsurers. To the extent that a risk has been reinsured, if Commercial Guaranty Assurance were to incur a loss on the reinsured transaction, the reinsurer would be obligated to pay to Commercial Guaranty Assurance its proportionate share of the loss. The reinsurance of risk, however, does not relieve Commercial Guaranty Assurance of its original liability to policyholders. In the event that a reinsurer was unable to meet its obligations under a reinsurance contract, Commercial Guaranty Assurance would remain liable for losses covered by the applicable policy it issued. To the extent Commercial Guaranty Assurance utilizes reinsurance, it has given ACE Guaranty Re Inc., formerly known as Capital Reinsurance Company, which is rated "Triple-A" for claims-paying ability by Standard & Poor's Ratings Services and Fitch, and "Aa2" by Moody's Investor's Services, a right of first offer to provide the reinsurance. Capital Reinsurance Company is an indirect, wholly owned subsidiary of ACE, Ltd., a shareholder of CGA Group. Commercial Guaranty Assurance's aggregate exposure to reinsurers was $109.7 million as of December 31, 1999.

     Commercial Guaranty Assurance has entered into an excess of loss reinsurance facility dated as of June 12, 1997, as amended, with ACE Capital Re Overseas Ltd., formerly known as KRE Reinsurance Ltd., an indirect wholly owned subsidiary of ACE Ltd. The obligations of ACE Capital Re Overseas Ltd. under this agreement are guaranteed by ACE Capital Re International Ltd., another wholly owned subsidiary of ACE, Ltd. which is rated "Double-A" by Standard & Poor's Ratings Services and Fitch. The agreement provides for a $20 million limit of liability during its nine year term, with no reinstatement of the limit in the event of loss payments. This agreement covers all policies and guarantees written and reinsurance assumed by Commercial Guaranty Assurance from its inception until June 12, 2006.

   RECENT EVENTS

     As noted above, Commercial Guaranty Assurance's claims-paying ability, also referred to as its financial strength, is currently rated "Triple-A" or the equivalent by Fitch and certain other rating agencies. Commercial Guaranty Assurance's claims-paying ability had also been rated "Triple-A" by Duff & Phelps Credit Rating Company. In April 2000, Fitch acquired and subsequently merged with Duff & Phelps, with Fitch as the surviving company. On June 2, 2000, Fitch announced that it was placing Commercial Guaranty Assurance's "Triple-A" rating on general review, on the basis that Commercial Guaranty Assurance does not meet Fitch's minimum capital requirements for a "Triple-A" financial strength rating. Fitch has advised Commercial Guaranty Assurance that it will require a total of approximately $350 million in equity capital, and $150 million in additional capital support (such as excess of loss insurance) to meet Fitch's capital requirements, for total claims-paying resources of $500 million. Commercial Guaranty Assurance currently has approximately $223 million in claims-paying resources.

     CGA Group has engaged the investment banking firm of Donaldson, Lufkin & Jenrette Securities Corporation to act as its exclusive financial advisor for the purpose of raising additional capital for CGA Group sufficient to meet Fitch's requirements. As of the date of this prospectus, no additional capital has been raised, and we can give no assurances as to whether we will be successful in raising any additional capital, or whether we will be able to raise sufficient capital to meet Fitch's requirements. Fitch has further announced that affirmation of Commercial Guaranty Assurance's "Triple-A" financial strength rating will depend on Commercial Guaranty Assurance acquiring the additional capital, that Commercial Guaranty Assurance believes this will occur by September 30, 2000, and that if the capital is not raised, Fitch will lower its rating of Commercial Guaranty Assurance to "Double-A". If Fitch were to lower Commercial Guaranty Assurance's financial strength rating, this action would likely have a direct negative impact on Commercial Guaranty Assurance's financial performance and business prospects. See "Risk Factors".


CGA INVESTMENT MANAGEMENT, INC.

     CGA Investment Management is a Delaware corporation that is registered as an investment advisor with the Securities and Exchange Commission under the Investment Advisers Act of 1940, as amended. CGA Investment Management, which commenced operations in June 1997, provides investment management and financial advisory services primarily to specialized investment funds and other entities and for the U.S. and international structured finance markets. CGA Investment Management's advisory team currently includes more than twenty experienced professionals in the areas of asset securitization and structured finance, real estate finance and risk management.

   INVESTMENT MANAGEMENT SERVICES

     CGA Investment Management acts as investment manager to specialized investment funds and other clients, including St. George Holdings, Cobalt Holdings, and their respective subsidiaries. Its activities in this capacity include providing advice regarding the purchase and sale of structured finance assets, the management of funding and market risks, and reporting and accounting functions. CGA Investment Management performs initial and ongoing credit reviews on the assets which it recommends for purchase to its clients, and the counterparties with which it negotiates financial hedges and derivative contracts. Investment guidelines are developed for each client to ensure that CGA Investment Management manages its clients' assets under agreed upon guidelines and limits.

     As an investment manager, CGA Investment Management's duties include the following:

     o Identifying potential investments on behalf of its clients, including analyzing credit, legal and interest rate, currency and prepayment risks, and negotiating the price, covenants, rights, remedies and all related documentation.

     o Identifying swaps, financial hedges and other derivative contracts on behalf of the client in order to manage the client's investment portfolio within prudent market risk limits as agreed with the client.

     o    Negotiating financing arrangements on behalf of its clients.

     o Preparing valuations, reports and other documents as may be required from time to time by its clients and persons providing financing to these clients in order to determine compliance with the clients' and their lenders' policies and procedures.

     o Analyzing the performance of assets including recommending the sales of investments when appropriate.

     Market risk management and operations are performed using systems which integrate front, middle and back office applications with live feeds from market information services. Policies and procedures are in place to ensure that CGA Investment Management manages its clients' assets pursuant to agreed upon guidelines and limits.

   FINANCIAL ADVISORY SERVICES

     CGA Investment Management also acts as a financial advisor for its clients, which include financial asset issuers and investment banks, in evaluating structured finance alternatives and financing structures. CGA Investment Management charges advisory fees to its clients for its services. CGA Investment Management's services as financial advisor include the following:

     o providing assistance in evaluating, structuring and documenting structured finance transactions, which could include the purchase of credit enhancement provided by Commercial Guaranty Assurance; and

     o providing assistance in organizing and performing due diligence relating to financial assets and structured transactions.

   REGULATORY STATUS

     CGA Investment Management is a registered investment advisor under the United States Investment Advisers Act of 1940, as amended, which requires registration of all non-exempt advisors to conform their conduct to statutory norms. The act, among other things, Commission to inspect such books and records.

     o    governs fee arrangements between advisors and clients;

     o prohibits fraudulent practices, precludes the assignment of an investment advisory contract without the client's consent;

     o requires advisors to maintain books and records consistent with rules that may be promulgated by the Securities and Exchange Commission; and

     o authorizes the Securities and Exchange Commission to inspect these books and records.

   ST. GEORGE AND COBALT


     The two primary clients of CGA Investment Management are St. George Holdings, a Cayman Islands company, Cobalt Holdings, a Delaware limited liability company, and their respective subsidiaries. Each of St. George Holdings and Cobalt Holdings was established for the purpose of owning special purpose subsidiaries that invest in fixed income structured securities pursuant to investment guidelines approved by Commercial Guaranty Assurance. To date, Commercial Guaranty Assurance has guaranteed all indebtedness and other liabilities entered into by these companies in furtherance of their investment activities. The investors in St. George Holdings and Cobalt Holdings are also investors in CGA Group.


     To date, St. George Holdings has established seven subsidiaries, which invest primarily in investment grade fixed income assets, including asset backed securities, commercial mortgage backed securities and debt securities issued by real estate investment trusts. Cobalt Holdings has established two subsidiaries, which invest primarily in investment grade fixed income assets which could be subject to U.S. withholding tax if acquired by a non-U.S. investor such as St. George. These assets include preferred stock issued by real estate investment trusts, and subordinated tranches of credit card securitizations. CGA Investment Management acts as asset manager for each of these companies.

     The various St. George and Cobalt investment subsidiaries fund their investment activities through various financing sources. Several borrow under credit facilities with commercial paper conduit lenders, such as St. George Investments III, Ltd., which is party to a $500 million credit facility with a commercial paper conduit issuer established and managed by a major national bank. GFC St. George, Ltd. and GFC Cobalt, LLC, two of the investment subsidiaries, are party to a $2 billion Euro medium term note program guaranteed by Commercial Guaranty Assurance. Others, such as St. George Investments II, Ltd. and Cobalt Capital, LLC, invest by means of total return swaps, default swaps and other synthetic funding sources.

     In addition to acquiring assets, St. George and Cobalt investment subsidiaries are used to implement resecuritizations of previously acquired assets. Securities accumulated in the St. George and Cobalt funds have gone into four resecuritizations -- a $537 million repackaging of debt and preferred stock issued by various real estate investment trusts, two repackagings of home equity loans totaling $265 million, and a $119 million repackaging of collateralized debt obligations.


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


                                   REGULATION

BERMUDA

   THE INSURANCE ACT 1978 AND RELATED REGULATIONS

     The Insurance Act 1978 of Bermuda, as amended, and related regulations, which regulates the business of Commercial Guaranty Assurance, provides that no person shall carry on an insurance business in or from within Bermuda unless registered as an insurer under the Act by the Minister of Finance. The Minister, in deciding whether to grant registration, has broad discretion to act as he thinks fit in the public interest. The Minister is required by the Insurance Act to determine whether the applicant is a fit and proper body to be engaged in insurance business and, in particular, whether it has, or has available to it, adequate knowledge and expertise. In connection with registration, the Minister may impose conditions relating to the writing of specific types of insurance. The registration of an applicant as an insurer is subject to its complying with the terms of its registration and other conditions as the Minister may impose at any time.

     An Insurance Advisory Committee appointed by the Minister advises him on matters connected with the discharge of his functions, and sub-committees of this committee supervise and review the law and practice of insurance in Bermuda, including reviews of accounting and administrative procedures.

     The Insurance Act imposes on Bermuda insurance companies solvency and liquidity standards and auditing and reporting requirements and grants to the Minister powers to supervise, investigate and intervene in the affairs of insurance companies. Significant aspects of the Bermuda insurance regulatory framework, as it applies to Class 3 insurers such as Commercial Guaranty Assurance, are set forth below.

   CLASSIFICATION OF INSURERS

     The Insurance Act provides for four classes of registration of insurers carrying on general business. Commercial Guaranty Assurance is registered and licensed as a Class 3 insurer. Class 3 insurers are considered to be subject to a higher degree of regulation than Classes 1 and 2 insurers, which are primarily concerned with underwriting related or parent's risks. In addition, minimum capital and surplus for a Class 3 insurer is $1 million, whereas the minimum capital and surplus for Class 2 and Class 1 insurers is $250,000 and $120,000 respectively. There is also a Class 4 insurer classification which is used for property catastrophe reinsurance companies and companies involved in the excess liability business. By virtue of its class 3 license, Commercial Guaranty Assurance is authorized to carry on insurance business of all classes in or from within Bermuda subject to its compliance with the solvency margin, liquidity ratio and other requirements imposed on it by the Insurance Act.

   CANCELLATION OF INSURER'S REGISTRATION

     An insurer's registration may be canceled by the Minister on grounds specified in the Insurance Act, including failure of the insurer to comply with its obligations under the Insurance Act or if, in the opinion of the Minister after consultation with the Insurance Advisory Committee, the insurer has not been carrying on business in accordance with sound insurance principles.

   INDEPENDENT APPROVED AUDITOR

     Every registered insurer must appoint an independent auditor who will annually audit and report on the statutory financial statements and the statutory financial return of the insurer, which are required to be filed annually with the Registrar of Companies, who is the chief administrative officer under the Insurance Act. The auditor must be approved by the Minister as the independent auditor of the insurer. The approved auditor may be the same person or firm which audits the insurer's financial statements and reports for presentation to its shareholders.

   LOSS RESERVE SPECIALIST

     Each Class 3 insurer is required to submit an annual loss reserve opinion by the approved loss reserve specialist when filing its statutory financial statements and statutory financial return. The loss reserve specialist, who will normally be a qualified property/casualty actuary, must be approved by the Minister. Commercial Guaranty Assurance has received an exemption from having to appoint a loss reserve specialist and to file the annual loss reserve opinion on the condition that Commercial Guaranty Assurance maintains its claims-paying ability rating of not less than "Triple-A" by Duff & Phelps.

   STATUTORY FINANCIAL STATEMENTS

     An insurer must prepare annual statutory financial statements. The Insurance Act prescribes rules for the preparation and substance of the statutory financial statements. These rules include, in statutory form, a balance sheet, an income statement, and a statement of capital and surplus, and detailed notes to the statutory financial statements. The rules require the insurer to give detailed information and analyses regarding premiums, claims, reinsurance and investments. The statutory financial statements are not prepared in accordance with U.S. generally accepted accounting principles and are distinct from the financial statements prepared for presentation to the insurer's shareholders under The Companies Act 1981 of Bermuda, which financial statements may be prepared in accordance with U.S. generally accepted accounting principles. Commercial Guaranty Assurance, within a specified time, must file its statutory financial statements with the Registrar. The statutory financial statements must be maintained at the principal office of the insurer for a period of five years.

   MINIMUM SOLVENCY MARGIN

     The Insurance Act provides that the statutory assets of an insurer must exceed its statutory liabilities by an amount greater than the prescribed minimum solvency margin which varies with the class of the insurer and the insurer's net premiums written and loss reserve level.

   MINIMUM LIQUIDITY RATIO

     The Insurance Act provides a minimum liquidity ratio for general business. An insurer engaged in general business is required to maintain the value of its relevant assets at not less than 75% of the amount of its relevant liabilities. Relevant assets include cash and time deposits, quoted investments, unquoted bonds and debentures, mortgages secured by first liens on real estate, investment income due and accrued, accounts and premiums receivable and reinsurance balances receivable. There are specific categories of assets which, unless specifically permitted by the Minister, do not automatically qualify as relevant assets, such as unquoted equity securities, investments in and advances to affiliates, real estate and collateral loans. The relevant liabilities are total general business insurance reserves and total other liabilities less deferred income tax and sundry liabilities.

   RESTRICTION ON DIVIDENDS

     The payment of dividends or other distributions by Commercial Guaranty Assurance is limited under Bermuda insurance regulations. In accordance with these regulations, Commercial Guaranty Assurance is prohibited from paying dividends or other distributions unless after the payment the amount by which its general business assets exceed its general business liabilities is the greater of the following amounts:

     o    $1,000,000; or

     o the amount determined by applying the rate of 20% to net premiums written in the subject year up to $6,000,000 plus the rate of 15% applied to net premiums written in the subject year in excess of $6,000,000; or

     o the amount determined by applying the rate of 15% to reserves for losses and loss adjustment expenses reflected in the balance sheet at the date of determination.

     Commercial Guaranty Assurance may declare and pay a dividend or make a distribution out of contributed surplus or other assets legally available for distribution provided that after the payment of the dividend or distribution Commercial Guaranty Assurance will continue to meet its minimum solvency margin and minimum liquidity ratio as detailed above. Further, in accordance with Bermuda insurance regulations, before reducing by 15% or more its total statutory capital as set out in its previous year's financial statements, a Class 3 insurer such as Commercial Guaranty Assurance must apply to the Minister for his approval and is obliged to provide any information in connection with the application as the Minister may require.

     In addition, the fiduciary obligations of members of the board of directors to creditors, policyholders and shareholders apply to their votes in respect of dividends, distributions and redemptions.

     The above restrictions on distributions by Commercial Guaranty Assurance to CGA Group will restrict the ability of CGA Group to use the proceeds of the capital commitments to pay dividends to holders of CGA Group's securities, because all proceeds from the capital commitments will be contributed by CGA Group to Commercial Guaranty Assurance. For a description of the capital commitments, see "Description of Securities--Commitments".

   SUPERVISION, INVESTIGATION AND INTERVENTION

     The Minister may appoint an inspector with extensive powers to investigate the affairs of an insurer if the Minister is satisfied that an investigation is required in the interest of the insurer's policyholders or persons who may become policyholders. In order to verify or supplement information otherwise provided to him, the Minister may direct an insurer and others to produce documents or information relating to matters connected with theinsurer's business.

     If it appears to the Minister that there is a significant risk of the insurer becoming insolvent, the Minister may direct the insurer not to take on any new insurance business; not to vary any insurance contract if the effect would be to increase the insurer's liabilities; not to make specific investments; to realize specific investments; to maintain in Bermuda, or transfer to the custody of a Bermuda bank, specific assets; and to limit its premium income. Further, in these types of circumstances, the Minister may direct that no dividends be paid.

     An insurer is required to maintain a principal office in Bermuda and to appoint and maintain a principal representative in Bermuda. The principal office of Commercial Guaranty Assurance is at Craig Appin House, 8 Wesley Street, Hamilton HM 11 Bermuda and Michael M. Miran, Commercial Guaranty Assurance's President and Chief Underwriting Officer, is Commercial Guaranty Assurance's principal representative. Without a reason acceptable to the Minister, an insurer may not terminate the appointment of its principal representative, and the principal representative may not cease to act in this capacity, unless 30 days' notice in writing to the Minister is given of the intention to do so. It is the duty of the principal representative, within 30 days of his reaching the view that there is a likelihood of the insurer for which he acts becoming insolvent or its coming to his knowledge, or his having reason to believe, that an "event" has occurred, to make a report in writing to the Minister setting out all the particulars of the case that are available to him. Examples of this type of "event" include failure by the insurer to comply substantially with a condition imposed upon the insurer by the Minister relating to a solvency margin or a liquidity or other ratio.

   OTHER BERMUDA LAW MATTERS

     Although CGA Group and Commercial Guaranty Assurance are incorporated in Bermuda, each is classified as non-resident of Bermuda for exchange control purposes by the Bermuda Monetary Authority, Foreign Exchange Control. Because of its non-resident status, CGA Group may hold any currency other than Bermuda dollars and convert that currency into any currency other than Bermuda dollars without restriction.

     As "exempted" companies, CGA Group and Commercial Guaranty Assurance may not, without the express authorization of the Bermuda legislature or under a license granted by the Minister, participate in specific types of business transactions, including:

     o the acquisition or holding of land in Bermuda, except as required for its business and held by way of lease or tenancy agreement for a term not exceeding 50 years;

     o    the taking of mortgages on land in Bermuda in excess of $50,000; or

     o the carrying on of business of any kind in Bermuda, except in furtherance of the business of CGA Group carried on outside Bermuda.

     The Bermuda government actively encourages foreign investment in "exempted" entities like the Company that are based in Bermuda but do not operate in competition with local businesses. As well as having no restrictions on the degree of foreign ownership, CGA Group and Commercial Guaranty Assurance are not currently subject to taxes on their income or dividends or to any foreign exchange controls in Bermuda. In addition there currently is no capital gains tax in Bermuda.

U.S. AND OTHER

     Commercial Guaranty Assurance is not admitted to do business in any jurisdiction except Bermuda. The insurance laws of each state of the U.S. and of many foreign countries regulate the sale of insurance within their jurisdictions by alien insurers, such as Commercial Guaranty Assurance, which are not authorized or admitted to do business within each jurisdiction. With some exceptions, this type of sale of insurance within a jurisdiction where the insurer is not admitted to do business is prohibited. We do not intend for Commercial Guaranty Assurance to maintain an office or to solicit, advertise, settle claims or conduct other insurance activities in any jurisdiction other than Bermuda where the conduct of these activities would require that Commercial Guaranty Assurance be so authorized or admitted.

     Commercial Guaranty Assurance does not write insurance in the U.S. Commercial Guaranty Assurance conducts its business so as not to be subject to the licensing requirements of insurance regulations in the U.S. or elsewhere, other than Bermuda. We have developed operating guidelines, which include the acceptance of business through insurance brokers not resident in the U.S., to assist our personnel in conducting business in conformity with the laws of U.S. jurisdictions. We follow these guidelines and expect that our activities will comply with applicable insurance laws and regulations. There can be no assurance, however, that insurance regulators in the U.S. or elsewhere will not review our activities and claim that Commercial Guaranty Assurance is subject to their jurisdiction's licensing requirements.

     Many states impose a premium tax, typically 2--4% of gross premiums, on U.S. insureds obtaining insurance from unlicensed foreign insurers, such as Commercial Guaranty Assurance, by direct placement. The premiums Commercial Guaranty Assurance charges do not include any state premium tax. Each insured is responsible for determining whether it is subject to any state taxes and for paying these taxes as may be due.

     The U.S. also imposes an excise tax on insurance and reinsurance premiums paid to foreign insurers or reinsurers by insureds who are U.S. persons with respect to risks located in the U.S. The rates of tax applicable to premiums paid to Commercial Guaranty Assurance are currently 4% for insurance premiums and 1% for reinsurance premiums.

                                   MANAGEMENT

DIRECTORS AND OFFICERS OF CGA GROUP AND ITS SUBSIDIARIES

     The table below sets forth the names, ages (as of March 15, 2000) and titles of the persons who are the members of the board of directors of CGA Group and the executive officers of the CGA Group and its subsidiaries.

        NAME                         AGE               POSITION
        ----                         ---               --------
Richard A. Price                     53     Director, Chief Executive Officer and
President,                                    CGA Group
James R. Reinhart                    43     Vice President and Chief Financial Officer,
CGA                                           Group and Commercial Guaranty Assurance
Michael M. Miran                     47     President and Chief Underwriting Officer,
                                              Commercial Guaranty Assurance

Geoffrey N. Kauffman                 41     President and Chief Executive Officer,
                                              CGA Investment Management


Kem H. Blacker                       44     Head of Portfolio Management,
                                              CGA Investment Management

Landon D. Parsons                    41     Head of Structured Finance,
                                              CGA Investment Management

Jean-Michel Wasterlain               42     Head of Commercial Real Estate,
                                              CGA Investment Management

Martin S. Avidan                     42     Head of Liabilities Management,
                                              CGA Investment Management


Jay H. Shidler                       53     Chairman of the Board of Directors,
                                              CGA Group
David M. Barse                       37     Director, CGA Group
Robert L. Denton                     47     Director, CGA Group
Richard S. Frary                     52     Director, CGA Group
Eric A. Gritzmacher                  51     Director, CGA Group
Jeffrey P. Krasnoff                  44     Director, CGA Group
Michael J. Morrissey                 52     Director, CGA Group
F. Fuller O'Connor, Jr.              40     Director, CGA Group
Alan S. Roseman                      43     Director, CGA Group
Paul A. Rubin                        37     Director, CGA Group
Jay S. Sugarman                      37     Director, CGA Group

     Our board of directors consists of twelve members. The board has been elected in accordance with our bylaws and holds office until the next annual general meeting of the shareholders of CGA Group. Under our bylaws, the board of directors has the following composition: the Chairman, currently Jay H. Shidler, the Chief Executive Officer, currently Richard A. Price, the "management member," currently Robert L. Denton, eight members elected by the eligible shareholders and two members elected by the holders of the Series C Preferred Stock. As of the date of this prospectus, one of these two seats remains vacant. The quorum necessary for the transaction of business at a meeting of the board is a majority of the number of directors constituting the board.

     Pursuant to our bylaws, the board has established five committees. The compensation committee is comprised of Alan S. Roseman, as chairman, Eric A. Gritzmacher, Paul A. Rubin and F. Fuller O'Connor, Jr., and is responsible for determining compensation for the officers of CGA Group and its subsidiaries and for authorizing and approving our employee benefits plans. The audit committee reviews the adequacy and effectiveness of the external auditors and the audit report, and is comprised of Jeffrey P. Krasnoff, as chairman, Michael J. Morrissey, Paul A. Rubin, Richard S. Frary and David M. Barse. The underwriting committee is responsible for approving the credit underwriting guidelines for Commercial Guaranty Assurance and is comprised of Eric A. Gritzmacher, as chairman, Alan S. Roseman, Jay H. Shidler, Jeffrey P. Krasnoff, F. Fuller O'Connor, Jr., and Jay S. Sugarman. The investment committee is responsible for recommending investment asset allocations, approving the investment guidelines which provide standards to ensure portfolio liquidity and safety and recommending to the board investment managers and custodians for portfolio assets. The investment committee is comprised of David M. Barse, as chairman, Michael J. Morrissey, Robert L. Denton, Richard S. Frary and Jay S. Sugarman. The capital committee is comprised of Paul A. Rubin, as chairman, David M. Barse, Robert L. Denton and Alan S. Roseman, and is responsible for reviewing our equity financing opportunities and other strategic opportunities in the capital markets.

     The holders of the Series A preferred stock as a class may elect two additional members of the board of directors if and so long as one or more of the following events occurs:

     o CGA Group fails to pay stock and/or cash dividends on the Series A preferred stock or other preferred stock as required by it bylaws, or fails to make payments on permitted debt, if any, and the aggregate unpaid amounts exceed $5 million in value.

     o CGA Group does not pay the redemption price and premium, if any, of the Series A preferred stock when due.

     o CGA Group's noncompliance with any of the restrictions, limitations and covenants it made to the Series A investors in the Series A subscription agreement for a period of 60 days after receiving notice from holders of 25% of the liquidation value of the Series A preferred stock of the noncompliance, unless compliance has been waived by holders of 50% of the liquidation value of the Series A preferred stock.

     o CGA Group defaults in the performance of, or fails to comply with and does not cure within the applicable time period, any obligation arising under any contract or instrument under which it has issued preferred stock or incurred permitted debt, and under which the unpaid amount exceeds $5 million.

     o A court of competent jurisdiction enters one or more judgments or orders against CGA Group, Commercial Guaranty Assurance or CGA Investment Management in an uninsured aggregate amount over $10 million, and the judgment or order is not discharged, waived, stayed or satisfied within 45 days , or is the subject of an ongoing appeal and CGA Group is not obligated to pay the amount while the appeal is pending.

     o CGA Group, Commercial Guaranty Assurance or CGA Investment Management files for or becomes subject to a bankruptcy, liquidation or reorganization proceeding.


     o Commercial Guaranty Assurance's claims paying ability rating is downgraded below "Double-A minus" (AA-) by Fitch for a period of 45 consecutive days.


CGA Group's bylaws contain provisions for the election of alternate directors.

BIOGRAPHICAL INFORMATION

     RICHARD A. PRICE--Director, Chief Executive Officer and President of CGA Group since July 5, 1996. Until July, 1996, Mr. Price was one of the top executives at Financial Guaranty Insurance Company, which he joined in

1985. Most recently, Mr. Price was President of FGIC Capital Markets Services, a wholly-owned subsidiary of General Electric Capital Corporation. The FGIC Capital Market Services companies provide various capital market services to municipalities and public finance bankers including investment advice, investment contracts and liquidity for tax-exempt variable rate debt issues. Mr. Price was responsible to General Electric Capital Corporation for forming these companies, marketing these products and services, and establishing market, credit and operating risk controls. In 1988, Mr. Price led FGIC's entry into the structured finance markets, establishing FGIC's asset-backed securities, mortgage-backed securities and commercial real estate securitization activities. Mr. Price was a member of FGIC's three person Credit Policy Committee, along with FGIC's Chief Executive Officer and FGIC's Chief Credit Officer.

     Prior to joining FGIC, Mr. Price spent 11 years with Chemical Bank in a number of areas including Chemical's commercial real estate division where he was Vice President. He also spent several years at Bankers Trust with the responsibility of expanding Bankers' third party commercial paper dealer activities.

     Mr. Price received a bachelor's degree from Cornell University and a MBA from the Wharton Schoolof Business.

     JAMES R. REINHART--Chief Financial Officer of CGA Group and Commercial Guaranty Assurance since January 1, 1997. Prior to joining CGA Group, Mr. Reinhart served as Chief Financial Officer and Executive Vice President of TriNet Corporate Realty Trust, Inc. from its inception in May 1993. Mr. Reinhart was previously Chief Financial Officer at Holman/Shidler Corporate Capital, TriNet's predecessor company and an affiliate company of The Shidler Group, which he joined in 1986. Prior to joining The Shidler Group, Mr. Reinhart was a Division Controller for Coldwell Banker Real Estate Group, an auditor with the accounting firm of McKeehan, Hallstein, Kendall & Warner, and served as an officer in the U.S. Marine Corps.

     Mr. Reinhart is a CPA and received a bachelor's degree in accounting from Bryant College and a MBA from National University.

     MICHAEL M. MIRAN--President, Chief Underwriting Officer and Principal Representative of Commercial Guaranty Assurance since January 3, 2000. Mr. Miran served as Managing Director and General Counsel of CGA Investment Management from June 30, 1997 to January 3, 2000. Prior to joining CGA Investment Management, Mr. Miran was Vice President and Senior Counsel at Financial Guaranty Insurance Company, where he was responsible for structuring, negotiating and documenting a wide range of commercial real estate, mortgage-backed securities and asset-backed securities transactions, including all of FGIC's international asset backed transactions. More recently, Mr. Miran also served as FGIC's Chief Compliance Officer, with responsibility over regulatory and corporate compliance.

     Before joining FGIC in 1990, Mr. Miran was an attorney for seven years with Weil, Gotshal and Manges in New York, where his practice covered a broad range of commercial transactions, including mergers and acquisitions, secured financings, debt restructurings and workouts, and capital markets and securities transactions.

     Mr. Miran received a bachelor of arts degree from New York University, and a juris doctorate degree from Fordham University School of Law.

     GEOFFREY N. KAUFFMAN--President and Chief Executive Officer of CGA Investment Management since January 3, 2000. Mr. Kauffman served as President and Chief Underwriting Officer of Commercial Guaranty Assurance from January 1, 1997 to January 3, 2000. Prior to joining Commercial Guaranty Assurance, Mr. Kauffman worked at AMBAC Financial Group, Inc., where he was a First Vice President in the Structured Finance & International Department. Mr. Kauffman joined AMBAC's Structured Finance & International Department in March of 1995 to help the group build a presence in international structured finance, and joined the MBIA/AMBAC International joint venture upon its inception in the fourth quarter of 1995. When the joint venture opened its London office in April 1996, Mr. Kauffman transferred temporarily to London to launch the joint venture's structured finance effort in London.

     Prior to joining AMBAC, Mr. Kauffman was the Acting Director of the asset backed securities group at Financial Guaranty Insurance Company and a member of FGIC's European strategy team. Mr. Kauffman joined FGIC in 1989 to help establish FGIC's presence in the asset backed securities market.

     Mr. Kauffman received a bachelor's degree from Vassar College and a MBA from Carnegie Mellon University.


     KEM H. BLACKER--Head of Portfolio Management, CGA Investment Management since January 1, 1997. For the twelve years prior to joining CGA Investment Management, Mr. Blacker served in various key positions at FGIC. As Senior Product Manager at FGIC Capital Markets Services Group, Mr. Blacker invested in structured assets sourced in the euromarkets for the municipal guaranteed investment contract business and organized off-balance sheet vehicles. From 1990 to 1993, he served as FGIC's Director of Marketing & Product Development in London, launching the firm's expansion into the euromarkets.


     Prior to his time at FGIC, Mr. Blacker held Vice President positions with J.J. Lowry & Company and with E.F. Hutton in both its San Francisco and New York offices.

     Mr. Blacker received a bachelor's degree in economics from the University of California.


     LANDON D. PARSONS--Head of Structured Finance, CGA Investment Management. Mr. Parsons joined CGA Investment Management in August 1997 as Co-Head of Structured Finance. Mr. Parsons became sole head of Structured Finance during the first quarter of 1999, and was promoted to Managing Director effective January 1, 2000. Prior to joining CGA Investment Management, Mr. Parsons held various positions at FGIC, including Acting Director of the Asset Backed Securities Group and Senior Business Development Manager. Prior to joining FGIC in 1994, Mr. Parsons was a Vice President and Team Leader in Credit Lyonnais' Structured Finance Group. Mr. Parsons managed the bank's joint venture asset-backed commercial paper conduits, and developed an off-balance sheet mortgage-warehousing product. Mr. Parsons joined Credit Lyonnais in 1991 from Capital Markets Assurance Corporation where he was a Vice President in the Corporate Structured Finance Group. At CapMAC, Mr. Parsons focused on debtor-in-possession facilities, domestic and European trade receivables, and asset-backed commercial paper conduit credit enhancement. Mr. Parsons was a member of the Citibank team responsible for establishing CapMAC in 1987.


     Mr. Parsons received A bachelor's degree in economics from the University of Northern Iowa and an MS from Purdue University's Krannert Graduate School of Management.


     JEAN-MICHEL WASTERLAIN--Head of Commercial Real Estate, CGA Investment Management since June 1, 1997. Mr. Wasterlain manages CGA Investment Management's real estate group. Prior to joining CGA Investment Management, Mr. Wasterlain was responsible for real estate lending and securitization at ING Barings. At ING, he created a commercial mortgage conduit which originated time sensitive and complex real estate loans, and structured commercial mortgage loan securitizations backed by these loans. Mr. Wasterlain's other responsibilities at ING included establishing and managing a $300 million commercial mortgage securities investment portfolio, and securing third party financing for ING's other real estate assets.


     Mr. Wasterlain also has previous experience in the financial guaranty business, at FGIC, and in investment banking, at Lehman Brothers. At FGIC, from 1990 to 1993, he worked on the credit enhancing of over $1 billion of commercial mortgage securities. At Lehman Brothers, from 1985 to 1990, he was involved in residential and commercial mortgage-backed securities, as well as providing investment banking coverage to financial institutions.

     Mr. Wasterlain received a bachelor's degree in economics from Stanford University and a MBA from the Wharton Graduate School of Business.


     MARTIN AVIDAN--Head of Liabilities Management, CGA Investment Management. Mr. Avidan joined CGA Investment Management in July 1997 as Co-Head of Structured Finance. Mr. Avidan focuses on developing and implementing CGA Investment Management's liability strategy, including conduit commercial paper facilities, medium term notes and credit derivatives. He is also responsible for CGA Investment Management's emerging markets investment activities. Prior to joining CGA Investment Management, he was First Vice President at Credit Lyonnais in its Structured Finance Group, responsible for both domestic and international asset-backed securities (ABS). Mr. Avidan founded Credit Lyonnais' structured finance group in 1987, emphasizing credit enhancement for public and private ABS issues. From 1990 to 1994 he served as Branch Manager of Credit Lyonnais in Los Angeles.


     Mr. Avidan received a bachelor's degree in business administration from the American College in Paris, and a master's degree in International Management (concentration in finance) from the American Graduate School of International Management.

     JAY H. SHIDLER--Chairman of the Board of Directors of CGA Group since June 21, 1996. Mr. Shidler is the Founder and Managing Partner of The Shidler Group, which he founded in 1970. Mr. Shidler is a founder of, and since June 1994, Chairman of, First Industrial Realty Trust, Inc. (NYSE: FR). Since October 1997, Mr. Shidler has served as Chairman of Corporate Office Properties Trust (NYSE:
OSC).

     DAVID M. BARSE--Director of CGA Group since June 18, 1997. Since May 1998, Mr. Barse has served as President and Chief Operating Officer of Third Avenue Trust, an open-end management investment company, where he served as Vice-President and Chief Operating Officer from June 1995 until his election as President. From April 1995 until February 1998, Mr. Barse served as Vice-President and Chief Operating Officer of EQSF Advisors, Inc., Third Avenue's investment advisor, where he currently serves as President and Chief Operating Officer. Since June 1995, Mr. Barse has been the President of M.J. Whitman, Inc., a registered broker-dealer, and of M.J. Whitman Holding Corp. Mr. Barse joined the predecessors of M.J. Whitman in December 1991 as general counsel.

     ROBERT L. DENTON--Director of CGA Group since July 5, 1996. Since January 1995, Mr. Denton has served as a Managing Partner of The Shidler Group and resident principal in its New York office. Prior to joining The Shidler Group, Mr. Denton was employed from December 1991 to December 1994 as an investment banker at Providence Capital, Inc., which he co-founded. Prior to joining Providence Capital, Mr. Denton was employed as a management consultant at Booz, Allen & Hamilton, Inc.

     RICHARD S. FRARY--Director of CGA Group from June 18, 1997 to March 31, 1999, and from September 10, 1999 to present. Since 1990, Mr. Frary has worked in investment banking and real estate investment at Tallwood Associates, which he co-founded and for which he serves as President. Mr. Frary is also a director of Washington Homes, Inc. and Wellsford Real Properties, Inc.

     ERIC A. GRITZMACHER--Director of CGA Group since June 18, 1997. Since 1987, Mr. Gritzmacher has served as Vice President, Investments for Pacific Life Insurance Company (formerly Pacific Mutual Life Insurance Company).

     JEFFREY P. KRASNOFF--Director of CGA Group since June 18, 1997. Mr. Krasnoff became the President of LNR Property Corporation when it was formed in June 1997 and he became a director in December 1997. From 1987 until June 1997, he was a Vice President of Lennar Corporation. From 1990 until he became the President of LNR, Mr. Krasnoff was involved almost entirely in Lennar's real estate investment and management division.

     MICHAEL J. MORRISSEY--Director of CGA Group since June 18, 1997. Mr. Morrissey has served as the Chairman and Chief Executive Officer of The Firemark Group, an investment management firm specializing in public and private insurance related investments, for the past fifteen years. He also serves as a director of NewCap Re, ONYX, Health Care First, FinPac and Post Acute Care.

     F. FULLER O'CONNOR, JR.--Director of CGA Group since September 10, 1999. Since August 1996, Mr. O'Connor has served as Managing Director of Prudential Securities, where he specializes in real estate investment banking. From August 1994 to August 1996, he served in the real estate finance group at Chase Manhattan Bank, where he specialized in commercial mortgage backed securities.

     ALAN S. ROSEMAN--Director of CGA Group since January 27, 1999. Mr. Roseman is currently a director, and since 1989, General Counsel, of Capital Reinsurance Corporation, where he also serves as Executive Vice President and Secretary.

     PAUL A. RUBIN--Director of CGA Group since June 18, 1997. In April 1995, Mr. Rubin became a principal of Olympus Partners, an investment limited partnership, and he became partner of Olympus in December 1996. Prior to joining Olympus in April 1995, Mr. Rubin worked as Vice President at Summit Partners, a venture capital firm in Boston, which he joined in July 1990.

     JAY S. SUGARMAN--Director of CGA Group since June 18, 1997. Mr. Sugarman is currently President, and since November 1997, Chief Executive Officer, of Starwood Financial Trust, a finance company focused exclusively on commercial real estate. Prior to his arrival in 1993 at Starwood Capital Group, a real estate fund, where he has served as Senior Managing Director, Mr. Sugarman managed a diversified, privately-owned investment fund.

EXECUTIVE COMPENSATION

     The information set forth below describes the components of the total compensation of the Chief Executive Officer and the other four most highly compensated executive officers of CGA Group for services rendered during the fiscal year ended December 31, 1999.


                                          SUMMARY COMPENSATION TABLE
                                                                                        LONG TERM
                                            ANNUAL COMPENSATION                       COMPENSATION
     -------------------------------------------------------------------------------- ------------

              (A)                      (B)          (C)          (D)          (E)          (F)          (G)
                                                                         OTHER ANNUAL               ALL OTHER
           NAME AND                               SALARY        BONUS    COMPENSATION LTIP PAYOUTS COMPENSATION
      PRINCIPAL POSITION              YEAR          ($)          ($)          ($)          ($)          ($)
     -------------------            --------   -----------    ---------  ------------ ------------ ------------
Richard A. Price                      1999        312,000      345,000    185,721(1)        0          0
  Chief Executive Officer,            1998        300,000       75,000    144,931(2)        0          0
  President and Director, CGA         1997        162,500      160,274     45,061(3)        0          0
  Group

Geoffrey N. Kauffman                  1999        208,000      285,000    163,977(4)        0          0
  President, CGA Investment           1998        187,500      100,000    144,514(5)        0          0
  Management                          1997         94,792      175,000    189,511(6)        0          0


Kem H. Blacker                        1999        234,000      230,000      5,000           0          0
  Head of Portfolio Management,       1998        225,000      105,000      5,000           0          0
  CGA Investment Management           1997        121,875      200,000     73,745(7)        0          0

Jean-Michel Wasterlain                1999        182,000      230,000      5,000           0          0
  Head of Commercial Real Estate      1998        175,000      175,000      5,000           0          0
  CGA Investment Management           1997         94,792      225,000    179,994(7)(8)     0          0


Michael M. Miran                      1999        208,000      185,600      5,000           0          0
  President and Chief                 1998        200,000      145,000      5,000           0          0
  Underwriting Officer,               1997        100,769      150,000          0           0          0
  Commercial Guaranty Assurance


--------------

(1) Includes housing allowance of $116,211 and payment of $52,062 to reimburse cost for taxable expatriate allowances paid in 1997 and 1998.

(2)  Includes housing allowance of $126,385.

(3)  Includes housing allowance of $36,750.

(4) Includes housing allowance of $127,650.

(5)  Includes housing allowance of $126,000.

(6) Includes housing allowance of $63,000 and $115,000 as buyout of Mr. Kauffman's bonus arrangement with previous employer.

(7) Amounts include payments by CGA Group of $50,244 and $68,995 made to Messrs. Wasterlain and Blacker, respectively, for services rendered prior to June 17, 1997, pursuant to CGA Group's assumption of these individuals' employment agreements with CGA Funding, L.P.

(8) Amount includes payment by CGA Group of $125,000 made to Mr. Wasterlain as buyout of his bonus arrangement with previous employer.

DIRECTOR COMPENSATION AND BENEFITS

     The chairman and all but one of the directors do not receive compensation in connection with their service as members of CGA Group's Board. Richard S. Frary, the director elected by the Series C preferred stockholders, receives $5,000 for each board meeting attended. All members of CGA Group's board are reimbursed by CGA Group for transportation to all meetings of the board of directors or a committee of the board of directors as well as all reasonable expenses in connection with this service.

DIRECTORS AND OFFICERS INSURANCE

     Management maintains insurance to insure against liabilities asserted against any director, officer, employee or agent of CGA Group arising out of the performance of their duties.

REMUNERATION AND EMPLOYEE AGREEMENTS

   LONG-TERM INCENTIVE PLANS

     CGA Group adopted a stock warrant plan to promote equity ownership of CGA Group by selected employees, and the founders and sponsoring investors of CGA Group and its subsidiaries, to increase their proprietary interest in the success of CGA Group and/or to encourage them to remain in the employ of CGA GroupCGA Group and its subsidiaries. On June 17, 1997, 2,342,500 warrants were issued. Each warrant represents a right to purchase, on or prior to June 17, 2007, one share of common stock of CGA Group at an exercise price of $5.00 per share. The warrants issued to employees vest ratably over a four-year period. All warrants issued to the founders and sponsoring investors of CGA Group pursuant to the stock warrant plan vested immediately upon issuance. In addition, the warrants contain adjustments for dilutive events, such as dividends or additional issuances of stock, and protections for reorganization, and consolidations or mergers.

   401(K) PLAN

     CGA Group maintains a qualified 401(K) retirement plan for all its employees. The amounts contributed by CGA Group during the fiscal year ended December 31, 1999 for the executive officers named in the above table was $25,000.

   MANAGEMENT CONTRACTS

     As of January 1, 1997, CGA Group entered into an employment agreement with Richard A. Price, as Chief Executive Officer and President of CGA Group, for a term of three years and subject to annual renewal thereafter. Mr. Price's employment agreement with CGA Group provides for the payment of a base salary of $300,000 and a discretionary annual cash bonus based upon an annual incentive plan approved by the compensation committee of CGA Group's board of directors. The employment agreement automatically renews for a one-year period upon the end of the term of the agreement, unless terminated by CGA Group or Mr. Price, and provides that if his employment is terminated other than for "cause," he shall receive a severance payment of not less than one-half of his then-current base salary plus relocation expenses. As of January 1, 2000, Mr. Price's base salary was increased to $345,000.

     CGA Investment Management has entered into employment agreements with Geoffrey N. Kauffman, Kem H. Blacker, Michael M. Miran and Jean-Michel Wasterlain, in each case for a term of one year. The employment agreements of Messrs. Kauffman, Blacker, Miran and Wasterlain provide for the payment of base salaries of $175,000, $200,000, $200,000 and $175,000 per annum, respectively, and discretionary annual cash bonuses in an amount based upon an annual incentive plan approved by the compensation committee of CGA Group's board of directors. Each of these employment agreements automatically renews for a one-year period upon the anniversary of the agreement, unless terminated by CGA Group or the employee. As of January 1, 2000, the base salaries of Messrs. Kauffman, Blacker, Miran and Wasterlain have been increased to $285,000, $240,000, $240,000 and $240,000, respectively. CGA Group currently is amending the employment contracts of Messrs. Miran and Kauffman to reflect their new positions at Commercial Guaranty Assurance and CGA Investment Management, respectively.

     Each of the employment agreements described above contains provisions relating to the payment of base salary and discretionary bonus with respect to the contract period, grants of warrants to purchase common stock of CGA Group, the exclusivity of the employee's services, severance benefits in the event of termination other than for "cause," noncompetition and confidentiality. In addition, the directors and officers of CGA Group shall be indemnified and secured harmless out of the assets of CGA Group from and against all actions, costs and charges that they may incur or sustain by or by reason of any act done in or about execution of their duty. CGA Group has also purchased insurance for its business obligations.

BERMUDA-BASED EMPLOYEES

     Richard A. Price, James R. Reinhart and Michael M. Miran are based in Bermuda. Since none of the key employees based in Bermuda are Bermudian, their employment in Bermuda is subject to the specific permission of the appropriate governmental authority. While CGA Group is not currently aware of any reasons why the current work permits for these officers will not be renewed, there can be no assurance that they will be renewed.

CONFLICTS

     CGA Group's board of directors has adopted a resolution to the effect that future transactions between CGA Group or any of its subsidiaries or affiliates, on one hand, and Jay Shidler, The Shidler Group or any affiliates of The Shidler Group, on the other hand, is restricted. Management believes that Mr. Shidler's real estate investments do not pose a conflict of interest with the business of CGA Group. However, to eliminate any appearance of a conflict, CGA Group, its subsidiaries and its affiliates have established a policy of not providing insurance guaranties or investment services to Mr. Shidler or his affiliates. In addition, Mr. Shidler does not receive any compensation while he serves as Chairman or otherwise as a director of CGA Group, except reimbursements for travel expenses.

     Except for the arrangements described below under "Related Party Transactions," CGA Group does not, and does not permit any of its subsidiaries to, directly or indirectly, conduct any business with any of the members of the board of directors or any of their affiliates, unless the transaction or series of transactions are in the best interests of CGA Group as determined by the disinterested members of the board of directors and are entered into on an arms-length basis.

     Commercial Guaranty Assurance may not insure risks of stockholders or their affiliates without bringing the proposed action to the attention of the board of directors. The decision whether Commercial Guaranty Assurance may insure risks of this type will be determined by a vote of the board of directors.

                           RELATED PARTY TRANSACTIONS


     Commercial Guaranty Assurance and Capital Reinsurance Company have entered into an agreement as of June 4, 1997 which grants ACE Guaranty Re Inc., formerly known as Capital Reinsurance Company, the right to make the first offer to provide reinsurance for all insurance contracts, including contracts of financial guaranty as reinsurance, issued by Commercial Guaranty Assurance. ACE Guaranty Re's rights under the right of first offer agreement terminate on the earlier of (a) the date that ACE Guaranty Re no longer owns 5% of the common stock of CGA Group or (b) the date of a public offering of capital stock by CGA Group.


     CGA Investment Management has entered into asset management agreements with St. George Holdings, Cobalt Holdings, and each of their respective subsidiaries. Pursuant to these agreements, CGA Investment Management performs advisory, asset management and related services for these companies. CGA has guaranteed the payment obligations of these companies under their financing arrangements, and is expected to guarantee the payment obligations of any other subsidiaries of St. George Holdings or Cobalt Holdings which may be established in the future in respect of their financing obligations. See "Business--CGA Investment Management, Inc.--St. George and Cobalt."

     In October 1998, Commercial Guaranty Assurance provided asset-specific guarantees and obtained third party credit support on a "cut-through" basis on approximately $382 par amount of securities in the investment portfolios of two of its clients, St. George Investments I and St. George Investments III. The three parties that provided this credit support are institutional investors in CGA Group. In connection with these arrangements, Commercial Guaranty Assurance received a premium of $38.95 million from St. George Investments I and St. George Investments III, and ceded an aggregate of $38.7 million to the three institutions that provided this credit support. Commercial Guaranty Assurance loaned $30 million to St. George Holdings, the parent corporation of St. George Investments I and St. George Investments III, in order to permit St. George Holdings to provide its subsidiaries with sufficient funds to pay the premium for this credit support, and to meet its clients' liquidity needs.

     CGA Group pays the holders of its investment units an aggregate of $600,000 per annum as a fee with respect to the $60 million in capital commitments. See "Description of Securities--Commitments."

     On April 26, 1999, CGA Group sold 973,483 shares of Series C preferred stock to employees of CGA Group and its subsidiaries. The shares were sold for $1.20 each, for a total of approximately $1.2 million. The shares were 90% financed by CGA Group at 7% per annum with equal principal installments due annually over a three-year period.

     On April 14, 1999, subsidiaries of St. George Holdings entered into two securitization transactions pursuant to which they securitized approximately $527 million principal amount of securities in their investment portfolios, by selling these securities to two special purpose trusts established to implement this transaction. The transaction was financed by issuing three classes of securities from these trusts. The two seniormost classes of certificates with an aggregate face amount of $446,450,000 were acquired by or on behalf of an institutional investor in CGA Group. The $80,550,000 face amount of subordinated certificates issued by these trusts were acquired by a subsidiary of Cobalt Holdings. Commercial Guaranty Assurance issued a pool policy relating to each trust's underlying pool of securities in an amount equal to 5.9% of these securities. A subsidiary of St. George Holdings also provided put/call agreements in respect of securities owned by the trusts with an aggregate face amount of $50 million. Commercial Guaranty Assurance has guaranteed this St. George subsidiary's obligations under the put/call agreements.

     In a separate transaction that closed in December 1999, CGA Investment Management paid $5.5 million to St. George to cover a portion of the cost St. George incurred for the credit support arrangements. CGA Investment Management made this payment to assist St. George with liquidity issues that arose due to the cost of the credit support arrangements.

     As of December 31, 1999, 54% of Commercial Guaranty Assurance's net exposure was from assets owned by St. George and Cobalt. Most of Commercial Guaranty Assurance's premiums and CGA Investment Management's fee income is originated from St. George and Cobalt.

                              SELLING STOCKHOLDERS

     The registration statement of which this prospectus is a part has been filed pursuant to Rule 415 under the Securities Act to afford the holders of Series A preferred stock listed in the table below the opportunity to sell their Series A Preferred Stock in a public transaction. By virtue of their ownership of CGA Group's investment units, several of the selling stockholders, because they are eligible to do so under CGA Group's bylaws, have elected designees to the board of directors of CGA Group. See "Management--Directors and Officers of CGA Group and its subsidiaries" and "Security Ownership of Certain Beneficial Owners and Management." Share numbers and percentages listed below are as of March 31, 2000.

                                                     BENEFICIAL OWNERSHIP                 BENEFICIAL OWNERSHIP
                                                      ON THE DATE HEREOF                       AFTER SALE*
                                                      ------------------    NUMBER OF     --------------------
                                                      NUMBER OF  PERCENT    SERIES A      NUMBER OF    PERCENT
                                                      SERIES A     OF        SHARES       SERIES A       OF
        NAME                                           SHARES     CLASS   TO BE OFFERED    SHARES       CLASS
        ----                                          ---------  -------  -------------   ---------    --------
Putnam Investments (The Putnam Fiduciary
 Trust Company on behalf of Putnam High Yield
 Fixed Income Trust (DBT) and Putnam High
 Yield Managed Trust, Putnam Diversified
 Income Trust, Putnam Diversified Income
 Trust II, Putnam Funds Trust-Putnam High
 Yield Total Return Fund, Putnam High Yield
 Advantage Fund, Putnam High Yield Trust,
 Putnam Managed High Yield Trust, Putnam
 Variable Trust-Putnam VT Diversified Income
 Fund, Putnam Variable Trust-Putnam VT High
 Yield Fund) .......................................   965,428      25.4      965,428           0           0

Oppenheimer Funds (Oppenheimer
  Champion Income Fund, Oppenheimer High
  Yield Fund, Oppenheimer Multi-Sector
  Income Trust, Oppenheimer Strategic Income
  Fund, Oppenheimer Variable Account Funds
  for the account of Oppenheimer High
  Income Fund) .....................................   731,390      19.2      731,390           0           0

Third Avenue Trust on behalf of the
  Third Avenue Value Fund Series ...................   643,631      16.9      643,621           0           0

Lennar Capital Services, Inc. ......................   468,086      12.3      468,086           0           0
Olympus Growth Fund II, L.P. .......................   351,067       9.2      351,067           0           0
Capital Reinsurance Company ........................   351,065       9.2      351,065           0           0
Pacific Life Insurance Company and PM Group
  Life Insurance Company ...........................   292,555       7.7      292,555           0           0

-------------

* Assumes the sale of all shares of Series A preferred stock offered by the registration statement of which this prospectus is a part. The selling stockholders may offer all or only some of these shares.

                              PLAN OF DISTRIBUTION

     The shares of Series A preferred stock offered by this prospectus are being offered directly by the selling stockholders. The sale of the securities may be effected by the selling stockholders from time to time in transactions in the over-the-counter market, in negotiated transactions or a combination of these methods of sale. In each case, these sales could be made at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. The selling stockholders may effect these transactions by selling securities to or through broker dealers. Broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from selling stockholders and/or purchasers of securities for whom these broker-dealers may act as agents or to whom they sell as principals, or both. The compensation as to a particular broker-dealer may be in excess of customary commissions. These broker-dealer(s) may be affiliated with, be customers of, or engage in transactions with or perform services for one or more of the selling stockholders and/or CGA Group in the ordinary course of business. CGA Group will keep the registration statement of which this prospectus is a part, or a similar registration statement, effective until the earliest to occur of

     o the date that all securities registered pursuant to the registration statement have been disposed of in accordance with the plan of disposition indicated in this prospectus,

     o the date that all securities registered pursuant to the registration statement have become saleable pursuant to Rule 144 under the Securities Act, or

     o three years from the date the registration statement was first declared effective.

     At the time a particular offer of the securities is made, to the extent required, a post-effective amendment will be distributed which will set forth the number of securities being offered and the terms of the offering. The post-effective amendment will include the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for the securities purchased from the selling stockholders, any discounts, commissions and other items constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

     In order to comply with state securities laws, if applicable, the securities will be sold in these jurisdictions only through registered or licensed brokers or dealers to the extent required by these laws. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with by CGA Group and the selling stockholders.

     The selling stockholders and any broker-dealers, agents or underwriters that participate with selling stockholders in the distribution of securities may be deemed to be "underwriters" as defined in the Securities Act. In this event, all brokerage commissions or discounts and other compensation received by these selling stockholders, brokers-dealers, agents or underwriters may be deemed underwriting compensation under the Securities Act. In addition, any of the securities that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to the prospectus.

     In addition, the selling stockholders and any others engaged in distribution of securities will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of securities by the selling stockholders.

     CGA Group agreed to register the securities under the Securities Act and to indemnify and hold the selling stockholders harmless against liabilities under the Securities Act that could arise in connection with the sale by the selling stockholders of the securities as a result of any untrue statements of material fact or omissions of material fact in this prospectus or in the registration statement of which this prospectus is a part.

     See "Selling Stockholders".

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following tables set forth certain information regarding the ownership of CGA Group's securities of

     o each person known by the CGA Group to own beneficially five percent or more of the outstanding shares of any class of CGA Group's voting securities;

     o    each of CGA Group's directors;

     o    each of CGA Group's executive officers; and

     o    all directors and executive officers of CGA Group as a group.

None of the directors or executive officers of CGA Group own beneficially any shares of CGA Group's Series A preferred stock. See the table above under the heading "Selling Stockholders" for a list of the names of the specific Putnam and Oppenheimer funds that own shares of the Series A Preferred Stock.

SERIES A PREFERRED STOCK (as of March 31, 2000).

                                                                            NUMBER OF SHARES
NAME AND ADDRESS OF BENEFICIAL OWNER                                       BENEFICIALLY OWNED    PERCENT OF CLASS
------------------------------------                                       -------------------   ----------------
Putnam Investments
  One Post Office Square, Boston, MA 02109 ..............................         965,428             25.4
Oppenheimer Funds
  Two World Trade Center, 34th Floor, New York, NY 10048 ................         731,390             19.2
Third Avenue Trust on behalf of the
  Third Avenue Value Fund Series
  767 Third Ave., New York, NY 10017 ....................................         643,621             16.9
Lennar Capital Services, Inc.
  760 N.W. 107th Ave., Suite 300, Miami, FL 33172 .......................         468,086             12.3
Olympus Growth Fund II, L.P. and Olympus Executive Fund, L.P. ...........         351,067              9.2
Capital Reinsurance Company
  1325 Avenue of the Americas, New York, NY 10019 .......................         351,065              9.2
Pacific Life Insurance Company and PM Group Life Insurance Company
  700 Newport Center Drive, Newport Beach, CA 92660 .....................         292,555              7.7

SERIES C PREFERRED STOCK (as of March 31, 2000).

                                                                            NUMBER OF SHARES
                                                                              BENEFICIALLY
NAME AND ADDRESS OF BENEFICIAL OWNER                                              OWNED          PERCENT OF CLASS
------------------------------------                                        -----------------    ----------------
Pacific Life Insurance Company
  700 Newport Center Drive, Newport Beach, CA 92660 ......................     10,553,309             23.5
Third Avenue Trust
  767 Third Ave., New York, NY 10017 .....................................      6,045,667             13.4
Capital Reinsurance Company
  1325 Avenue of the Americas, New York, NY 10019 ........................      5,978,543             13.3
Morgan Guaranty Trusts (Morgan Guaranty Trust Company of
  New York as Trustee of the Multi-market Special Investment Trust
  Fund of Morgan Guaranty Trust Company of New York and Morgan
  Guaranty Trust Company of New York as Trustee of the Commingled
  Pension Trust Fund (Multi-market Special Investment Fund II) of
  Morgan Guaranty Trust Company of New York)
  522 Fifth Avenue, New York, NY 10036 ...................................      5,636,684             12.5
Olympus Partners
  Metro Centre, One Station Place, Stamford, CT 06902 ....................      5,454,882             12.1
Lennar CGA Holdings, Inc.
  760 N.W. 107th Ave., Suite 400, Miami, FL 33172 ........................      5,224,666             11.6

COMMON STOCK (as of March 31, 2000).


                                                                 NUMBER OF                           TOTAL
                                                                 SHARES OF        NUMBER OF        NUMBER OF
                                                               COMMON STOCK       WARRANTS          SHARES
                                                               BENEFICIALLY     BENEFICIALLY     BENEFICIALLY    PERCENT
NAME OF BENEFICIAL OWNER*                                          OWNED            OWNED            OWNED      OF CLASS
-------------------------                                      -------------    -------------    -------------  --------
Capital Reinsurance Company
  1325 Avenue of the Americas, New York, NY 10019 ...........     6,206,021         24,923         6,230,944      21.1
Third Avenue Value Fund
  767 Third Avenue, New York, NY 10017 ......................     3,341,703         45,692         3,387,395      11.5
Olympus Partners
  Metro Centre, One Station Place, Stamford, CT 06902 .......     3,341,711         24,923         3,366,634      11.4
Pacific Life Insurance Company
  700 Newport Center Drive, Newport Beach, CA 92660 .........     3,341,703         20,769         3,362,472      11.4
Morgan Guaranty Trust
  522 Fifth Avenue, New York, NY 10036 ......................     2,864,318         20,769         2,959,783      10.0
Lennar CGA Holdings, Inc.
  760 N.W. 107th Ave., Suite 400, Miami, FL 33172 ...........     1,909,548              0         2,324,673       7.8
The Equitable Life Assurance Society of the United States
  1290 Avenue of the Americas, New York, NY 10104 ...........     1,432,454              0         1,909,548       6.8

----------------


          SECURITY OWNERSHIP OF DIRECTORS AND NAMED EXECUTIVE OFFICERS
                             (AS OF MARCH 31, 2000)

     None of the directors or officers of CGA Group own shares of CGA Group Series A preferred stock.

     The percentages listed in the right column of the table below assume 29,511,369 shares of common stock, comprised of 28,005,648 shares of common stock, warrants held by the holders of Series A preferred stock to purchase 270,000 shares of common stock, sponsor and founder warrants to purchase 847,729 shares of common stock and vested employee warrants to purchase 657,992 shares of common stock.


                                                                                         NUMBER OF    PERCENT OF
                                              NUMBER OF                                   VESTED         CLASS
                                              SHARES OF                  NUMBER OF       WARRANTS       (COMMON
                                              SERIES C       PERCENT     SHARES OF      TO PURCHASE    STOCK AND
                                           PREFERRED STOCK  OF CLASS   COMMON STOCK    COMMON STOCK    WARRANTS)
                                           ---------------  --------   ------------    -------------  ----------
David M. Barse (1) .....................            0           0               0               0          0
Robert L. Denton (2) ...................       32,801           *          85,535          80,072          *
Richard S. Frary .......................            0           0               0               0          0
Eric A. Gritzmacher (3) ................            0           0               0               0          0
Jeffrey P. Krasnoff (4) ................            0           0               0               0          0
Michael J. Morissey (5) ................            0           0               0               0          0
Richard A. Price .......................            0           0         148,544         383,162        1.8
Alan S. Roseman (6) ....................            0           0               0               0          0
Paul A. Rubin (7) ......................            0           0               0               0          0
F. Fuller O'Connor, Jr. (8) ............            0           0               0               0          0
Jay H. Shidler (9) .....................      338,863           *         541,330         396,583        3.1
Jay S. Sugarman (10) ...................            0           0               0               0          0
Kem H. Blacker .........................       41,667           *          20,000         112,232          *
Jean-Michel Wasterlain .................       40,000           *          17,000          81,730          *
Michael M. Miran .......................      100,000           *          12,000          15,161          *
Geoffrey N. Kauffman ...................      146,138           *          23,289          86,563          *
Directors and Named Executive
  Officers as a group ..................      699,469         1.5         847,698       1,155,503        6.8


--------------
 *   Less than one percent.

(1) Excludes 3,341,703 shares of common stock, warrants to purchase 45,692 shares of common stock, 643,621 shares of Series A preferred stock and 6,045,667 shares of Series C preferred stock held of record by Third Avenue Trust, for which Mr. Barse, a Director of CGA Group, serves as President and Chief Operating Officer. Mr. Barse disclaims beneficial ownership of these securities held by Third Avenue Trust.

(2) Includes 68,511 and 17,024 shares of common stock and warrants to purchase 64,135 and 15,937 shares of common stock held of record by Mr. Denton and Mr. Denton's wife, Doreen A. Denton, respectively, and includes 32,801 shares of Series C preferred stock owned by Ms. Denton.

(3) Excludes 3,341,703 shares of common stock, warrants to purchase 20,769 shares of common stock, 292,555 shares of Series A preferred stock and 10,553,309 shares of Series C preferred stock held of record by Pacific Life Insurance Company for which Mr. Gritzmacher, a Director of CGA Group, serves as Vice President, and its affiliates. Mr. Gritzmacher disclaims beneficial ownership of these securities held of record by these entities.

(4) Excludes 2,291,442 shares of common stock, warrants to purchase 33,231 shares of common stock and 5,224,666 shares of Series C preferred stock held of record by Lennar CGA Holdings Inc. and 468,086 shares of Series A preferred stock held of record by Lennar Capital Services. Mr. Krasnoff serves as President of LNR Property Corporation, an affiliate of Lennar CGA Holdings, Inc. and of Lennar Capital Services, Inc. Mr. Krasnoff disclaims beneficial ownership of these securities held of record by these entities.

(5) Excludes 1,432,154 shares of common stock and 533,333 shares of Series C preferred stock held of record by CGA Firemark Venture Fund I, LLC. Mr. Morrissey, a Director of CGA Group, serves as Chairman and Chief Executive Officer of the Firemark Group, an affiliate of CGA Firemark Venture Fund I, LLC. Mr. Morrissey disclaims beneficial ownership of these securities held of record by CGA Firemark Venture Fund I, LLC.

(6) Excludes 3,341,703 shares of common stock, warrants to purchase 4,154 shares of common stock and 58,511 shares of Series A preferred stock held of record by Capital Reinsurance Company, and 292,554 shares of Series A preferred stock, 5,978,543 shares of Series C preferred stock, 2,864,318 shares of common stock and warrants to purchase 20,769 shares of common stock held of record by ACE Limited, a wholly-owned subsidiary of Capital Reinsurance Company. Mr. Roseman, a Director of CGA Group, serves as General Counsel, Executive Vice President and Secretary of Capital Reinsurance Company. Mr. Roseman disclaims beneficial ownership of these securities held of record by these entities.

(7) Excludes 3,341,711 shares of common stock, 351,067 shares of Series A preferred stock and 5,454,882 shares of Series C preferred stock held of record by Olympus Growth Fund II, L.P. and Olympus Executive Fund, L.P. Mr. Rubin, a Director of CGA Group, is a partner of Olympus Partners, an affiliate of these two funds. Mr. Rubin disclaims beneficial ownership of these securities held of record by these entities.

(8) Excludes 954,770 shares of common stock and 1,818,303 shares of Series C preferred stock held of record by Prudential Securities Group, Inc., for which Mr. O'Connor, a Director of CGA Group, serves as managing director. Mr. O'Connor disclaims beneficial ownership of these securities held of record by Prudential Securities Group, Inc.

(9) Includes 7,720 shares of common stock, warrants to purchase 7,227 shares of common stock and 14,875 shares of Series C preferred stock held of record by Shidler/CGA Corp., 3,741 shares of common stock, warrants to purchase 3,502 shares of common stock and 7,208 shares of Series C preferred stock held of record by Shidler Equities Corp., and 529,869 shares of common stock, warrants to purchase 385,854 shares of common stock and 316,780 shares of Series C preferred stock held by Shidler Equities, L.P.

(10) Excludes 954,770 shares of common stock and 1,818,303 shares of Series C preferred stock held of record by Starwood CGA, LLC. Mr. Sugarman, a Director of CGA Group, is President and Chief Executive Officer of Starwood Financial Trust, an affiliate of Starwood CGA, LLC. Mr. Sugarman disclaims beneficial ownership of these securities held of record by Starwood CGA, LLC.

                           DESCRIPTION OF SECURITIES

     CGA Group's authorized capital stock consists of:

     o    268,012,000 shares of common stock,

     o    10,000,000 shares of Series A preferred stock,

     o    10,000,000 shares of Series B preferred stock, and

     o    52,000,000 shares of Series C preferred stock.

     As of December 31, 1999, the following shares were issued and outstanding:

     o    28,005,648 shares of common stock,

     o    3,676,821 shares of Series A preferred stock,

     o    no shares of Series B preferred stock, and

     o    44,971,346 shares of Series C preferred stock.

SERIES A PREFERRED STOCK

   GENERAL

     CGA Group has issued 3,803,212 shares of its Series A preferred stock, each share having a $.01 par value. As described below, the shares of Series A preferred stock have a mandatory redemption period of ten years. CGA Group also has an optional redemption after June 17, 2002 as described more fully below. See "--Optional Redemption." The Series A preferred stock ranks senior to all other classes of CGA Group's capital stock.

   DIVIDENDS


     Each share of Series A preferred stock is entitled to dividends in an amount equal to 13.75% per annum based on a $25 stated value. In addition, if any time after June 17, 2002, the Series A preferred stock is rated "Triple-B minus" or higher from Fitch, or the then-equivalent rating in the event Fitch changes its rating designations, this dividend rate will decrease by 200 basis points. The Series A preferred dividends are fully cumulative, compound quarterly and accrue quarterly until redemption. The accrual period is based on the actual number of days elapsed over a year of 360 days. Subject to Bermuda law, the payment of accrued Series A preferred dividends will be as, if and when any dividends are declared by CGA Group's board of directors. The Series A preferred dividends accrued prior to June 17, 2002 will be paid in kind, and the Series A preferred dividends accruing after that date will be paid in cash at a rate of 11.75% per annum, and, to the extent that the dividends accrue in excess of a rate of 11.75% per annum, the excess, if any, will be paid in cash to the extent CGA Group receives assurance from Fitch that the cash payment will not adversely affect Commercial Guaranty Assurance's AAA rating; otherwise the excess will be paid in kind or in cash as determined by CGA Group.


     If an event of non-compliance occurs, the dividend rate shall be increased by 250 basis points so long as the event of non-compliance is continuing. See "--Events of Non-Compliance" below.

   DIVIDEND PREFERENCE

     So long as any Series A preferred stock remains outstanding, no dividends other than dividends payable in shares of stock ranking junior to the Series A preferred stock may be declared or paid or set apart for payment on, nor may any distribution be made to, any class of stock of CGA Group ranking junior to or on parity with the Series A preferred stock.

   MANDATORY REDEMPTION

     CGA Group will be obligated to redeem the Series A preferred stock, in whole, on June 17, 2007 at a redemption price per share equal to 100% of the stated value of the Series A preferred stock, together with accrued and unpaid Series A preferred dividends, if any, subject to applicable Bermuda laws regarding solvency.

     After June 17, 1997, each holder of Series A preferred stock has the right to require CGA Group to redeem all of the holder's shares of Series A preferred stock upon the occurrence of a change of control of CGA Group at a redemption price equal to the sum of 101% of $25, the stated value of the Series A preferred stock and accrued and unpaid non-cash dividends on the Series A preferred stock through the date of the redemption, subject to applicable Bermuda laws regarding solvency.

   OPTIONAL REDEMPTION

     CGA Group and the holders of the Series A preferred stock agreed on March 1, 1999 that the Series A preferred stock shall be redeemable in cash at the election of CGA Group, in whole or in part at any time and from time to time at a redemption price equal to the stated value of the Series A preferred stock per share plus accrued but unpaid dividends through the date of the redemption, pro rata from all holders of Series A preferred stock, subject to applicable Bermuda laws regarding solvency.

     The Series A holders and any future transferees have irrevocably waived any right to receive any redemption premium or other additional amount in respect of any optional redemption of the Series A preferred stock by CGA Group. Under the March 1, 1999 agreement described above, if CGA Group at any time completes a public offering of shares of its common stock, which public offering has been registered with the Securities and Exchange Commission and has resulted in net proceeds to CGA Group of not less than $50 million, then CGA Group shall utilize the net proceeds to redeem the shares of Series A preferred stock, on a pro rata basis from all holders of Series A preferred stock, subject to applicable Bermuda laws regarding solvency.

     At any time prior to June 17, 2000 and upon ten days' prior written notice to the holders, up to 35% of the Series A preferred stock is redeemable in cash at the election of CGA Group with the proceeds of one or more public offerings of CGA Group's capital stock registered with the Securities and Exchange Commission, at any time or from time to time, at a redemption price equal to the sum of 120% of the sum of $25 and accrued and unpaid non-cash dividends through the date of the redemption plus accrued and unpaid cash dividends through the date of the redemption, subject to applicable Bermuda laws regarding solvency.

   LIQUIDATION PREFERENCE

     If CGA Group voluntarily or involuntarily liquidates, dissolves or winds-up, the holders of the Series A preferred stock will be entitled to receive, after all creditors of CGA Group have been paid, a liquidation preference per share equal to $25, together with all accrued and unpaid Series A preferred dividends through the date of the liquidation, dissolution or winding up, out of the assets of CGA Group before any distribution is made to the holders of any security ranking junior to or on parity with the Series A preferred stock.

   VOTING RIGHTS AND BOARD REPRESENTATION

     The holders of Series A preferred stock are entitled to exercise seven votes per share, constituting an aggregate of 18.2 million votes. This represents, as of June 17, 1997, approximately 41% of the total number of votes that the holders of CGA Group voting capital stock may cast. Each additional issuance of Series A preferred stock in excess of 2,600,000 shares, including shares issued as paid-in-kind dividends, will dilute proportionally the per share voting rights attributable to the then-outstanding shares of Series A preferred stock for so long as the excess exists.

     The holders of the Series A preferred stock are not entitled to elect any members of the CGA Group board of directors, except as provided in "--Penalties for Non-Compliance" below.

     CGA Group's bye-laws limit the direct and indirect voting power of each U.S. person so that, unless an event of non-compliance has occurred and is continuing, no U.S. person will own, directly or indirectly, stock that controls 10% or more of the total combined voting power of all classes of stock of CGA Group entitled to vote. See "--Events of Non-Compliance" below.

   LIMITATION ON COMPANY INDEBTEDNESS AND PREFERRED STOCK

     Under the subscription agreement for the Series A preferred stock, CGA Group will not, directly or indirectly, incur any indebtedness or issue any preferred stock unless CGA Group is in compliance with the restrictions set forth in "--Events of Non-Compliance," below as a consequence of the incurrence of the indebtedness or issuance of preferred stock, and the indebtedness or preferred stock is specifically permitted under the Series A subscription agreement. This covenant will not restrict CGA

Group's ability to incur obligations under insurance, reinsurance or retrocession contracts or other arrangements by which a person guarantees financial or credit risks in each case provided the obligations were entered into in the ordinary course of business. This covenant also will not restrict CGA Group's ability to incur obligations with respect to letters of credit or similar instruments or credit facilities for the purpose of securing insurance, reinsurance or retrocessional obligations entered into in the ordinary course of business, to the extent that these letters of credit or similar instruments or credit facilities are not drawn upon, or if drawn upon, the drawing is reimbursed not later than the 30th business day following a demand for reimbursement. This covenant also will not restrict CGA Group's ability to issue the Series B preferred stock pursuant to the commitments.

   LIMITATION ON RESTRICTED SUBSIDIARY INDEBTEDNESS AND PREFERRED STOCK

     Under the subscription agreement, Commercial Guaranty Assurance and CGA Investment Management may not incur indebtedness or issue preferred stock unless the transaction is entered into with the specific permission of CGA Group and in compliance with the terms of the subscription agreement described below under "--Events of Non-Compliance." This covenant will not restrict the ability of Commercial Guaranty Assurance or CGA Investment Management to incur, directly or indirectly, insurance obligations.

   OTHER RESTRICTIONS AND LIMITATIONS ON CGA GROUP AND ITS SUBSIDIARIES

     The subscription agreement for the Series A preferred stock also restricts:

     o the ability of CGA Group and its subsidiaries to pay dividends or distributions in respect of their shares of capital stock, other than dividends or distributions payable solely to CGA Group or a subsidiary of CGA Group;

     o the ability of CGA Group and its subsidiaries to make intercompany loans or advances, or to make intercompany transfers of assets or properties;

     o the ability of CGA Group and its subsidiaries to sell assets or shares of capital stock at less than their fair market value, as determined by the board of directors of CGA Group;

     o the ability of CGA Group and its subsidiaries to enter into encumbrances or restrictions, except as required by law or regulation, relating to the payment of dividends or redemptions, the making of intercompany loans or advances, or intercompany transfers of assets or properties;

     o the ability of CGA Group to amend or modify the terms of the commitments to purchase Series B preferred stock without the written consent of the holders of 90% of the outstanding shares of Series A preferred stock;

     o the ability of CGA Group and its subsidiaries to enter into any transaction with or for the benefit of any of their respective affiliates on terms less favorable to CGA Group or the subsidiary than those that could be obtained in a comparable arms-length transaction with an unrelated third party, unless approved by the CGA Group board of directors, including approval by a majority of the disinterested directors;

     o the ability of CGA Group or any of its subsidiaries to merge, amalgamate or consolidate with any other entity.

   EVENTS OF NON-COMPLIANCE

     Under the subscription agreement, events of non-compliance with respect to the Series A preferred stock include:

     o failure of CGA Group to pay dividends on the Series A preferred stock under the terms of CGA Group's bylaws, provided that the unpaid amount is in excess of $5 million;

     o failure by CGA Group to pay the redemption price and premium, if any, in respect of the Series A Preferred Stock when due upon mandatory or optional redemption, required purchase or otherwise;

     o failure by CGA Group or its subsidiaries to pay amount in respect of indebtedness or preferred stock when due, provided that the unpaid amount exceeds $5 million individually or in the aggregate;

     o the entry by a court of competent jurisdiction of one or more judgments or orders against CGA Group or any of its subsidiaries in an uninsured aggregate amount in excess of $10 million, which judgment or order is not discharged or waived within 45 days or subject to an appeal during which CGA Group is not obligated to pay the amount;

     o the making by CGA Group or any of its subsidiaries of a general assignment for the benefit of creditors, or the consent to the appointment of a receiver or trustee, or the occurrence of an event of bankruptcy, insolvency or reorganization;

     o a downgrade of Commercial Guaranty Assurance's claims-paying ability rating below a "Double A minus" (AA-) rating by Fitch for a period of 45 consecutive days.


   PENALTIES FOR NON-COMPLIANCE

     If any of the above events of non-compliance has occurred, then, for so long as the event of non-compliance remains uncured and is continuing:

      o the size of the board of directors of CGA Group will be increased by two members, and the holders of the Series A preferred stock as a class will be entitled to appoint at least two members of the board;

     o the dividend rate on the Series A preferred stock will be increased by 250 basis points (2.5%); and D no class of stock of CGA Group ranking junior to or on parity with the Series A Preferred Stock may be redeemed.

   REPORTING

     CGA Group is required by the Series A subscription agreement to furnish to the holders of the Series A preferred stock copies of the annual and quarterly reports and the information, documents and other reports that CGA Group is required to file with the Securities and Exchange Commission under Sections 13 and 15(d) of the Exchange Act within 15 days after it files them with the Securities and Exchange Commission. Notwithstanding that CGA Group may not be required to remain subject to the reporting requirements of Section 13 and 15(d) of the Exchange Act, to the extent permitted by the Exchange Act, CGA Group will continue to file with the Securities and Exchange Commission with the annual reports and the information, documents and other reports that are specified in
Section 13 and 15(d) of the Exchange Act. In the event that CGA Group is not permitted to file such reports, documents and information with the Securities and Exchange Commission, CGA Group will provide substantially similar information with respect to itself and its subsidiaries to the holders of the Series A preferred stock as it would with the Securities and Exchange Commission if CGA Group were subject to the reporting requirements of the Section 13 and 15(d) of the Exchange Act.

   WAIVER AND AMENDMENT

     The consent of the holders of a majority of the outstanding shares of the Series A preferred stock is required with respect to waivers and amendments that do not affect the payment terms of the Series A preferred stock or the amount of Series A preferred stock holders who must consent to any amendment or the relative ranking of the Series A preferred stock. The latter waiver and amendments may be made only with the consent of the holders of 90% of the outstanding aggregate liquidation value of the Series A preferred stock.

WARRANTS

     The purchaser of each of the 2,600,000 shares of Series A preferred stock issued on June 17, 1997 acquired for no additional consideration one warrant for each share of Series A preferred stock purchased. Each warrant represents a right to purchase, on or prior to June 17, 2007, .1038462 shares of common stock at an exercise price of $.01 per share, for an aggregate total of 270,000 shares of common stock. The warrants contain adjustment provisions for dilutive events, such as dividends and issuances of additional shares, and protections for reorganizations, consolidations, or mergers.

SERIES B PREFERRED STOCK

   GENERAL

     On June 4, 1997, CGA Group issued 1,600,000 investment units. Each investment unit consisted of one share of Series B preferred stock, 4.8925 shares of common stock and a commitment to purchase 1.5 additional shares of Series B preferred stock. Accordingly, CGA Group issued 1,600,000 shares of its Series B preferred stock, with a par value of $.01 per share. CGA Group also obtained commitments to purchase an additional 2,400,000 shares of Series B preferred stock, as described below under "--Commitments." The Series B preferred stock ranks junior to the Series A preferred stock and the Series C preferred stock and senior to the common stock.

     On March 31, 1999, in connection with the sale by CGA Group of 43,997,863 shares of Series C preferred stock, all of the issued and outstanding shares of Series B preferred stock were converted into shares of common stock at a conversion ratio of 11.816 shares of common stock per share of Series B preferred stock. The conversion ratio was based on an assumed value of $3.00 per share of common stock. As of the date of this prospectus, no shares of Series B preferred stock are issued and outstanding.

   DIVIDENDS

     The Series B preferred stock is entitled to dividends in an amount equal to 7% per annum based on a $25 stated value. The Series B preferred dividends are fully cumulative, compound quarterly and accrue quarterly, based on the actual number of days elapsed over a year of 360 days, until redemption. Subject to Bermuda law, the payment of accrued Series B preferred dividends is payable in cash or in kind as, if and when dividends are declared by CGA Group's board of directors, provided that, so long as any Series A preferred stock is outstanding, no dividends other than dividends payable in shares of Series B preferred stock may be declared or paid or set apart for payment on the Series B preferred stock.

   DIVIDEND PREFERENCE

     Any obligation of CGA Group with regard to the Series B preferred dividends does not affect the payment by CGA Group of the Series A preferred dividends when these dividends become due. As long as any Series B preferred stock remains outstanding, no dividends other than dividends payable in shares of stock ranking junior to the Series B preferred stock may be declared as paid or set apart for payment on, nor may any distribution be made to, any class of stock that ranks junior to the Series B preferred stock.

   MANDATORY REDEMPTION

     The Company is obligated to redeem the issued and outstanding Series B preferred stock, if any, in whole, at a redemption price per share equal to $25, together with accrued and unpaid dividends, if any, upon the earliest of June 17, 2012, a sale, merger or amalgamation of CGA Group and a qualified public offering; provided, however, that so long as CGA Group is in default in respect of any obligation to redeem or pay dividends in respect of the Series A preferred stock, CGA Group may not redeem any Series B preferred stock.

   REDEMPTION PREFERENCE

     If CGA Group defaults on any payment due upon the mandatory redemption of the Series B preferred stock and the default is not cured:

     o no class of stock ranking junior to the Series B preferred stock may be redeemed;

     o no dividends other than dividends payable in stock ranking junior to the Series B preferred stock may be declared or paid or set apart for payment on, nor may any distribution be made, to, any class of stock ranking junior to the Series B preferred stock; and

     o no dividends on shares ranking on parity with the Series B preferred stock may be paid or set apart for payment.

   LIQUIDATION PREFERENCE

     If CGA Group voluntarily or involuntarily liquidates, dissolves or winds-up, the holders of the Series B preferred stock, if any, will be entitled to receive, after all creditors of CGA Group have been paid and the Series A preferred liquidation preference and Series C liquidation preference have been satisfied, a liquidation preference per share equal to $25, plus all accrued and unpaid dividends to the date of such liquidation, dissolution or winding up, out of the assets of CGA Group before any distribution is made to the holders of any stock of CGA Group ranking junior to the Series B preferred stock.

     In the event that the assets available for distribution to the holders of the Series B preferred stock and stock ranking on a parity with the Series B preferred stock are insufficient to pay the respective preferential amounts in full, these assets will be distributed ratably in proportion to the preferential amounts payable thereon.

   VOTING RIGHTS

     Except as otherwise required by Bermuda law, the holders of the Series B preferred stock are entitled to exercise five votes per share on all matters presented to CGA Group's shareholders. As more fully described below under

"Material Tax Considerations", CGA Group's bylaws attempt to limit the direct and indirect voting power of each holder of CGA Group's stock so that no U.S. person will be entitled to votes representing 10 percent or more of CGA Group's voting power.

   BOARD REPRESENTATION RIGHTS

     Prior to a qualified public offering, the holders of Series B preferred stock are entitled to elect at least eight directors to CGA Group's board of directors. Following a qualified public offering, holders of Series B preferred stock may maintain special rights to designate members of the board.

   REGISTRATION RIGHTS

     There are no demand or piggyback registration rights with respect to the Series B preferred stock.

SERIES C PREFERRED STOCK

   GENERAL

     On March 31, 1999, CGA Group sold to existing shareholders an aggregate of 43,997,863 shares of Series C preferred stock for net cash proceeds of $50,996,794.50. On April 26, 1999, CGA Group sold 973,483 shares of Series C preferred stock to employees of CGA Group and its subsidiaries, for a total of approximately $1.2 million. The Series C preferred stock ranks junior to the Series A preferred stock and senior to the Series B preferred stock and the common stock.

   DIVIDENDS

     The holders of shares of Series C preferred stock are not entitled to receive any dividends with respect to these shares.

   REDEMPTION

     CGA Group will redeem the Series C preferred stock in the event of a sale of CGA Group or a merger, consolidation or amalgamation with another entity which results in the owners of all of CGA Group's capital stock prior to the transaction owning securities with less than 50% of the then-outstanding voting power of the surviving entity following the transaction. The redemption will only be made if and to the extent that the consideration paid for each share of Series C preferred stock in connection with the sale, merger or other transaction is less than the liquidation value of the Series C preferred stock. The liquidation value of the Series C preferred stock is the stock's stated value, $1.50 per share, plus an amount equal to 7.00% per annum of the stated value, compounded annually from March 31, 1999 through the closing date of the liquidation.

     On the maturity date of the Series C preferred stock, March 31, 2009, the Series C preferred stock will, at the option of CGA Group, be redeemed for cash in an amount per share equal to the liquidation value described in the preceding paragraph, or converted into shares of CGA Group's common stock as described below.

     No later than 10 days prior to the maturity date, CGA Group will give notice to the holders of Series C preferred stock of the impending maturity of the shares, of whether CGA Group intends to redeem the shares for cash or shares of common stock, and of the then-applicable Series C liquidation value or number of shares of common stock into which a share of Series C preferred stock is then convertible. Any redemption of Series C preferred stock will be made pro rata from among the registered holders of the shares then issued and outstanding and with ten calendar days' prior notice to the registered holders.

   CONVERSION

     In lieu of the cash redemption at maturity described above, at the option of the board of directors the shares of Series C preferred stock may be automatically converted into shares of common stock on March 31, 2009, the maturity date, or on an earlier date in the event of the issuance by CGA Group of equity securities resulting in aggregate gross proceeds to CGA Group of at least $50 million. This automatic conversion will not be triggered by any issuances of equity securities by CGA Group pursuant to acquisitions, mergers or other business combinations, or pursuant to stock option plans, stock purchase plans or other employee benefit plans or arrangements.

     In the event of the automatic conversion of the Series C preferred stock into shares of common stock upon maturity, if the fair market value of the common stock at that time is greater than $1.50, then each share of Series C preferred stock will be converted into the number of shares of common stock equal to $1.50 plus 7% per annum compounded annually from March 31, 1999. If the fair market value of the common stock is less than $1.50 per share at that time, then the conversion ratio will equal 95% of the fair market value of the common stock. In the event of the automatic conversion of the Series C preferred stock into common stock as a result of an equity issuance in excess of $50 million, as described in the previous paragraph, the conversion ratio will be one for one, with adjustments made for any dividends or other distributions paid in common stock by CGA Group after March 31, 1999 that would have increased the number of common shares outstanding after that date.

     Series C preferred stock may be converted into shares of common stock at any time at the option of the holder at the then-applicable conversion price. The conversion price will be adjusted from time to time in accordance with the terms of the appendices to CGA Group's bylaws in order to reflect dividends, stock splits, distributions, issuances of securities entitling subscribers to purchase shares of common stock for less than the conversion price, or other changes in CGA Group's capital structure.

   LIQUIDATION PREFERENCE

     If CGA Group voluntarily or involuntarily liquidates, dissolves or winds-up, the holders of the Series C preferred stock will be entitled to receive, after all creditors of CGA Group have been paid and the Series A preferred liquidation preference has been satisfied, a liquidation preference per share equal to the stated value of the Series C preferred stock, U.S. $1.50 per share, subject to adjustment in the event of any share split or combination with respect to these shares, plus an amount equal to 7.00% per annum of the stated value, which amount will calculated based on the actual number of days elapsed over a year of 360 days from March 31, 1999 through the date of the liquidation and will be compounded annually.

     In the event that the assets available for distribution to the holders of the Series C preferred stock and stock ranking on parity with the Series C preferred stock are insufficient to pay the respective preferential amounts in full, the assets will be distributed ratable in proportion to the preferential amounts payable thereon.

   VOTING RIGHTS

     Except as otherwise required by Bermuda law, the holders of Series C preferred stock are entitled to exercise one vote per share on all matters presented to CGA Group's shareholders. As more fully described below under "Material Tax Considerations", CGA Group's bylaws attempt to limit the direct and indirect voting power of each holder of CGA Group's stock so that no U.S. person will be entitled to votes representing 10 percent or more of CGA Group's voting power.

   BOARD REPRESENTATION RIGHTS

     Prior to a qualified public offering, the holders of Series C preferred stock are entitled, as a class, to elect two members of CGA Group's board of directors.

   REGISTRATION RIGHTS

     There are no demand or piggyback registration rights with respect to the Series C preferred stock.

COMMON STOCK

   GENERAL

     On June 17, 1997, CGA Group issued 9,100,000 shares of its common stock, each share having a $.01 par value, representing 7,827,957 shares to the investment unit investors and 1,272,043 shares to CGA Group's sponsoring investors. On March 31, 1999, all of the issued and outstanding shares of CGA Group's Series B preferred stock were converted into shares of common stock at a conversion ratio of 11.816 shares of common stock per share of Series B preferred stock. The conversion ratio was based on an assumed value of $3.00 per share of common stock. As a result of the conversion, 18,905,648 new shares of common stock were issued. As of the date of this prospectus, 28,005,648 shares of common stock were issued and outstanding. The common stock is perpetual in duration.

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   DIVIDENDS

     The common stock is not entitled to dividends as long as any shares of Series A preferred stock or Series B preferred stock remain outstanding. Thereafter, the common stock is entitled to any net profits of CGA Group, when, as and if declared as dividends by the board of directors.

   LIQUIDATION

     If CGA Group voluntarily or involuntarily liquidates, dissolves or winds-up, the holders of the common stock are entitled, after all creditors of CGA Group have been paid and the Series A preferred liquidation preference, the Series B preferred liquidation preference and the Series C liquidation preference have been satisfied, to share ratably in the remaining assets of CGA Group together with common stock.

   VOTING RIGHTS

     Except as otherwise required by Bermuda law, the holders of common stock are entitled to exercise two votes per share on all matters presented to CGA Group's shareholders. As more fully described below under "Material Tax Considerations", CGA Group's bylaws attempt to limit the direct and indirect voting power of each holder of CGA Group's stock so that no U.S. person will be entitled to votes representing 10 percent or more of CGA Group's voting power.

   OTHER RIGHTS

     The holders of the common stock have registration rights, preemption rights, first refusal rights, tag-along rights and drag-along rights with respect to the common stock, as set forth in CGA Group's shareholders agreement attached as an exhibit to the registration statement of which this prospectus is a part.

INVESTOR WARRANTS

     CGA Group's sponsoring investors and founders hold 847,729 warrants. Each investor warrant represents a right to purchase, on or prior to June 16, 2007, one share of common stock at an exercise price of $2.12 per share. The investor warrants contain adjustments for dilutive events and protections for reorganizations, consolidations, or mergers.

COMMITMENTS

   GENERAL


     In connection with their purchase of investment units, the unit investors irrevocably committed to purchase an aggregate of $60 million of Series B preferred stock, at a purchase price of $25 per share, in the event that CGA Group receives written notice from Fitch that Fitch will reduce its claims-paying ability rating of Commercial Guaranty Assurance below "Triple-A", and the events that have led to the notice of the proposed downgrade have not been cured within 45 days to the satisfaction of Fitch.


   COMMITMENT FEE

     CGA Group is required to pay annually in advance a commitment fee to each unit investor equal to one percent of the unit investor's then-aggregate commitment amount.

   COMMITMENT SUPPORT


     In order to secure their commitments, each unit investor not rated "Double-A" or higher delivered to CGA Group a five-year letter of credit from a bank rated at least "Double-A" or a one-year letter of credit from a bank rated at least "Double-A" to be renewed annually for five years, or other form of credit support as will not give rise to a downgrading of Commercial Guaranty Assurance's rating by Fitch. Each unit investor is also subject to maintenance requirements with respect to its rating on the letter of credit. Failure to renew a one-year letter of credit prior to expiration will give rise to the right of CGA Group to draw down on the letter of credit.


   COMMITMENT BY CGA GROUP TO COMMERCIAL GUARANTY ASSURANCE

     On June 17, 1997, CGA Group entered into a commitment agreement with Commercial Guaranty Assurance to contribute to Commercial Guaranty Assurance, through the purchase of equity securities of Commercial Guaranty

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Assurance or otherwise, the proceeds of the sale of any Series B preferred stock to the unit investors pursuant to the commitments. CGA Group has assigned its rights to the unit investors' commitments to support this commitment to Commercial Guaranty Assurance.

   VOTING RIGHTS

     The unit investors are not entitled to any rights, including voting or consent rights, of a shareholder of CGA Group with respect to their commitments. Each share of Series B preferred stock issued pursuant to the commitments will have proportional voting rights based on the number of shares of Series B preferred stock issued and outstanding at that time. See "Description of Securities--Series B Preferred Stock--Voting Rights."

GOVERNING LAW

     The shares of Series A preferred stock are governed by the laws of Bermuda, without regard to the principles of conflicts of law.

CONSENT TO JURISDICTION AND SERVICE

     CGA Group has appointed CT Corporation System as its agent for service of process in any suit, action or proceeding with respect to the Series A preferred stock and for actions brought under the United States federal or state securities laws brought in any United States federal or state court located in the City of New York, and submits to this jurisdiction.

                           MATERIAL TAX CONSIDERATIONS


     The following summary of the taxation of CGA Group, Commercial Guaranty Assurance, CGA Investment Management and the taxation of shareholders of CGA Group describes the material U.S. federal and Bermuda tax consequences as of the date of this prospectus. The tax treatment of a holder of securities for U.S. federal, state, local and non-U.S. tax purposes may vary depending on the holder's particular status. The description of U.S. federal income tax law set forth below is Dewey Ballantine LLP's opinion as to the material tax considerations with respect to the taxation of CGA Group, Commercial Guaranty Assurance, CGA Investment Management, and shareholders of CGA Group. The description of Bermuda tax law set forth below is based upon the advice of Conyers Dill & Pearman, Bermuda. Because of their inherently factual nature, no opinion has been given by Dewey Ballantine to investors with respect to


     o whether CGA Group or Commercial Guaranty Assurance will have a permanent establishment in the U.S. or will be engaged in a U.S. trade or business,

     o    any factual or accounting matters, or

     o the existence or amounts of "related person insurance income," described below.

All statements in this prospectus with respect to these matters and information with respect to facts, determinations or conclusions relating to the business or activities of Commercial Guaranty Assurance and CGA Investment Management have been provided by the management of CGA Group, and Dewey Ballantine LLP's opinion in this prospectus is based on the assumption that all of this information is accurate and complete in all respects.

     Investors have been advised and again are urged to consult their own tax advisors concerning the U.S. federal, state, and local and non-U.S. tax consequences to them of owning securities in CGA Group.

     The Bermuda Insurance Enterprises and Mutual Assistance Tax Treaty is a limited income tax treaty between Bermuda and the United States that affects the taxation of insurance company income only. In form the treaty provides for reciprocal waiver of taxation by both countries with respect to income derived by an insurance company. However, since Bermuda does not currently tax this type of income, the treaty, in effect, currently operates unilaterally with respect to the imposition of taxes. The treaty is, however, reciprocal with respect to mutual assistance in tax matters.

TAXATION OF CGA GROUP AND ITS SUBSIDIARIES

   BERMUDA

     CGA Group and Commercial Guaranty Assurance have received from the Minister of Finance of Bermuda an assurance under The Exempted Undertakings Tax Protection Act, 1966 of Bermuda. The tax assurance states that in

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the event of there being enacted in Bermuda any legislation imposing tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of this type of tax shall not be applicable to CGA Group or Commercial Guaranty Assurance or to any of their operations or the shares, debentures or other obligations of CGA Group and Commercial Guaranty Assurance until March 28, 2016. This assurance does not prevent the application of any tax payable in accordance with the provisions of the Land Tax Act 1967 of Bermuda or otherwise payable in relation to the property leased to CGA Group or Commercial Guaranty Assurance. Commercial Guaranty Assurance will be required to pay registration fees as an insurer under the Bermuda insurance laws, and each of Commercial Guaranty Assurance and CGA Group will be required to pay annual Bermuda government fees. In addition, all entities employing individuals in Bermuda are required to pay a payroll tax to the Bermuda government.

     Currently there is no Bermuda withholding tax on dividends paid by CGA Group or Commercial Guaranty Assurance.

   U.S.

     CGA Group and CGA. CGA Group is a pure holding company and does not engage in any business activity; hence, it is not engaged in a trade or business in the United States. Commercial Guaranty Assurance operates its business in a manner that management believes should not result in its being treated as engaged in a trade or business within the U.S. Consequently, management does not believe Commercial Guaranty Assurance is obligated to pay U.S. federal income tax. However, because the determination of whether a foreign corporation is engaged in a trade or business in the U.S. is inherently factual and there are no definitive standards for making this determination, there can be no assurance that the Internal Revenue Service will not contend that Commercial Guaranty Assurance is engaged in a trade or business in the U.S.


     Ordinarily, a foreign corporation deemed to be engaged in a trade or business in the U.S. will be subject to U.S. income tax, including, potentially, the branch profits tax, on its net income that is effectively connected with the conduct of that trade or business, unless the corporation is entitled to relief under an income tax treaty. This type of income tax would be imposed on effectively connected net income and would be computed in a manner generally analogous to that applied to the net income of a domestic corporation. However, if a foreign corporation does not timely file a U.S. federal income tax return, even if its failure to do so is based upon a good faith determination that it was not engaged in a trade or business in the U.S., it is not entitled to deductions and credits allocable to its effectively connected income. Moreover, penalties may be assessed for failure to file these tax returns. Commercial Guaranty Assurance files "protective" U.S. federal income tax returns, which means that it reports no "effectively connected" income and hence pays no tax, so that if it were held to be engaged in a trade or business in the U.S., it would be allowed to deduct expenses and utilize credits allocable to income determined to be effectively connected with this trade or business and would not be subject to a failure to file penalty. The maximum U.S. income tax rates currently are 35% for a corporation's effectively connected net income and 30% for the branch profits tax. The branch profits tax, which is based on net income after subtracting the regular corporate tax and making other adjustments, is imposed on the amount of net income deemed to have been withdrawn from the U.S. Thus, the maximum combined corporate net income and branch profits tax rate is approximately 54.5%.


     Under the tax treaty described above, a Bermuda corporation that meets eligibility requirements described below and that is predominantly engaged in the insurance business will not be subject to U.S. federal income tax on its business profits effectively connected with a U.S. trade or business provided that the trade or business is not conducted through a permanent establishment in the U.S. This is referred to in this prospectus as the "No PE Exemption". Management believes that Commercial Guaranty Assurance qualifies for the No PE Exemption; however, because the determination of whether a trade or business is being conducted through a permanent establishment is inherently factual, management cannot assure the exemption's availability. In order to meet the eligibility requirements of the tax treaty:

     o more than 50% of Commercial Guaranty Assurance's stock must be beneficially owned, directly or indirectly, by individuals who are either Bermuda residents or U.S. citizens or residents, and

     o Commercial Guaranty Assurance's income must not be used in substantial part, directly or indirectly, to make disproportionate distributions to, or to meet liabilities to, individuals who are not either Bermuda residents or U.S. citizens or residents.

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Management has monitored the sale of securities made pursuant to the offering of the Series A preferred stock and warrants, the offering of the investment units and the offering of the Series C preferred stock to ensure that Commercial Guaranty Assurance would meet the tax treaty's eligibility requirement after the completion of each of these offerings. Thus, absent a misrepresentation by any of the purchasers of CGA Group's securities, CGA Group, and hence Commercial Guaranty Assurance, meets the eligibility requirements of the tax treaty. However, there can be no assurance that Commercial Guaranty Assurance will continue to meet these requirements in the future.

     The No PE Exemption clearly applies to net premium income but it is unclear whether it applies to non-premium income (i.e., investment income). Thus, reliance on the No PE Exemption may not preclude the U.S. from taxing a Bermuda corporation that is predominantly engaged in the insurance business in the U.S. on its non-premium effectively connected income. Accordingly, even if the No PE Exemption is available to Commercial Guaranty Assurance, if Commercial Guaranty Assurance is determined to be engaged in a trade or business in the U.S., the U.S. may be able to tax any of its income, other than net premium income, that is effectively connected with the conduct of that trade or business. In general, income is effectively connected with the conduct of a U.S. trade or business only if it is derived from U.S. sources. However, under special rules applicable to foreign insurance companies engaged in an insurance business in the U.S., a minimum amount of investment income, whether or not derived from U.S. sources, determined by a formula, is deemed to be effectively connected with the conduct of that U.S. trade or business. As previously indicated, this income may not be protected from U.S. taxation by the No PE Exemption. Thus, if Commercial Guaranty Assurance is determined to be engaged in a trade or business in the U.S. but it does not have a permanent establishment, a portion of its investment income may be subject to U.S. taxation, and this could be so even though Commercial Guaranty Assurance does not, and does not intend in the future to, invest in securities that generate U.S. source income.

     A foreign corporation not engaged in a trade or business in the U.S. is subject to U.S. federal income tax at the rate of 30% on its "fixed or determinable annual or periodical gains, profits and income" derived from sources within the U.S., for example, dividends and specific types of interest income. Thus, even if Commercial Guaranty Assurance is not engaged in a trade or business in the U.S., it could be subject to the 30% tax on this type of income, depending upon the types of instruments in which it invests. As noted above, however, Commercial Guaranty Assurance does not invest, and does not intend in the future to invest, in securities that generate U.S. source income.

     The U.S. also imposes an excise tax on insurance and reinsurance premiums paid to foreign insurers or reinsurers by insureds who are U.S. persons with respect to risks located in the U.S. The rates of tax currently applicable to these premiums are four percent for direct insurance premiums and one percent for reinsurance premiums. A substantial portion of Commercial Guaranty Assurance's premium income has been U.S. source income and therefore subject to the excise tax. The excise tax would not apply, however, if Commercial Guaranty Assurance were determined to be engaged in a trade or business in the U.S. and ineligible for the No PE Exemption.

     CGA Investment Management. As a U.S. corporation, CGA Investment Management is subject to U.S. taxation at regular corporate tax rates, generally 35%. If CGA Investment Management were to distribute dividends to CGA Group, these dividends would be subject to a 30% withholding tax. Because Commercial Guaranty Assurance and CGA Investment Management are related parties for purposes of the Internal Revenue Code's transfer pricing rules, under these rules the IRS could allocate additional income to CGA Investment Management if it were to determine that under circumstances involving unrelated parties dealing at arm's length CGA Investment Management would have earned income in connection with Commercial Guaranty Assurance policies issued to CGA Investment Management's customers, which was instead being shifted to Commercial Guaranty Assurance. In this case, the reallocated income would be taxed as income to CGA Investment Management at regular corporate rates and also might be subject to a 30% withholding tax. Nonetheless, there is no reason to believe that the various fees are not at arm's length.

TAXATION OF HOLDERS OF SERIES A PREFERRED STOCK

   BERMUDA TAXATION

     Under current Bermuda law, dividends paid by Commercial Guaranty Assurance to CGA Group and by CGA Group to the holders of its securities are not subject to Bermuda withholding tax. If Bermuda were to enact a withholding tax on dividends, which is not expected, the tax treaty would not protect U.S. holders from the imposition of this type of tax with respect to distributions from CGA Group.

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   U.S. TAXATION

     The following summary addresses only U.S. federal income tax consequences with respect to Series A preferred stock acquired by investors and held as capital assets but does not deal with the tax consequences applicable to all categories of investors. Some investors, for example, broker-dealers, investors who hold Series A preferred stock as part of hedging or conversion transactions and investors whose functional currency is not the U.S. dollar, may be subject to special rules. Current investors in Series A preferred stock have been advised and prospective investors in Series A preferred stock are again advised, to consult their own tax advisers with respect to their particular circumstances and with respect to the effects of U.S. federal, state, local or other countries' tax laws to which they may be subject.

   U.S. HOLDERS

     The following discussion summarizes U.S. federal income tax consequences relating to the acquisition, ownership and disposition of Series A preferred stock by a beneficial owner thereof that is

     o    a citizen or resident of the U.S.;

     o    a U.S. domestic corporation;

     o otherwise subject to U.S. federal income taxation on a net income basis; or

     o    otherwise tax-exempt.

     Dividends. Distributions with respect to the Series A preferred stock, whether in cash or in additional shares, will be treated as ordinary dividend income to the extent of CGA Group's current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Except in limited circumstances not expected to be applicable here, these dividends will not be eligible for the dividends received deduction generally allowed to U.S. corporations. Distributions in excess of CGA Group's current and accumulated earnings and profits will first be applied to reduce the holder's tax basis in the Series A preferred stock, and any amounts distributed in excess of this tax basis will be treated as gain from the sale or exchange of Series A preferred stock. However, as discussed below, this treatment would be subject to modifications if CGA Group is considered a "controlled foreign corporation."

     Under existing rules and regulations, undeclared dividends are not taxable until declared even if those dividends are cumulative and must be paid when the shares are redeemed, as a result of a call, put or mandatory redemption obligation. It is possible, however, that this rule could be changed so that in some circumstances these undeclared but cumulative dividends would be currently taxable. If this type of change were to occur, it is not possible to say whether it would apply to the Series A preferred stock, although if it were to apply it is likely that it would apply prospectively. This change could be made by regulation and therefore does not require Congressional action.

     Redemption of Series A Preferred Stock. A redemption of Series A preferred stock for cash will be taxable as a distribution in exchange for the stock. Generally, a redemption will result in capital gain or loss equal to the difference between the amount of cash received and the stockholder's tax basis in the stock redeemed and will be long-term if the stock was owned for more than one year. However, any portion of the redemption price attributable to declared but unpaid dividends or dividend arrearages will be taxable as a dividend to the extent of earnings and profits.

     Cash received in redemption of preferred stock that is not attributable to dividend arrearages or declared but unpaid dividends may nevertheless also be taxable as a dividend, rather than as an exchange. This type of a result could obtain in the event that CGA Group redeems less than the full amount of a stockholder's shares of Series A preferred stock under one of its early redemption options. However, when, taking into account all classes of stock in CGA Group, a stockholder either

     o completely terminates its interest, other than as a creditor, in the redeeming company, taking into account the attribution rules prescribed by the Internal Revenue Code;

     o experiences a substantial reduction in its interest in corporate management and earnings as a result of the redemption and is a minority shareholder after the redemption; or

     o is a less than one percent stockholder and experiences any reduction in its interest, the redemption proceeds will instead be treated as an exchange and generally will give rise to capital gain or loss.

     Redemption Premium. The Internal Revenue Code may require that a redemption premium, which is the excess of the redemption price of preferred stock over its issue price be included in income, prior to receipt, as a

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


constructive dividend. However, this provision should not apply to the Series A preferred stock because the redemption price is not expected to exceed the issue price by more than a de minimis amount. These rules could, however, apply to the shares that are distributed as dividends in the event that the fair market value of any distributed shares of Series A preferred stock is less than $25.00 on the date of distribution by more than a de minimis amount. Moreover, any de minimis redemption premium will be taken into account as income at the time the Series A preferred stock is redeemed.

     Controlled Foreign Corporations. Each U.S. 10% shareholder of a controlled foreign corporation must include in gross income for U.S. federal income tax purposes its pro rata share of the controlled foreign corporation's "subpart F income," whether or not the income is distributed by the controlled foreign corporation to the shareholder. Any U.S. corporation, citizen, resident, partnership, estate or trust that owns, directly or indirectly through foreign persons, or is considered to own, 10 percent or more of the total combined voting power of all classes of stock of the foreign corporation will be considered to be a "U.S. 10% shareholder." Subpart F income includes insurance income and "fixed or determinable annual or periodical" income. A foreign insurance company, such as Commercial Guaranty Assurance, will be treated as a controlled foreign corporation only if U.S. 10% shareholders collectively own more than 25 percent of the total combined voting power or total value of the corporation's stock for an uninterrupted period of 30 days or more during any taxable year of the corporation. In the case of all other foreign corporations, such as CGA Group, the test is generally the same except that more than 50 percent is substituted for more than 25 percent.

     Except as provided below, CGA Group's bylaws limit the direct indirect and attributed voting power of each holder of CGA Group's stock so that no U.S. person, other than a holder of Series A preferred stock during an event of non-compliance, is entitled directly or indirectly, and after taking into account for this purpose shares owned by third parties that are related to the holder pursuant to the attribution rules contained in Section 958 of the Internal Revenue Code, to votes representing 10 percent or more of CGA Group's voting power regardless of the percentage value of the shares in CGA Group owned by the holder. In addition, CGA Group's bylaws provide that CGA Group's voting rights in Commercial Guaranty Assurance will be exercised in accordance with the proportional voting rights of the shareholders of CGA Group so that no U.S. person will be entitled indirectly to votes representing 10% or more of Commercial Guaranty Assurance's voting power. Accordingly, neither CGA Group nor Commercial Guaranty Assurance should become a controlled foreign corporation. It should be noted, however, that there are no authorities that specifically address the effectiveness of a by-law of this type on the status of a U.S. person as a U.S. 10% shareholder so the conclusion set forth above is not free from doubt. Moreover, if an event of non-compliance occurs, one or more holders of the Series A preferred stock could become a U.S. 10% shareholder because upon the happening of one of these events, the holders of the Series A preferred stock as a class have the right to appoint additional directors to the board. Accordingly, in this case, it is possible that each of CGA Group and Commercial Guaranty Assurance could become a controlled foreign corporation. Nonetheless, so long as a shareholder of CGA Group is not itself a U.S. 10% Shareholder and, as expected and explained below, Commercial Guaranty Assurance does not have related person insurance income that is currently taxable to U.S. shareholders, the classification of CGA Group or Commercial Guaranty Assurance as a controlled foreign corporation will have no adverse effect on that shareholder.


     Related Person Insurance Income Rules. As described below, the "related person insurance income" rules of the Internal Revenue Code will apply to off-shore insurance companies such as Commercial Guaranty Assurance, if


     o at least 25% of the value or voting power of an insurance company's stock is held, directly or indirectly through foreign entities, by U.S. persons ,which includes all U.S. shareholders, not just U.S. 10% shareholders, and

     o at least 20% of an insurance company's gross insurance income is related person insurance income, as described below, and

     o at least 20% of the voting power or the value of an insurance company's stock is owned, directly or indirectly, by related U.S. persons or persons which are insured or reinsured, directly or indirectly, by the insurance company or persons "related" to the insureds or reinsureds. This is known as the "RPII CFC Rule".

Related person insurance income is investment income and premium income from the direct or indirect insurance or reinsurance of any U.S. person who holds, directly or indirectly through foreign entities, the insurance company's


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stock or a person "related" to the U.S. holder of the insurance company's stock.
Generally, the term "related" person for this purpose means someone who controls or is controlled by the U.S. person or someone who is controlled by the same person or persons that control the U.S. person. "Control" exists where a person owns more than 50% in value or voting power of a corporation's stock, after applying, applicable constructive ownership rules.

     Commercial Guaranty Assurance has taken and will continue to take steps that are designed to ensure that less than 20% of Commercial Guaranty Assurance's gross insurance income is related person insurance income and that less than 20% of the voting power or value of CGA Group's stock is owned by persons insured or reinsured, directly or indirectly, by Commercial Guaranty Assurance or "related" to these insureds or reinsureds.

     Commercial Guaranty Assurance has and is likely to continue to insure risks on behalf of St. George and/or Cobalt. The insurance of these risks does not create related person insurance income, provided no U.S. person owns directly or constructively more than 50% of the vote or value of St. George Holdings' or Cobalt Holdings', and hence each of their subsidiaries', stock. Upon the initial distributions of the securities of St. George and Cobalt, respectively, and as of December 31, 1999, no U.S. person owned directly or constructively more than 50% of the vote or value of these companies' securities. Moreover, St. George Holdings' and Cobalt Holdings' governing documents each contain restrictions on the sale of their securities that should effectively preclude any U.S. person from owning more than 50% of the vote or value of either the securities of St. George Holdings or the securities of Cobalt Holdings. Therefore, management expects that no related person insurance income will result from insuring investments of St. George and/or Cobalt.

     In light of the foregoing, management believes that less than 20% of the gross insurance income of Commercial Guaranty Assurance for any taxable year has constituted or will in the future constitute related person insurance income. However, if 20% or more of the gross insurance income of Commercial Guaranty Assurance for any taxable year were to constitute related person insurance income and 20% or more of the voting power or value of Commercial Guaranty Assurance stock is held, directly or indirectly, by U.S. insureds or reinsureds or by persons related to Commercial Guaranty Assurance, each direct and indirect U.S. holder of securities would be taxable currently on its allocable share of Commercial Guaranty Assurance's related person insurance income regardless of whether the holder is a "U.S. 10% Shareholder" and regardless of whether the holder is an insured or related to an insured. For this purpose, all of Commercial Guaranty Assurance's related person insurance income would be allocated solely to U.S. holders, but no holder would be allocated related person insurance income in excess of its ratable share of Commercial Guaranty Assurance's total income.

     In order to determine how much related person insurance income, if any, Commercial Guaranty Assurance has earned in each fiscal year, management asks its policyholders whether they or any persons related to them own shares of CGA Group and are U.S. persons. In addition, after each fiscal year ended, Commercial Guaranty Assurance has sent a letter to each person who was a policyholder during that year asking the policyholder to represent whether during the year it was a U.S. person owning stock of CGA Group or was related to such a person. There can be no assurance that this procedure will enable CGA Group to identify all of Commercial Guaranty Assurance's income which may be considered related person insurance income. For any taxable year in which CGA Group determines that Commercial Guaranty Assurance's gross related person insurance income is 20% or more of Commercial Guaranty Assurance's gross insurance income for the year, CGA Group might also seek information from its shareholders as to whether beneficial owners of its shares at the end of the year are U.S. persons. To the extent CGA Group is unable to determine whether a beneficial owner of shares is a U.S. person, CGA Group would assume that the owner is not a U.S. person for purposes of apportioning related person insurance income, thereby increasing the per share related person insurance income amount for all other shareholders who are known to be U.S. persons.

     Information Reporting. If Commercial Guaranty Assurance meets the related person insurance income controlled foreign corporation rule in a given tax year, each U.S. person who is a shareholder of CGA Group on the last day of CGA Group's fiscal year must attach a Form 5471 to the shareholder's income tax or information return for the period which includes that date. In the event that Commercial Guaranty Assurance's gross related person insurance income constitutes 20% or more of its gross insurance income, which is not anticipated, and no other exception applies that would prevent Commercial Guaranty Assurance from being subject to the related person insurance income controlled foreign corporation Rule, CGA Group intends to provide Form 5471 to its U.S. shareholders for attachment to their returns. The amount of the related person insurance income inclusions may be subject to adjustment based upon subsequent IRS examination. A tax-exempt organization will be required to attach

Form 5471 to its information return in the circumstances described above. See "--Unrelated Business Taxable Income of tax-exempt Shareholders" below. Failure to file Form 5471 may result in penalties.

     In addition, U.S. persons who at any time own 10% or more in vote or value of the total outstanding shares of CGA Group have an independent obligation to file Form 5471 with respect to these shares, and should consult with their tax advisor regarding this and other possible reporting requirements.

     Unrelated Business Taxable Income of Tax-Exempt Shareholders. Subpart F insurance income, which includes related person insurance income, allocable to U.S. tax-exempt organizations is likely to be treated as unrelated business taxable income. Under a look-through rule, this type of income is treated as if it were directly received by the tax-exempt organization and therefore will be considered income from an unrelated business. While the look-through rule generally will not apply to subpart F insurance income attributable to insurance of the tax-exempt organization's own risks or those of its affiliates, it is unlikely that this subpart F insurance income will be so traced. Rather, since subpart F insurance income is allocated to all U.S. 10% shareholders, and related person insurance income, if there is any, is allocated to all U.S. persons who own stock, it is likely that any subpart F insurance income that is allocated to a tax exempt shareholder, will be attributable to risks other than its own or those of its affiliates. Nonetheless, to the extent any tax-exempt shareholder is allocated exempt subpart F insurance income and that income is so traceable, the income should not be unrelated business taxable income. Investors are advised to consult their own tax advisors regarding the application of this rule.

     Dispositions of Series A Preferred Stock by U.S. Persons, Generally. Subject to the discussions below relating to "Disposition of Series A Preferred Stock by U.S. Persons Who are Not U.S. 10% Shareholders" and "Disposition of Series A Preferred Stock by U.S. 10% Shareholders," U.S. persons will, upon the sale or exchange of Series A preferred stock, generally recognize gain or loss for federal income tax purposes equal to the excess of the amount realized upon the sale or exchange over the person's federal income tax basis for the Series A preferred stock. However, in circumstances described below, gain may be recharacterized, in whole or in part, as a dividend.

     Disposition of Series A Preferred Stock by U.S. Persons Who are Not U.S. 10% Shareholders. As noted above, in the case of a U.S. person who owns Series A preferred stock but is not a U.S. 10% shareholder, related person insurance income may be allocable to the holder's securities in CGA Group during the period of ownership but not taxed to him because less than 20 percent of CGA Group's securities are owned by persons generating related person insurance income or less than 20 percent of Commercial Guaranty Assurance's gross insurance income is related person insurance income. Upon the holder's sale or exchange of Series A preferred stock at a gain, however, there is a reasonable likelihood that an amount of the gain equal to the holder's allocable share of untaxed related person insurance income will be taxable as a dividend. Moreover, the IRS has an arguable position that the amount of gain so taxed as a dividend will be equal to all the earnings and profits allocable to the U.S. holder during the period that the holder held the Series A preferred stock, whether or not Commercial Guaranty Assurance has related person insurance income. Dewey Ballantine believes that this position would not be correct, but due to the absence of clarifying regulations, there can be no assurance that the IRS will not take this position. If the IRS were to take this position and were to prevail, for individuals, this would mean that the amount of gain taxed as a dividend would bear tax at the rates applicable to ordinary income rather than at the currently lower rates applicable to long-term capital gain. The rates applicable to corporate shareholders would not be affected, however, since corporations pay tax on capital gains at the same rates as they pay on ordinary income.

     If, as Dewey Ballantine believes, only the untaxed related person insurance income would be subject to dividend characterization, the selling shareholder nevertheless has the burden of showing the amount of untaxed related person insurance income allocable to the Series A preferred stock sold. CGA Group keeps records showing what it believes to be the untaxed related person insurance income allocable to each share of Series A preferred stock and will, upon reasonable request, provide any owner or prior owner of Series A preferred stock with this information.

     Disposition of Series A Preferred Stock by U.S. 10% Shareholders. To the extent that the income of Commercial Guaranty Assurance is taxable currently to a U.S. 10% shareholder as subpart F income, which includes related person insurance income, gain from the sale of Series A preferred stock by such U.S. 10% shareholder will not be recharacterized as a dividend, except to the extent of the U.S. 10% shareholder's allocable share of subpart F income in the year of sale.

     Uncertainty as to Application of Related Person Insurance Income. Regulations interpreting the related person insurance income provisions of the Internal Revenue Code exist only in proposed form. It is not certain whether these regulations will be adopted in their proposed form or what changes might ultimately be made to them when they are finalized, or whether any changes, as well as any interpretation or application of the related person insurance income rules by the IRS, the courts or otherwise, might have retroactive effect. In addition, there can be no assurance that the IRS will not challenge any determinations by CGA Group or Commercial Guaranty Assurance as to the amount, if any, of related person insurance income that should be includible in the income of a holder of Series A preferred stock or that the amounts of the related person insurance income inclusions will not be subject to adjustment based upon subsequent IRS examination. Accordingly, the meaning of the related person insurance income provisions and the application thereof to CGA Group and its subsidiaries is uncertain. Each U.S. person which currently owns Series A preferred stock has been advised, and each person which is considering an investment in Series A preferred stock is again advised, to consult a tax advisor as to the implications of related person insurance income on its investment.

     Foreign Tax Credit. Because it is believed that currently U.S. persons own at least 50 percent of CGA Group's stock and this ownership distribution is anticipated to continue in the future, only a portion of both the dividends paid by CGA Group, including any gain from the sale of Series A preferred stock that is treated as a dividend, and any subpart F income of its subsidiaries, including related person insurance income of Commercial Guaranty Assurance may be treated as foreign source income for purposes of computing a shareholder's U.S. foreign tax credit limitation. CGA Group will consider providing shareholders with information regarding the portion of this subpart F income or dividend inclusions constituting foreign source income to the extent this information is reasonably available. It is likely that substantially all of this income that is foreign source will constitute either "passive" or "financial services" income for foreign tax credit limitation purposes. Thus, U.S. shareholders with excess foreign tax credits may not be able to utilize these excess foreign tax credits to reduce U.S. tax on this income.

     Passive Foreign Investment Companies. Special U.S. federal income tax rules apply to foreign corporations that are "passive foreign investment companies." In general, a foreign corporation will be a passive foreign investment company if 75 percent or more of its income constitutes "passive income" or 50 percent or more of its assets produce passive income. In the case of a company that is a passive foreign investment company, its shareholders who are U.S. persons would be subject to a penalty tax at the time of their sale of, or receipt of an "excess distribution" with respect to their securities unless they elected to be treated as a "qualified electing fund," in which case they would be currently taxable on their share of each year's income. In general, a shareholder receives an "excess distribution" if the amount of the distribution is more than 125 percent of the average distribution with respect to their stock during the three preceding taxable years, or shorter period during which the taxpayer held the stock. In general, the penalty tax is equivalent to an interest charge on taxes that are deemed due but not paid during the period that the shareholder owned the shares, computed by assuming that the excess distribution or gain with respect to the securities was received in equal portions and taxed at the highest applicable tax rate throughout the holder's period of ownership. The interest charge is equal to the applicable rate imposed on underpayments of U.S. federal income tax for the applicable period.

     The passive foreign investment company statutory provisions contain an express exception from the definition of passive income for income "derived in the active conduct of an insurance business by a corporation which is predominantly engaged in an insurance business." This exception is intended to ensure that income derived by a bona fide insurance company is not treated as passive income, except to the extent this income is attributable to financial reserves in excess of the reasonable needs of the insurance business.

     The passive foreign investment company statutory provisions contain a look-through rule which states that for purposes of determining whether a foreign corporation is a passive foreign investment company, the foreign corporation shall be treated as if it received "directly its proportionate share of the income" and as if it "held its proportionate share of the assets" of any other corporation in which it owns at least 25 percent of the value of its stock. Because CGA Group owns all of the outstanding stock of Commercial Guaranty Assurance and CGA Investment Management, the look-through rule should apply to treat CGA Group as owning the assets and receiving the income of Commercial Guaranty Assurance and CGA Investment Management directly for purposes of determining whether CGA Group is a passive foreign investment company in any given year.

     In management's view, CGA Group, through its principal subsidiary, Commercial Guaranty Assurance, is predominantly engaged in an insurance business and does not have financial reserves in excess of the reasonable needs of Commercial Guaranty Assurance's insurance business. While no explicit guidance is provided by the statutory language and regulations governing these provisions have not been issued, Dewey Ballantine believes that under the look-through rule CGA Group should be deemed to own the assets and to have received the income of Commercial Guaranty Assurance, its insurance subsidiary, directly for purposes of determining whether CGA Group qualifies for the above insurance exception. This interpretation of the look-through rule is consistent with the legislative intention generally to exclude bona fide insurance companies from the application of the passive foreign investment company provisions; however, until definitive regulations are issued there can be no assurance that the look through rule will be applied in this fashion.

     If, however, the look-through rule does not apply to CGA Group with respect to the income and assets of Commercial Guaranty Assurance in the manner described above, then CGA Group might be a passive foreign investment company. Moreover, there is a risk that the Commercial Guaranty Assurance Fund Guaranty would be viewed as equity in St. George, in which event Commercial Guaranty Assurance would be viewed as owning virtually all of the equity of St. George and/or Cobalt. This risk arises because Commercial Guaranty Assurance-guaranteed borrowing will provide 99% of the funds used to acquire the respective investment portfolios of St. George and Cobalt and for the collateral value of their respective investment portfolios, and that Commercial Guaranty Assurance's Fund Guaranty will represent the principal credit support for lenders and counterparties of St. George and Cobalt. If the Commercial Guaranty Assurance Fund Guaranty were to be viewed as equity, the "look through" rule would apply to treat Commercial Guaranty Assurance as if it owned virtually all of St. George's and/or Cobalt's assets and earned virtually all of St. George's and/or Cobalt's income, and since both the assets and income would be passive, this might result in CGA Group becoming a passive foreign investment company. Fund Guaranty to the availability of the

     Moreover, if Commercial Guaranty Assurance were considered to own substantially all of St. George's and/or Cobalt's equity, there is also a risk that Commercial Guaranty Assurance's premium income from St. George and/or Cobalt would not be viewed as insurance income. Nonetheless, there are substantial arguments against treating Commercial Guaranty Assurance as owning substantially all of St. George's and/or Cobalt's equity by reason of the insurance that it writes for these companies, with one of the strongest being that the premiums that Commercial Guaranty Assurance charges St. George and Cobalt for insurance are based upon the same criteria as those used to determine the premium charged to unrelated third parties and therefore should be viewed as an arm's length premium.

     It is the opinion of Dewey Ballantine that Commercial Guaranty Assurance should not be viewed as holding equity in St. George and/or Cobalt and therefore the look through rules should not apply with respect to St. George's or Cobalt's assets or income and the premiums derived by Commercial Guaranty Assurance from St. George and Cobalt should be viewed as active income derived from the insurance business. However, given the relatively small amount of equity in St. George and Cobalt, the importance of the Commercial Guaranty Assurance Fund Guaranty to the availability of the loan facility, the fact that initially all of the equity securities of St. George Holdings and limited partnership interests in Cobalt Holdings are held by shareholders of CGA Group and the absence of authority directly on point, there is some risk that the IRS could successfully treat Commercial Guaranty Assurance as owning most of St. George's and Cobalt's equity and apply the look-through rule to cause Commercial Guaranty Assurance to be characterized as a passive foreign investment company. Therefore, each U.S. person which owns Series A preferred stock and each U.S. person which is considering an investment in the Series A preferred stock and is not a tax-exempt entity, which would be unaffected by the passive foreign investment company rules under existing law, is again advised to consult a tax advisor as to the effects of the passive foreign investment company rules.

   NON-U.S. HOLDERS

     Persons that are not U.S. persons generally will be subject to U.S. federal income tax on dividend distributions with respect to, and gain realized from the sale or exchange of, Series A preferred stock only if the dividends or gains are effectively connected with the conduct of a trade or business within the United States. Management believes that nonresident alien individuals will not be subject to U.S. federal income or estate tax with respect to Series A preferred stock of CGA Group.

   ALL HOLDERS OF SERIES A PREFERRED STOCK

     Management does not expect CGA Group to pay dividends on the Series A preferred stock through paying agents or custodians located in the U.S., but if this were the case, the U.S. custodian or payor would be required to satisfy information reporting requirements. In addition, in this case, a holder of Series A preferred stock could be subject to backup withholding at the rate of 31 percent with respect to dividends paid to these persons, unless the holder

     o is a corporation or comes within other exempt categories and, when required, demonstrates this fact, or

     o provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules.

The backup withholding tax is not an additional tax and may be credited against a holder's regular U.S. federal income tax liability. No backup withholding would occur if CGA Group were to directly pay any dividends on the Series A preferred stock or were to use a non-U.S. paying agent or custodian to do so.

     Except as discussed above with respect to backup withholding, dividends paid by CGA Group will not be subject to a U.S. withholding tax.

                                  LEGAL MATTERS

     The validity of the Series A preferred stock will be passed upon as to matters of Bermuda law by Conyers Dill & Pearman, and as to matters of United States tax law, by Dewey Ballantine LLP, New York, New York.

                                     EXPERTS

     The financial statements of CGA Group as of December 31, 1999 and 1998 and for the years ended December 31, 1999 and 1998 and for the period from April 1, 1997 to December 31, 1997 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers, independent accountants, given on the authority of PricewaterhouseCoopers as experts in auditing and accounting.

                       ENFORCEABILITY OF CIVIL LIABILITIES

     As a Bermuda corporation, substantially all the assets of CGA Group are located outside the United States. Accordingly, any judgment obtained in the United States against CGA Group may not be collectible within the United States. CGA Group will consent to service of process in the City of New York, Borough of Manhattan, for claims relating to the validity, or seeking enforcement, of CGA Group's obligations under the terms of the Series A preferred stock. CGA Group has appointed CT Corporation System as its authorized agent upon which process may be served in any action of this type. See "Description Of Securities--Governing Law; Consent To Jurisdiction and Service." Accordingly, it may be difficult for investors to effect service within the United States upon CGA Group with respect to other claims pertaining to the Series A preferred stock, including claims predicated upon the civil liability provisions of the securities laws of the United States. Moreover, it may be difficult for investors to enforce outside the United States judgments against CGA Group obtained in the United States in any actions pertaining to the Series A preferred stock, particularly with respect to actions to which CGA Group has not consented to service of process in the United States. such as those predicated upon the civil liability provisions of the securities laws of the United States. In addition, some of CGA Group's directors and executive officers, and the independent accountants named in this prospectus, are residents of Bermuda. As a result, it may be difficult for investors to effect service within the United States upon these persons or to realize in the United States upon judgments of courts in the United States, including judgments predicated upon civil liability under United States securities laws. CGA Group has been informed by its Bermuda counsel, Conyers Dill & Pearman, that the United States and Bermuda do not currently have a treaty providing for reciprocal recognition and enforcement of judgments of U.S. courts in civil and commercial matters and that a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon the U.S. federal securities laws, would, therefore, not be automatically enforceable in Bermuda. CGA Group has also been advised by Conyers Dill & Pearman that a final and conclusive judgment obtained in federal or state courts in the United States under which a sum of money is payable as compensatory damages may be the subject of an action on a debt in the Supreme Court of Bermuda under the common law doctrine of obligation.

     This type of action should be successful upon proof that the sum of money is due and payable, and without having to prove the facts supporting the underlying judgment, as long as the court that gave the judgment was competent to hear the action in accordance with private international law principles as applied by the courts in Bermuda and the judgment is not contrary to public policy in Bermuda, was not obtained by fraud or in proceedings contrary to natural justice of Bermuda and is not based on an error in Bermuda law. A Bermuda court may impose civil liability on CGA Group or its directors or officers in a suit brought in the Supreme Court of Bermuda against CGA Group or these persons with respect to a violation of U.S. federal securities laws, provided that the facts surrounding the violation would constitute or give rise to a cause of action under Bermuda law.

                              AVAILABLE INFORMATION

     We have filed a registration statement on Form S-1 with the SEC covering the Series A preferred stock. This prospectus is part of that registration statement. For additional information about us you should refer to our registration statement and the exhibits and schedules filed with the registration statement. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Since this prospectus may not contain all the information that you may find important, you should refer the full text of these documents. We have included copies of these documents as exhibits to our registration statement.

     In addition, we will continue to file annual, quarterly and special reports with the SEC after the effectiveness of the registration statement. CGA Group's SEC filings are available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York and Chicago. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges.

                  INDEX TO FINANCIAL STATEMENTS AND SCHEDULES


                                                                                              PAGE
                                                                                              ----

Financial Statements of CGA Group, Ltd.

  Report of Independent Auditors on Financial Statements ..................................    F-2
  Consolidated Balance Sheets at December 31, 1999 and 1998 ...............................    F-3
  Consolidated Statements of Operations for the years ended December 31, 1999,
    and 1998 and for the nine months ended December 31, 1997 ..............................    F-4
  Consolidated Statements of Comprehensive Income .........................................    F-5
  Consolidated Statements of Changes in Mezzanine Equity for the years ended
    December  31, 1999 and  1998 ..........................................................    F-6
  Consolidated Statements of Changes in Shareholders' Equity for the years ended
    December  31, 1999 and  1998 ..........................................................    F-7
  Consolidated Statements of Cash Flows for the years ended December 31, 1999, and
    1998 and for the nine months ended December 31, 1997 ..................................    F-8
  Notes to Consolidated Financial Statements for the year ended December 31, 1999 .........    F-9
  Unaudited Consolidated Balance Sheets--March 31, 2000 and December 31, 1999 .............   F-23
  Unaudited Consolidated Statements of Operations--three months ended March 31, 2000
    and March 31, 1999 ....................................................................   F-24
  Unaudited Consolidated Statements of Comprehensive Income--three months ended
    March 31, 2000 and March 31, 1999 .....................................................   F-25
  Unaudited Consolidated Statements of Changes in Mezzanine Equity--three months ended
    March 31, 2000 and the Year Ended December 31, 1999 ...................................   F-26
  Unaudited Consolidated Statements of Shareholders' Equity--three months ended March
    31, 2000 and the Year Ended December 31, 1999 .........................................   F-27
  Unaudited Consolidated Statements of Cash Flows--three months ended March 31, 2000
    and March 31, 1999 ....................................................................   F-28
  Notes to Unaudited Consolidated Financial Statements for the three months ended
    March 31, 2000 ........................................................................   F-29


Financial Schedule(s)

     All financial statement schedules have been omitted because they are not applicable or are not required, or the information required to be set forth therein is included in the Consolidated Financial Statements or Notes thereto.

                       REPORT OF INDEPENDENT ACCOUNTANTS

TO THE SHAREHOLDERS OF CGA GROUP, LTD.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, comprehensive income, mezzanine equity, shareholders' equity and of cash flows present fairly, in all material respects, the financial position of CGA Group, Ltd. and its subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for the years ended December 31, 1999 and 1998 and for the period from April 1, 1997 to December 31, 1997, in conformity with generally accepted accounting principles in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide reasonable basis for the opinion expressed above.

PricewaterhouseCoopers

Hamilton, Bermuda
March 20, 2000


                                 CGA GROUP, LTD.

                           CONSOLIDATED BALANCE SHEETS
                           (EXPRESSED IN U.S. DOLLARS)

                                                                               DECEMBER 31,     DECEMBER 31,
                                                                                   1999             1998
                                                                               ------------     ------------
ASSETS
  Fixed maturity securities available for sale at fair value
    (amortized cost: $152,838,109 and $99,560,861) ..........................  $146,337,676     $100,488,537
  Other investments .........................................................          --         30,000,000
  Cash and cash equivalents .................................................    12,775,595        2,598,140
  Premiums receivable .......................................................     2,267,991        3,228,497
  Management fees receivable ................................................       412,644        1,093,411
  Accrued investment income .................................................     4,385,663        3,679,763
  Deferred acquisition costs ................................................     4,767,372        3,202,557
  Prepaid reinsurance premiums ..............................................       310,144        1,286,782
  Reinsurance recoverable ...................................................    25,000,000       67,400,000
  Deferred premiums receivable ..............................................       519,809             --
  Other assets ..............................................................     2,842,614        2,926,246
                                                                               ------------     ------------
      Total assets ..........................................................  $199,619,508     $215,903,933
                                                                               ============     ============

LIABILITIES
  Unearned premiums .........................................................  $  2,946,120     $    821,124
  Reserve for losses and loss adjustment expenses ...........................    36,545,700       90,200,000
  Reinsurance balances payable ..............................................       285,726          420,660
  Accrued costs and expenses ................................................     4,896,550        4,355,767
                                                                               ------------     ------------
      Total liabilities .....................................................    44,674,096       95,797,551
                                                                               ------------     ------------

MEZZANINE EQUITY Preferred stock, $.01 par value:
  Series A, 10,000,000 shares authorized, 3,676,821 and 3,211,891
    issued and outstanding ..................................................    87,506,212       75,291,100
  Series B, 10,000,000 shares authorized, nil and 1,600,000
    issued and outstanding ..................................................          --         51,317,149
                                                                               ------------     ------------
      Total mezzanine equity ................................................    87,506,212      126,608,249
                                                                               ------------     ------------
Shareholders' Equity
  Series C preferred stock, $.01 par value 52,000,000 shares authorized
    44,971,346 issued and outstanding .......................................       449,713             --
  Additional paid-in-capital--Series C preferred stock ......................     49,466,298            --
  Common stock, $.01 par value, 268,000,000 and 20,000,000 shares
    authorized, 28,005,648 and 9,100,000 issued and outstanding .............       280,057           91,000
  Additional paid-in-capital--common stock ..................................     95,723,081       42,486,057
  Accumulated other comprehensive income (loss) .............................    (6,500,433)         927,676
  Accumulated deficit .......................................................   (71,979,516)     (50,006,600)
                                                                               ------------     ------------
      Total shareholders' equity (deficit) ..................................    67,439,200       (6,501,867)
                                                                               ------------     ------------
      Total liabilities and shareholders' equity ............................  $199,619,508     $215,903,933
                                                                               ============     ============


   The accompanying notes are an integral part of these financial statements.


                                 CGA GROUP, LTD.

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                           (EXPRESSED IN U.S. DOLLARS)

                                                                                                   NINE MONTHS
                                                              YEAR ENDED          YEAR ENDED          ENDED
                                                             DECEMBER 31,        DECEMBER 31,     DECEMBER 31,
                                                                 1999                1998             1997
                                                             ------------       ------------      ------------
REVENUES
  Gross  premiums written .................................  $ 16,358,269       $ 49,217,083      $    773,571
  Ceded premiums ..........................................    (2,037,576)       (39,420,247)             --
                                                             ------------       ------------      ------------
  Net premiums written ....................................    14,320,693          9,796,836           773,571
  Change in unearned premiums .............................    (2,097,209)          (550,547)         (270,576)
                                                             ------------       ------------      ------------
  Net premiums earned .....................................    12,223,484          9,246,289           502,995
  Net investment income ...................................     8,641,551          8,528,122         2,955,601
  Net realized gains (losses) .............................       (60,485)         2,814,132           885,422
  Management fees .........................................     8,207,746          3,353,499              --
                                                             ------------       ------------      ------------
      Total Revenues ......................................    29,012,296         23,942,042         4,344,018
                                                             ------------       ------------      ------------

EXPENSES
  Operating expenses ......................................    12,987,596         14,023,366         6,510,103
  Rebate on credit support arrangements ...................     5,510,000               --                --
  Policy acquisition costs ................................       713,571            433,217            53,590
  Commitment fees .........................................       600,000            600,000           323,836
  Excess of loss facility .................................       200,000            200,000           107,671
  Losses and loss adjustment expenses .....................    16,650,000         22,745,000            55,000
                                                             ------------       ------------      ------------
      Total expenses ......................................    36,661,167         38,001,583         7,050,200
                                                             ------------       ------------      ------------
Loss before cumulative effect of change in
  accounting principle ....................................    (7,648,871)       (14,059,541)       (2,706,182)
Cumulative effect of change in accounting principle .......          --           (3,928,238)             --
                                                             ------------       ------------      ------------
NET LOSS ..................................................    (7,648,871)       (17,987,779)       (2,706,182)
  Pay-in-kind dividends-- preferred stock .................   (14,324,045)       (19,960,852)       (9,352,577)
  Accretion-- preferred stock .............................      (641,999)          (947,596)         (274,033)
                                                             ------------       ------------      ------------
NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS ..............  $(22,614,915)      $(38,896,227)     $(12,332,792)
Basic and diluted loss per common share ...................  $      (0.97)      $      (4.27)     $      (1.89)
                                                             ------------       ------------      ------------
Weighted average shares outstanding .......................    23,395,778          9,100,000         6,522,313
                                                             ------------       ------------      ------------


   The accompanying notes are an integral part of these financial statements.


                                 CGA GROUP, LTD.

                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                           (EXPRESSED IN U.S. DOLLARS)

                                                                                                   NINE MONTHS
                                                              YEAR ENDED          YEAR ENDED          ENDED
                                                             DECEMBER 31,        DECEMBER 31,     DECEMBER 31,
                                                                 1999                1998             1997
                                                             ------------       ------------      ------------
NET LOSS FOR THE PERIOD ...................................  $ (7,648,871)      $(17,987,779)     $ (2,706,182)

OTHER COMPREHENSIVE INCOME
Changes in unrealized appreciation (depreciation) on
  fixed maturity securities ...............................    (7,428,109)          (710,416)        1,638,092
                                                             ------------       ------------      ------------

COMPREHENSIVE LOSS FOR THE PERIOD .........................  $(15,076,980)      $(18,698,195)     $ (1,068,090)
                                                             ============       ============      ============


   The accompanying notes are an integral part of these financial statements.


                                 CGA GROUP, LTD.

             CONSOLIDATED STATEMENTS OF CHANGES IN MEZZANINE EQUITY
                           (EXPRESSED IN U.S. DOLLARS)

                                                                                YEAR ENDED        YEAR ENDED
                                                                               DECEMBER 31,      DECEMBER 31,
                                                                                   1999              1998
                                                                               ------------      ------------
MEZZANINE EQUITY
SERIES A PREFERRED STOCK
Balance--beginning of period ................................................  $     32,119      $     27,965
Pay-in-kind dividends paid ..................................................         4,649             4,154
                                                                               ------------      ------------
Balance--end of period ......................................................        36,768            32,119
                                                                               ------------      ------------

ADDITIONAL PAID-IN-CAPITAL--SERIES A PREFERRED
Balance--beginning of period ................................................    75,258,981        65,504,534
Fair value of warrants ......................................................          --          (1,347,300)
Pay-in-kind dividends paid ..................................................    11,618,601        10,379,765
Accretion to redemption value ...............................................       457,132           514,273
Accretion on warrants .......................................................       134,730           207,709
                                                                               ------------      ------------
Balance--end of period ......................................................    87,469,444        75,258,981
                                                                               ------------      ------------
TOTAL SERIES A PREFERRED STOCK ..............................................  $ 87,506,212      $ 75,291,100
                                                                               ============      ============

SERIES B PREFERRED STOCK
Balance--beginning of period ................................................  $     16,000      $     16,000
Pay-in-kind dividends paid ..................................................         6,687              --
Conversion to common stock ..................................................       (22,687)             --
                                                                               ------------      ------------
Balance--end of period ......................................................          --              16,000
                                                                               ------------      ------------

ADDITIONAL PAID-IN-CAPITAL--SERIES B PREFERRED
Balance--beginning of period ................................................    37,284,985        37,059,371
Pay-in-kind dividends paid ..................................................    16,710,271              --
Accretion to redemption value ...............................................        50,137           225,614
Unaccreted issuance costs ...................................................     2,648,879              --
Conversion to common stock ..................................................   (56,694,272)             --
                                                                               ------------      ------------
Balance--end of period ......................................................          --          37,284,985
                                                                               ------------      ------------

PAY-IN-KIND DIVIDENDS ACCRUED--SERIES B
Balance--beginning of period ................................................  $ 14,016,164      $  4,439,231
Dividends accrued ...........................................................     2,700,795         9,576,933
Dividends paid ..............................................................   (16,716,959)             --
                                                                               ------------      ------------
Balance--end of period ......................................................  $       --        $ 14,016,164
                                                                               ------------      ------------
TOTAL SERIES B PREFERRED STOCK ..............................................  $       --        $ 51,317,149
                                                                               ============      ============
TOTAL MEZZANINE EQUITY ......................................................  $ 87,506,212      $126,608,249
                                                                               ============      ============


   The accompanying notes are an integral part of these financial statements.


                                 CGA GROUP, LTD.

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                           (EXPRESSED IN U.S. DOLLARS)

                                                                                YEAR ENDED       YEAR ENDED
                                                                               DECEMBER 31,     DECEMBER 31,
                                                                                   1999             1998
                                                                               ------------      ------------
SHAREHOLDERS' EQUITY
SERIES C CONVERTIBLE PREFERRED STOCK
Balance--beginning of period ................................................  $       --        $       --
Stock issued (44,971,346 shares) ............................................       449,713              --
                                                                               ------------      ------------
Balance--end of period ......................................................       449,713              --
                                                                               ------------      ------------

ADDITIONAL PAID-IN-CAPITAL--SERIES C PREFERRED
Balance--beginning of period ................................................          --                --
Stock issued ................................................................    51,715,259              --
Employee loans ..............................................................    (1,045,961)             --
Issuance costs ..............................................................    (1,203,000)             --
                                                                               ------------      ------------
Balance--end of period ......................................................    49,466,298              --
                                                                               ------------      ------------
TOTAL SERIES C PREFERRED STOCK ..............................................    49,916,011              --
                                                                               ------------      ------------

COMMON STOCK
Balance--beginning of period ................................................        91,000            91,000
Stock issued (18,905,648 shares) ............................................       189,057              --
                                                                               ------------      ------------
Balance--end of period ......................................................       280,057            91,000
                                                                               ------------      ------------

ADDITIONAL PAID-IN-CAPITAL--COMMON STOCK

Balance--beginning of period ................................................    42,486,057        42,086,353
Stock issued ................................................................    56,527,902              --
Fair value of warrants ......................................................          --           1,347,300
Accretion of Series A Preferred Stock to redemption value ...................      (457,132)         (514,273)
Accretion of Series B Preferred Stock to redemption value ...................       (50,137)         (225,614)
Accretion on warrants .......................................................      (134,730)         (207,709)
Unaccreted issuance costs (Series B) ........................................    (2,648,879)             --
                                                                               ------------      ------------
Balance--end of period ......................................................    95,723,081        42,486,057
                                                                               ------------      ------------
TOTAL COMMON STOCK ..........................................................    96,003,138        42,577,057
                                                                               ------------      ------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance--beginning of period ................................................       927,676         1,638,092
Decrease during the period ..................................................    (7,428,109)         (710,416)
                                                                               ------------      ------------
Balance--end of period ......................................................    (6,500,433)          927,676
                                                                               ------------      ------------

ACCUMULATED DEFICIT
Balance--beginning of period ................................................   (50,006,600)      (12,057,969)
Net loss ....................................................................    (7,648,871)      (17,987,779)
Series A pay-in-kind dividends ..............................................   (11,623,250)      (10,383,919)
Series B pay-in-kind dividends ..............................................    (2,700,795)       (9,576,933)
                                                                               ------------      ------------
Balance--end of period ......................................................   (71,979,516)      (50,006,600)
                                                                               ------------      ------------
TOTAL SHAREHOLDERS' EQUITY (DEFICIT) ........................................  $ 67,439,200      $ (6,501,867)
                                                                               ============      ============


   The accompanying notes are an integral part of these financial statements.


                                 CGA GROUP, LTD.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (EXPRESSED IN U.S. DOLLARS)

                                                                                               NINE MONTHS
                                                           YEAR ENDED       YEAR ENDED            ENDED
                                                          DECEMBER 31,     DECEMBER 31,       DECEMBER 31,
                                                              1999             1998               1997
                                                          ------------     -------------      ------------
Cash flows from operating activities
Net loss ................................................ $ (7,648,871)    $ (17,987,779)     $ (2,706,182)
Adjustments to reconcile net loss to net cash
 provided by (used in) operating activities:
  Amortization of investments ...........................      413,024          (176,711)        1,314,765
  Depreciation expense ..................................      508,987           354,587            51,076
  Realized loss (gain) on sale of investments ...........       60,485        (2,814,132)         (885,422)
  Realized loss on sale of fixed assets .................         --              26,282              --
Changes in assets and liabilities:
  Premiums receivable ...................................      960,506        (2,781,325)         (447,172)
  Management fees receivable ............................      680,767        (1,093,411)             --
  Accrued investment income .............................     (705,900)          400,837        (4,080,600)
  Deferred acquisition costs ............................   (1,564,815)       (2,200,674)       (1,001,883)
  Prepaid reinsurance premiums ..........................      976,638        (1,286,782)             --
  Deferred premiums receivable ..........................     (519,809)             --                --
  Reinsurance recoverable ...............................   42,400,000       (67,400,000)             --
  Other assets ..........................................     (234,389)         (175,510)       (1,159,177)
  Organization costs ....................................         --           4,421,353        (4,409,373)
  Unearned premiums .....................................    2,124,996           550,548           270,576
  Reserve for losses and loss adjustment expenses .......  (53,654,300)       90,145,000            55,000
  Reinsurance balances payable ..........................     (134,934)          420,660              --
  Accrued costs and expenses ............................      540,783           764,734         3,591,033
                                                          ------------     -------------      ------------
Net cash provided by (used in) operating activities .....  (15,796,832)        1,167,677        (9,407,359)
                                                          ------------     -------------      ------------
Cash flows from investing activities
Cost of fixed maturity investments acquired .............  (88,182,991)     (143,845,735)     (278,498,706)
Proceeds from sale of fixed maturity investments ........   64,432,233       138,940,387       156,404,692
Purchases of fixed assets ...............................     (190,966)       (1,113,295)         (910,140)
Note receivable .........................................         --             250,000          (250,000)
                                                          ------------     -------------      ------------
Net cash used in investing activites ....................  (23,941,724)       (5,768,643)     (123,254,154)
                                                          ------------     -------------      ------------
Cash flows from financing activities
Proceeds on issuance of series C preferred stock ........   52,164,972              --                --
Employee loans ..........................................   (1,045,961)             --                --
Issuance costs of series C preferred stock ..............   (1,203,000)             --                --
Redemption of Common Stock ..............................         --                --             (12,000)
Proceeds on issuance of series A preferred stock ........         --                --          65,000,000
Proceeds on issuance of series B preferred stock ........         --                --          40,000,000
Proceeds on issuance of common stock ....................         --                --          45,500,000
Issuance costs of series A preferred stock ..............         --                --          (4,571,319)
Issuance costs of series B preferred stock ..............         --                --          (3,008,190)
Issuance costs of common stock ..........................         --                --          (3,048,614)
Loan repaid .............................................         --                --            (121,000)
                                                          ------------     -------------      ------------
Net cash provided by financing activities ...............   49,916,011              --         139,738,877
                                                          ------------     -------------      ------------
Net increase (decrease) in cash and
  cash equivalents ......................................   10,177,455        (4,600,966)        7,077,364
Cash and cash equivalents--beginning of period ..........    2,598,140         7,199,106           121,742
                                                          ------------     -------------      ------------
Cash and cash equivalents--end of period ................ $ 12,775,595     $   2,598,140      $  7,199,106
                                                          ============     =============      ============


   The accompanying notes are an integral part of these financial statements.

                                CGA GROUP, LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998
                          (EXPRESSED IN U.S. DOLLARS)

1.  BUSINESS AND ORGANIZATION

     CGA Group, Ltd. is a holding company, which was incorporated in Bermuda on June 21, 1996. CGA Group has two wholly owned subsidiaries. Commercial Guaranty Assurance, Ltd. was incorporated in Bermuda on October 16, 1996. Commercial Guaranty Assurance is licensed as a class 3 insurer under the Insurance Act 1978 (Bermuda), amendments thereto and related regulations which authorizes it to carry on insurance business of all classes in or from within Bermuda subject to its compliance with the solvency margin, liquidity ratio and other requirements imposed on it by the Act. Commercial Guaranty Assurance has a "Triple-A" "claims paying ability" rating from Duff & Phelps Credit Rating Company and has also been rated in the highest rating category assigned by each of the two Canadian rating agencies, Dominion Bond Ratings Service and Canadian Bond Ratings Service. Commercial Guaranty Assurance issues financial guaranty insurance policies, which are the functional equivalent of direct-pay letters of credit, to insure payment of interest, principal and other amounts payable in respect of notes, securities, and other financial obligations. CGA Investment Management, Inc. was incorporated in the state of Delaware in July 1996 by the founders of CGA Group and was acquired at nominal cost to CGA Group on June 9, 1997. CGA Investment Management did not commence operations until after its acquisition by CGA Group. CGA Investment Management is registered as an investment advisor with the United States Securities and Exchange Commission under the Investment Advisors Act of 1940, as amended. CGA Investment Management provides investment management and financial advisory services primarily to specialized investment vehicles and for the U.S. and international structured finance markets. CGA Investment Management and its employees are based in New York City, New York.

     CGA Group's first fiscal year end was March 31, 1997. CGA Group subsequently changed its fiscal year end to December 31. Therefore, the comparative periods in the consolidated financial statements are not consistent.

     Operations commenced following the completion of CGA Group's private placement offering which occurred on June 17, 1997. The initial capitalization of CGA Group consisted of 12,000 common shares with a par value of $1.00 per share. All 12,000 shares were redeemed on June 17, 1997 at which time CGA Group completed its recapitalization.

     As part of the recapitalization on June 17, 1997, CGA Group issued 2.6 million shares of Series A preferred stock with a par value of $.01 per share at a price of $25 per share. The shares of Series A preferred stock are entitled to a 13.75% quarterly compounding dividend paid in additional shares of Series A preferred stock. The Series A preferred stockholders also received warrants, which are transferable separately from the Series A preferred stock, which represent the right to purchase on or prior to June 17, 2007 a total of 270,000 shares of common stock at an exercise price of $.01 per share. The warrants were valued at $4.99 per share and were accounted for as additional paid-in-capital to the common stock.

     As part of the recapitalization on June 17, 1997, CGA Group issued 1.6 million shares of Series B preferred stock with a par value of $.01 per share for a price of $25 per share. The shares of Series B preferred stock were entitled to a quarterly compounding dividend paid in additional shares of Series B preferred stock. The shares of Series B preferred stock were sold to investors as part of investment units which also included commitments to purchase an additional $60 million of Series B preferred stock in the aggregate upon the occurrence of certain events, in order to maintain Commercial Guaranty Assurance's "Triple-A" rating from Duff & Phelps. Commercial Guaranty Assurance pays a $600,000 annual fee to the holders of the investment units for their commitments. The investment units also included an aggregate of 7,827,957 shares of common stock out of a total of 9,100,000 million shares of common stock issued pursuant to the recapitalization at a price of $5 per share.

     The remaining 1,272,043 shares of common stock were sold to the sponsoring investors and certain members of management who also received 847,729 warrants, which each represent the right to purchase one share of common stock on or prior to June 17, 2007 at an exercise price of $5 per share. The exercise price on these warrants is subject to reduction based on the sales price of additional common stock or equivalents. A reduction in the exercise price occurred on March 31, 1999 from $5.00 to $2.12 as a result of the Series B preferred stock conversion and Series C

                                CGA GROUP, LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998
                          (EXPRESSED IN U.S. DOLLARS)

preferred stock issuance described below. An additional 1,494,771 warrants have been authorized for issuance to certain employees, which each represent the right to purchase one share of common stock on or prior to June 17, 2007 at an exercise price of $5 per share.

     On March 31, 1999 CGA Group sold 43,997,863 shares of Series C preferred stock, par value $.01 per share, to existing shareholders for an aggregate sales price of $50,996,795. Concurrent with the sale of the Series C preferred stock, the outstanding 1,600,000 of Series B preferred stock and the 668,678 shares of Series B preferred stock declared as pay-in-kind dividends thereon, totaling 2,268,678 shares valued at $56,716,950, were exchanged for 18,905,648 shares of common stock based on an exchange price of $3 per share of common stock.

     On April 26, 1999 CGA Group sold 973,483 shares of Series C preferred stock to employees of CGA Group and its subsidiaries. The shares were sold for $1.20 each for an aggregate sales price of $1,168,179. CGA Group received cash proceeds of $122,218 and the remaining $1,045,961 was financed by CGA Group by granting employee loans up to a maximum of 90% of the purchase price of the shares. The employee loans were granted in the form of promissory notes which bear interest at a rate of 7% per annum and are repayable in three equal annual installments.

     The primary clients of Commercial Guaranty Assurance and CGA Investment Management are St. George and Cobalt. As of December 31, 1999 approximately 54% of Commercial Guaranty Assurance's net exposure was from assets owned by St. George and Cobalt. Most of Commercial Guaranty Assurance's premiums and CGA Investment Management's fee income is originated from St. George and Cobalt.

2.  SIGNIFICANT ACCOUNTING POLICIES

     The consolidated financial statements have been prepared on the basis of accounting principles generally accepted in the United States of America (GAAP) and include the accounts of CGA Group, Commercial Guaranty Assurance, and CGA Investment Management. All significant intercompany accounts and transactions have been eliminated in consolidation. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant accounting policies under GAAP are as follows:

   a)  Premiums

     Insurance contracts are classified as long-duration contracts for accounting purposes as the contracts are expected to remain in force for an extended period. The contracts generally are not subject to unilateral changes in their provisions and provide insurance protection for extended periods. Premium rates generally are level throughout the period of coverage. Premiums are recognized as written upon inception of multi-year policies. Up-front premiums are earned pro-rata over the period of risk. Installment premiums are earned over each installment period.

   b)  Management fees

     Fees earned by CGA Investment Management on managed assets are generally paid quarterly on the outstanding par balance. Fees on assets managed as of December 31, 1999 range from 5 to 25 basis points per annum.

   c)  Deferred premiums receivable

     The collection of premiums owed to Commercial Guaranty Assurance related to certain insured securities is deferred. Certain securities that were purchased by clients at significant discounts from their par values generate cash flows that are insufficient to cover the related insurance premiums. The premiums are earned over the period of risk and are recorded at the present value of premiums that will be received upon the maturity of such securities.

                                CGA GROUP, LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998
                          (EXPRESSED IN U.S. DOLLARS)

   d)  Deferred acquisition costs

     Deferred acquisition costs are expenses that vary with and are primarily related to the production of business. These costs include compensation, underwriting, certain rating agency fees, legal and other expenses. Deferred acquisition costs are amortized on a straight-line basis over the estimated term of the related insured risks. Commercial Guaranty Assurance evaluates the recoverability of deferred acquisition costs whenever changes in circumstances warrant. If it is determined that an impairment exists, the excess of the unamortized balance over deferred acquisition costs will be charged to earnings.

   e)  Reinsurance

     In the ordinary course of business, Commercial Guaranty Assurance cedes exposures under various reinsurance contracts designed to limit losses from certain risks and to protect capital and surplus. The reinsurance of risk does not relieve Commercial Guaranty Assurance of its original liability to its policyholders. In the event that a reinsurer was unable to meet its obligations under the existing reinsurance contracts, Commercial Guaranty Assurance would be liable for such defaulted amounts.

     Prepaid reinsurance premiums represent the portion of premiums ceded to reinsurers applicable to the unexpired terms of the reinsurance contracts in force.

   f)  Reserve for losses and loss adjustment expenses

     A case basis reserve for unpaid losses and loss adjustment expenses may be recorded at the present value of the estimated loss when, in management's opinion, the likelihood of a future loss is probable and determinable at the balance sheet date. A general reserve is calculated by applying a loss factor to the total net par amount outstanding of Commercial Guaranty Assurance's insured obligations over the expected term of such insured obligations.

     Management believes that the current level of the reserve is adequate to cover the ultimate net cost of claims. The reserve is necessarily an estimate and there can be no assurance that the ultimate liability will not differ from such estimates. Commercial Guaranty Assurance will monitor the provision on an ongoing basis and may periodically adjust the reserve based on actual loss experience, the future mix of business and economic conditions.

     The reserve for losses and loss adjustment expenses is reflected on the balance sheet gross of any losses recoverable from reinsurers.

   g)  Investments

     In accordance with the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," investments in debt securities are designated as available-for-sale and are recorded at fair value, being quoted market value. Any resulting unrealized gains or losses are reflected as a separate component of shareholder's equity as accumulated other comprehensive income and as a separate component of the statement of comprehensive income. Short-term investments, which are those investments with a maturity of less than one year at time of purchase, are carried at cost, which approximates fair value. Other investments are carried at cost, which approximates fair value.

     Bond discounts and premiums are accreted or amortized on the effective interest method over the term of the related securities. Realized gains or losses on sale of investments are determined on the basis of specific identification. Net investment income is recognized when earned and includes interest and amortization of market premiums and discounts and is net of investment management and custody fees.

   h)  Statement of cash flows

     For purposes of the statements of cash flows, cash equivalents are composed of short term deposits with original maturities which are less than three months.

                                CGA GROUP, LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998
                          (EXPRESSED IN U.S. DOLLARS)

   i)  Loss per common share

     CGA Group computes loss per share in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share." Loss per common share is calculated using the loss for the period adjusted for preference dividends, accretion of preference stock to redemption value, and accretion on warrants divided by the weighted average number of common shares outstanding and, if dilutive, shares issuable under outstanding warrants.

   j)  Start-up activities

     The Accounting Standards Executive Committee issued Statement of Position 98-5, "Reporting on Costs of Start-Up Activities", effective for fiscal years beginning after December 15, 1998. This statement requires CGA Group to expense organization costs as incurred. On July 1, 1998, CGA Group expensed the remaining unamortized organization costs which is reflected in the financial statements as a change in accounting principle.

3. INVESTMENTS

   a)  Fixed maturities

     The fair values, gross unrealized gains and losses and amortized cost of fixed maturities at December 31, 1999 and 1998 are as follows:


                                                                    GROSS             GROSS
                                                 AMORTIZED       UNREALIZED        UNREALIZED
1999                                               COST             GAINS            LOSSES         FAIR VALUE
                                               ------------     ------------      -----------      ------------
  Non-U.S. Government .......................  $ 33,995,209             --        $(1,509,028)     $ 32,486,181
  Corporate .................................   116,796,572             --         (4,991,405)      111,805,167
  Short-term ................................     2,046,328             --                --          2,046,328
                                               ------------     ------------      -----------      ------------
  Fixed Maturities ..........................  $152,838,109             --        $(6,500,433)     $146,337,676
                                               ============     ============      ===========      ============


                                                                    GROSS             GROSS
                                                 AMORTIZED       UNREALIZED        UNREALIZED
1998                                               COST             GAINS            LOSSES         FAIR VALUE
                                               ------------     ------------      -----------      ------------
  Non-U.S. Government .......................  $ 12,024,005     $     77,789      $   (82,384)     $ 12,019,410
  Corporate .................................    85,488,892        1,316,526         (384,255)       86,421,163
  Short-term ................................     2,047,964             --                --          2,047,964
                                               ------------     ------------      -----------      ------------
  Fixed Maturities ..........................  $ 99,560,861     $  1,394,315      $  (466,639)     $100,488,537
                                               ============     ============      ===========      ============

     The change in unrealized appreciation (depreciation) on fixed maturity securities was $(7,428,109) in 1999 and $(710,416) in 1998.

     Fixed maturities at December 31, 1999 and 1998, by contractual maturity, are shown below. Expected maturities could differ from contractual maturities because borrowers may have the right to call or prepay obligations, with or without call or prepayment penalties.

                                                  1999              1999             1998              1998
MATURITY PERIOD                                 FAIR VALUE      AMORTIZED COST     FAIR VALUE      AMORTIZED COST
---------------                                ------------     --------------    ------------     --------------
Less than 1 year ............................  $  2,046,328      $  2,046,328      $  2,047,964      $  2,047,964
1-5 years ...................................   139,855,448       146,089,396        91,006,563        90,195,974
5-10 years ..................................     4,435,900         4,702,385         7,434,010         7,316,923
                                               ------------      ------------      ------------      ------------
    Total fixed maturities ..................  $146,337,676      $152,838,109      $100,488,537      $ 99,560,861
                                               ============      ============      ============      ============


                                CGA GROUP, LTD.

                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998
                          (EXPRESSED IN U.S. DOLLARS)



     Realized gains for the year ended December 31, 1999 were $244,586; for the year ended December 31, 1998 were $3,436,817 and for the nine months ended December 31, 1997 were $1,895,725. Realized losses for the year ended December 31, 1999 were $305,071; for the year ended December 31, 1998 were $622,685 and for the nine months ended December 31, 1997 were $1,010,303. Investments are made predominately in U.S. dollar denominated foreign corporate and government securities. The rating level for an investment cannot be below "Double-A minus". The portfolio consists of "Double-A" rated investments on average. The portfolio manager operates under guidelines to maintain a weighted average duration of two to five years.

   (b) Net investment income

     Net investment income for the years ended December 31, 1999 and 1998 and the nine months ended December 31, 1997 was derived from the following sources:

                                        1999           1998          1997
                                     ----------     ----------    ----------
     Fixed maturities .............. $7,989,790     $8,400,894    $2,849,428
     Other .........................    796,702        501,677       331,297
                                     ----------     ----------    ----------
     Gross investment income .......  8,786,492      8,902,571     3,180,725
     Investment expense ............   (144,941)      (374,449)     (225,124)
                                     ----------     ----------    ----------
     Net investment income ......... $8,641,551     $8,528,122    $2,955,601
                                     ==========     ==========    ==========

4.  OTHER INVESTMENTS

     Other investments at December 31, 1998 are comprised of a $30 million note issued by St. George Holdings which is the parent company of certain clients of CGA Investment Management. The note was carried at its original cost which approximated fair value. The note bore interest of 3 month LIBOR plus 1% per annum payable quarterly and had a five year term with no prepayment penalty. The 3 month LIBOR rate at December 31, 1998 was 5.06%. The note was purchased to provide St. George Holdings and its subsidiaries with cash to manage their liquidity and to pay for additional financial guaranty insurance. The note was repaid in full in 1999.

5.  DETAIL OF OTHER ASSETS

                                                     1999          1998
                                                  ----------     ----------
     Other Assets
       Other prepaid expenses ................... $  668,627     $  222,752
       Prepaid commitment fees ..................    276,164        276,164
       Fixed assets, net of depreciation ........  1,285,579      1,603,600
       Deposits .................................    301,080        280,000
       Accounts receivable ......................     47,405        368,730
       Other ....................................    263,759        175,000
                                                  ----------     ----------
           Total other assets ................... $2,842,614     $2,926,246
                                                  ==========     ==========

6.  LOSSES AND LOSS EXPENSES

     The reserve for losses and loss adjustment expenses is established in an amount equal to the Commercial Guaranty Assurance's estimate of unidentified or case basis reserves and unallocated losses including costs of settlement, on the obligations it has insured. Case basis reserves are established when specific insured issues are identified as currently or likely to be in default. Such a reserve is based on the present value of the expected loss and loss adjustment expenses. The general reserve for losses and loss adjustment expenses is calculated by applying a loss factor, determined based on an independent rating agency study of bond defaults, to net par amount outstanding of the insured obligations.

                                CGA GROUP, LTD.

                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998
                          (EXPRESSED IN U.S. DOLLARS)

     The reserve for losses and loss adjustment expenses is comprised of the following at December 31, 1999 and 1998:

                                                      1999           1998
                                                   -----------    -----------
     Case basis reserve .........................  $33,200,000    $88,200,000
     General reserve ............................    3,345,700      2,000,000
                                                   -----------    -----------
         Total reserve for losses and loss
           adjustment expenses ..................  $36,545,700    $90,200,000
                                                   ===========    ===========



     The activity in the reserve for losses and loss adjustment expenses is as follows:

                                                        1999           1998
                                                   -----------    -----------
     Balance at beginning of year ...............  $90,200,000    $    55,000
         Less reinsurance recoverables ..........  (67,400,000)          --
                                                   -----------    -----------
     Net balance at beginning of year ...........   22,800,000         55,000
     Net losses and loss expenses incurred in
       respect of losses occurring in:
         Current year ...........................    1,350,000     22,745,000
         Prior years ............................   15,300,000           --
                                                   -----------    -----------
         Total ..................................   16,650,000     22,745,000
     Net losses and loss expenses paid in respect
       of losses occuring in prior years ........  (27,904,300)           --
                                                   -----------    -----------
         Balance at end of year .................   11,545,700     22,800,000
     Reinsurance recoverable ....................   25,000,000     67,400,000
                                                   -----------    -----------
     Reserve for losses and loss adjustment
       expenses, gross of reinsurance recoverable

         Balance at end of year .................  $36,545,700    $90,200,000
                                                   ===========    ===========


     In October, 1998 the credit ratings on asset-backed securities which clients of Commercial Guaranty Assurance had purchased, and that were originated and serviced by Commercial Financial Services Inc., a credit-card debt collection company, were withdrawn by the three credit rating companies that rated the most recently issued Commercial Financial Services securities. The withdrawal of the ratings was in response to allegations of accounting irregularities at Commercial Financial Services. The rating agencies, investors and insurers commenced investigations into the allegations. On December 11, 1998, Commercial Financial Services filed a petition for relief under Chapter 11 of the United States Bankruptcy Code with the Bankruptcy Court for the Northern District of Oklahoma (the "Bankruptcy Court"). The Bankruptcy Court approved Commercial Financial Services' rejection of the servicing contracts and other agreements relating to Commercial Financial Services' servicing of the receivables underlying the Commercial Financial Services securities, effective as of June 23, 1999. As a result, servicing in respect of the Commercial Financial Services securities was transferred to the trustees of the respective trusts which issued such securities (Bankers Trust Company, in the case of the Commercial Financial Services securities guaranteed by Commercial Guaranty Assurance), as backup servicers, and their designated sub-servicers.

     Clients of Commercial Guaranty Assurance had previously purchased approximately $212 million face amount of Commercial Financial Services securities, which exposure was guaranteed by Commercial Guaranty Assurance. Commercial Guaranty Assurance had obtained reinsurance for approximately $162 million face amount of such exposure. In December 1998, Commercial Guaranty Assurance established a $20.8 million case basis reserve in respect of its exposure on Commercial Financial Services securities, representing management's estimate of probable losses on such exposure. In June, 1999 Commercial Guaranty Assurance added an additional $7.1 million to its case

                                CGA GROUP, LTD.

                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998
                          (EXPRESSED IN U.S. DOLLARS)

basis reserve for Commercial Financial Services. In June and September 1999, Commercial Guaranty Assurance made claim payments on its guarantees in respect of Commercial Financial Services securities in the aggregate amount of approximately $117.9 million, of which $90 million consisted of payments from its reinsurer and $27.9 million consisted of Commercial Guaranty Assurance's own funds, paid out of such case basis reserve. In connection with this claim payment, Commercial Guaranty Assurance and its reinsurer received approximately $119.1 million par value of Commercial Financial Services bonds. The bonds have no readily determinable market value and have not been recorded on the books of Commercial Guaranty Assurance. Until Commercial Guaranty Assurance's exposure on Commercial Financial Services securities reaches zero, any future interest payments received on these securities are intended to be used to purchase additional Commercial Financial Services securities from Commercial Guaranty Assurance's clients, thereby further reducing Commercial Guaranty Assurance's exposure. In December, 1999 Commercial Guaranty Assurance added an additional $8.2 million to its case basis reserve for Commercial Financial Services comprised of $7.7 million of expected losses and $0.5 million of expected loss adjustment expenses.

     As a result of these claim payments, additional reserves and interim principal repayments on the Commercial Financial Services securities, Commercial Guaranty Assurance's gross remaining exposure in respect of Commercial Financial Services securities has been reduced to approximately $76.0 million as of December 31, 1999. Of this exposure, approximately $58.1 million is covered by reinsurance and $7.7 million is included in case basis reserves, leaving Commercial Guaranty Assurance with a remaining net exposure of approximately $9.6 million at December 31, 1999.

     At December 31, 1999 aggregate incurred losses for Commercial Financial Services securities total $36.1 million of which $27.9 million has been paid. On March 15, 2000 Commercial Guaranty Assurance made a claim payment of $28.5 million of which $21.8 million consisted of payments from its reinsurer and $6.7 million consisted of Commercial Guaranty Assurance's own funds, paid out of the case basis reserve. Giving effect to the claim payment on March 15, 2000 Commercial Guaranty Assurance's gross remaining exposure to Commercial Financial Services was reduced to $45.0 million of which $34.4 million is covered by reinsurance and $1.0 million is included in case basis reserves.

     Commercial Guaranty Assurance, CGA Investment Management and various other plaintiffs have commenced legal proceedings against Commercial Financial Services, William Bartmann (the founder and principal shareholder of Commercial Financial Services), other former members of Commercial Financial Services' senior management, the placement agent for the Commercial Financial Services securities insured by Commercial Guaranty Assurance and Commercial Financial Services' auditors, alleging various counts of federal and state securities law fraud and common law fraud. It is too early to predict what, if anything, Commercial Guaranty Assurance ultimately may recover in this legal proceeding.

7.  REINSURANCE

     In the ordinary course of business, Commercial Guaranty Assurance cedes exposures under various reinsurance contracts primarily designed to minimize losses from large risks and to protect capital and surplus. The reinsurance of risk does not relieve the ceding insurer of its original liability to its policyholders. In the event that all or any of the reinsurers are unable to meet their obligations to Commercial Guaranty Assurance under the existing reinsurance agreements, Commercial Guaranty Assurance would be liable for such defaulted amounts. Commercial Guaranty Assurance also has a $20 million excess of loss reinsurance facility. As of December 31, 1999 prepaid reinsurance of approximately $0.3 million was associated with a single reinsurer. As stated above, Commercial Guaranty Assurance has reinsured a portion of its exposure to asset-backed securities originated and serviced by Commercial Financial Services.

     In October, 1998 Commercial Guaranty Assurance provided credit support on approximately $382 million of securities within two insured portfolios, which was further supported by a "Triple-A" rated reinsurer, using

                                CGA GROUP, LTD.

                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998
                          (EXPRESSED IN U.S. DOLLARS)

documentation that would permit the insured to proceed directly against the reinsurer. The effect of the described credit support arrangements was to substantially increase the market value of the subject securities. Commercial Guaranty Assurance received a premium of $38.95 million from its clients in connection with these credit support arrangements, and ceded $38.7 million to the aforementioned reinsurer. On April 14, 1999, these credit support arrangements were cancelled and approximately $29.5 million of premium was refunded to the clients.

     In a separate transaction that closed in December 1999, CGA Investment Management paid $5.5 million to St. George to cover a portion of the cost incurred by St. George for the credit support arrangements. This payment was made to assist St. George with liquidity issues that arose due to the cost of the credit support arrangements.

8.  MEZZANINE EQUITY

                                                        1999           1998
                                                     ----------     ----------
      Series A : 3,676,821 and 3,211,891 shares

        issued and outstanding ....................  $   36,768     $   32,119
      Additional paid in capital ..................  87,469,444     75,258,981
                                                     ----------     ----------
      Total series A preferred stock ..............  87,506,212     75,291,100
      Series B: nil and 1,600,000 shares
        issued and outstanding ....................        --           16,000
      Additional paid in capital ..................        --       37,284,985
                                                     ----------     ----------
          Total series B preferred stock ..........        --       37,300,985
                                                     ==========     ==========

     CGA Group's Series A preferred stock is subject to mandatory redemption including all accrued and unpaid dividends thereon, on June 17, 2007. The Series A preferred stock is also redeemable at the election of CGA Group at any time.

     The dividends on the Series A preferred stock are declared quarterly by the Board of Directors and paid in additional shares of Series A preferred stock.

     The Series A and Series B preferred stock were each recorded at fair value. The difference between fair value and the redemption value (excluding pay-in-kind dividends) is being accreted over the mandatory redemption period by a charge to shareholders' equity.

     The Series A preferred stock and the Series B preferred stock are voting securities, and are entitled to 7 votes per share and 5 votes per share, respectively, on all matters presented to the security holders of CGA Group for their approval. The Series A preferred stock ranks senior in liquidation preference to all other classes of capital stock of CGA Group, followed by the Series C preferred stock, the Series B preferred stock and the common stock of CGA Group, respectively.

     On March 31, 1999, all issued and outstanding shares of Series B preferred stock were converted into shares of common stock, at a conversion ratio of
11.816 shares of common stock per share of Series B preferred stock. The conversion ratio was based on an assumed value of $3.00 per share of common stock. As a result of the conversion, 18,905,648 new shares of common stock were issued. No shares of Series B preferred stock are currently issued and outstanding. If the $60 million of Series B preferred commitments are called, new shares will be issued with pay-in-kind dividends yielding 7%.

9.  SHAREHOLDERS' EQUITY

A)  COMMON STOCK

     The number of common shares outstanding during the years ended December 31, 1999 and 1998 was as follows:

                                                      1999           1998
                                                   ----------      ---------
     Issued and outstanding .....................  28,005,648      9,100,000
     Weighted average number of shares ..........  23,395,778      9,100,000

                                CGA GROUP, LTD.

                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998
                          (EXPRESSED IN U.S. DOLLARS)

     The common stock of CGA Group carries two votes per share on all matters presented to the security holders of CGA Group for their approval.

B)  SERIES C PREFERRED STOCK

     The Series C preferred stock are voting securities and are entitled to 1 vote per share on all matters presented to the security holders of CGA Group for their approval. The book values of shares issued and outstanding as of December 31, 1999 and 1998 were as follows:

                                                        1999           1998
                                                    -----------       -------
     44,971,346 and nil shares issued and
       outstanding ...............................  $   449,713       $   --
     Additional paid-in-capital ..................   49,466,298           --
                                                    -----------       -------
     Total Series C preferred stock ..............  $49,916,011       $   --
                                                    ===========       =======

     The shares of Series C preferred stock which may be converted into shares of common stock on a one-for-one basis at the holder's option at any time, are mandatorily convertible into shares of common stock upon the occurrence of certain events at the conversion rate specified in CGA Group's bye-laws, and are subject to redemption by CGA Group for cash upon the occurrence of certain events at the redemption rate specified in CGA Group's bye-laws.


     The additional paid in capital has been reduced by approximately $1.2 million in issuance costs and $1.0 million in employee loans. CGA Group holds promissory notes from certain employees in connection with the sale of Series C preferred stock that occurred on April 26, 1999. The notes are repayable in three equal installments and accrue interest at an annual rate of 7%. The employee loan balance represents the original principal loan balance.

10.  LOSS PER COMMON SHARE

     The following table sets forth the computation of basic and diluted loss per share for the years ended December 31, 1999 and 1998 and the nine months ended December 31, 1997.


                                                                    1999            1998             1997
                                                                -------------   -------------    ------------
Basic Loss Per Share
Numerator:
  Net loss ...................................................  $  (7,648,871)  $ (17,987,779)   $ (2,706,182)
  Series A--Pay-in-kind dividends paid .......................    (11,623,250)    (10,383,919)     (4,913,346)
  Series A--Accretion to redemption value ....................       (457,132)       (514,273)       (190,472)
  Series A--Accretion on warrants ............................       (134,730)       (207,709)           --
  Series B--Pay-in-kind dividends ............................     (2,700,795)     (9,576,933)     (4,439,231)
  Series B--Accretion to redemption value ....................        (50,137)       (225,614)        (83,561)
                                                                -------------   -------------    ------------
Net loss attributable to common shareholders .................  $ (22,614,915)  $ (38,896,227)   $(12,332,792)
                                                                -------------   -------------    ------------
Denominator:
  Weighted average shares outstanding ........................     23,395,778       9,100,000       6,522,313
                                                                -------------   -------------    ------------
Basic loss per share .........................................  $      (0.97)   $       (4.27)   $      (1.89)
                                                                =============   =============    ============
Diluted loss per share
Numerator ....................................................  $(22,614,915)   $ (38,896,227)   $(12,332,792)
                                                                -------------   -------------    ------------
Denominator ..................................................     23,395,778       9,100,000       6,522,313
                                                                -------------   -------------    ------------
Diluted loss per share .......................................  $      (0.97)   $       (4.27)   $      (1.89)
                                                                =============   =============    ============
Loss per share on cumulative effect of change in
  accounting principle .......................................  $        --     $       (0.43)   $       --
                                                                =============   =============    ============


     CGA Group has outstanding warrants and Series C preferred stock which were not included in the computation of the diluted loss per share as the effect of these warrants and Series C preferred stock is antidilutive for the periods presented above.

                                CGA GROUP, LTD.

                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998
                          (EXPRESSED IN U.S. DOLLARS)

     On June 17, 1997 CGA Group issued warrants to purchase 270,000 shares of common stock in connection with the issuance of 2.6 million shares of Series A preferred stock. All of the warrants are outstanding as of December 31, 1999. These warrants are exercisable at any time on or prior to June 17, 2007 at an exercise price of $.01 per share of common stock.

     CGA Group also issued 847,729 warrants to certain investors and members of management on June 17, 1997. Each such warrant represents the right to purchase one share of common stock on or prior to June 17, 2007. The exercise price of the warrants was lowered from $5 per share to $2.12 per share in connection with the Series B preferred stock conversion into common stock and the issuance of the Series C preferred stock. All such warrants were outstanding as of December 31, 1999. In addition, CGA Group has authorized 1,494,771 warrants for issuance to certain employees. These warrants each represent the right to purchase one share of common stock on or prior to June 17, 2007 at an exercise price of $5 per share. The employee warrants vest ratably over a four-year period and expire if not exercised within thirty days of the employee's termination of employment. As of December 31, 1999, there were 1,315,984 warrants outstanding of which 657,992 warrants were exercisable. As of December 31, 1998 there were 1,348,129 warrants outstanding of which 337,032 warrants were exercisable. The total number of common share equivalents not included in the calculation of diluted loss per share was 46,747,067 because they were anti-dilutive.

11.  INSURANCE IN FORCE

     The following table shows the net par outstanding of insured obligations, net of reinsurance, at December 31, by asset type:

                                                         1999           1998
     ASSET TYPE                                       (IN 000'S)     (IN 000'S)
                                                      ----------     ----------
     Auto ..........................................  $   26,158     $    3,158
     Commercial loan and bond obligations ..........     327,335        189,375
     Commercial mortgage-backed securities .........     614,217        185,754
     Corporate asset-backed securities .............     147,490         90,000
     Credit card receivables .......................     165,997        185,732
     Equipment .....................................      17,111         27,129
     Future flows ..................................      55,463         39,108
     Home equity loans .............................     374,280        236,381
     Real estate investment trust debt .............     256,774        381,777
     Real estate investment trust preferred stock ..      70,000         70,000
     Sovereign debt ................................      90,000        120,000
     Other consumer ABS ............................      89,640         31,250
                                                      ----------     ----------
         Total .....................................  $2,234,465     $1,559,664
                                                      ==========     ==========

     The following table presents the credit ratings of the above assets, based on net par outstanding at December 31:

                                                          1999           1998
                                                          ----           ----
     "AAA" .........................................         4%            4%
     "AA" ..........................................         2%            3%
     "A" ...........................................        25%           12%
     "BBB" .........................................        58%           67%
     "BB" ..........................................         9%           11%
     Not rated .....................................         2%            3%
                                                           ---           ---
         Total .....................................       100%          100%
                                                           ===           ===

     North America comprises 93% of the insured obligations geographic exposure. Other countries include Turkey, Korea, Greece, Poland, Portugal and Venezuela, each of which comprises approximately 2% or less of the goegraphic exposure.

12.  SEGMENT REPORTING

     CGA Group has two reportable segments: Commercial Guaranty Assurance and CGA Investment Management (see description of each segment in Note 1). CGA Group's management has identified the operating segments on the

                                CGA GROUP, LTD.

                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998
                          (EXPRESSED IN U.S. DOLLARS)

basis that they are separate entities with each entity carrying on a different type of business. Commercial Guaranty Assurance provides financial guaranty insurance and CGA Investment Management provides investment management services. The accounting policies of each of the segments are the same as those described in the summary of significant accounting policies.

     The table below presents financial information for each of the operating segments.

     As of and for the year ended December 31, 1999.


                                                      CGA            CGAIM          OTHER (A)        TOTAL
                                                  ------------    -----------      -----------    ------------
REVENUES
Net premiums earned ............................  $ 12,223,484    $      --        $      --      $ 12,223,484
Net investment income ..........................     8,030,130         61,479          549,942       8,641,551
Net realized losses ............................       (60,485)          --               --           (60,485)
Management fees ................................          --        8,207,746             --         8,207,746
Intersegment revenue ...........................          --          349,546          257,589         607,135
                                                  ------------    -----------      -----------    ------------
    TOTAL REVENUES .............................    20,193,129      8,618,771          807,531      29,619,431
                                                  ------------    -----------      -----------    ------------
EXPENSE ITEMS
Operating expenses .............................     1,279,553      9,940,212        1,767,831      12,987,596
Rebate on credit support arrangements ..........          --        5,510,000             --         5,510,000
Acquisition costs ..............................       713,571           --               --           713,571
Commitment fees ................................       600,000           --               --           600,000
Excess of loss facility ........................       200,000           --               --           200,000
Losses and loss adjustment expenses ............    16,650,000           --               --        16,650,000
Intersegment expenses ..........................       349,546        257,589             --           607,135
                                                  ------------    -----------      -----------    ------------
    TOTAL EXPENSES .............................    19,792,670     15,707,801        1,767,831      37,268,302
                                                  ------------    -----------      -----------    ------------
    NET INCOME (LOSS) ..........................       400,459     (7,089,030)        (960,301)     (7,648,871)
                                                  ------------    -----------      -----------    ------------
ASSETS
    TOTAL ASSETS ...............................  $190,644,086    $ 3,005,640      $17,302,581    $210,952,307
                                                  ============    ===========      ===========    ============
---------------
(a)  The "other" segment is comprised of CGA Group, Ltd., the holding company, which does not meet any of the quantitative thresholds for determining a reportable segment.


     As of and for the year ended December 31, 1998.

                                                      CGA            CGAIM           OTHER           TOTAL
                                                  ------------    -----------      -----------    ------------
REVENUES
Net premiums earned ............................  $  9,246,289    $      --        $      --       $ 9,246,289
Net investment income ..........................     8,387,513         64,934           75,675       8,528,122
Net realized gains .............................     2,814,132           --               --         2,814,132
Management fees ................................          --        3,353,499             --         3,353,499
Intersegment revenue ...........................          --          122,301             --           122,301
                                                  ------------    -----------      -----------    ------------
    TOTAL REVENUES .............................    20,447,934      3,540,734           75,675      24,064,343
                                                  ------------    -----------      -----------    ------------
EXPENSE ITEMS
Operating expenses .............................     1,558,407     10,711,550        1,753,409      14,023,366
Acquisition Costs ..............................       433,217           --               --           433,217
Commitment Fees ................................       600,000           --               --           600,000
Excess of loss facility ........................       200,000           --               --           200,000
Losses and loss adjustment expenses ............    22,745,000           --               --        22,745,000
Intersegment expenses ..........................       122,301           --               --           122,301
                                                  ------------    -----------      -----------    ------------
    TOTAL EXPENSES .............................    25,658,925     10,711,550        1,753,409      38,123,884
                                                  ------------    -----------      -----------    ------------
    NET  LOSS ..................................    (5,210,991)    (7,170,816)      (1,677,734)    (14,059,541)
                                                  ------------    -----------      -----------    ------------
Cumulative effect of change in accounting
  policy .......................................     1,127,353        480,207        2,320,678       3,928,238
ASSETS
    TOTAL ASSETS ...............................  $214,823,536    $ 3,752,936      $ 7,860,816    $226,437,288
                                                  ============    ===========      ===========    ============



                                CGA GROUP, LTD.

                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998
                          (EXPRESSED IN U.S. DOLLARS)

     As of and for the nine months ended December 31, 1997.


                                                      CGA            CGAIM           OTHER           TOTAL
                                                  ------------    -----------      -----------    ------------
REVENUES
Net premiums earned ............................  $    502,995    $      --        $      --      $    502,995
Net investment income ..........................     2,955,601           --               --         2,955,601
Net realized gains .............................       885,422           --               --           885,422
                                                  ------------    -----------      -----------    ------------
    TOTAL REVENUES .............................     4,344,018           --               --         4,344,018
                                                  ------------    -----------      -----------    ------------
EXPENSE ITEMS
Operating expenses .............................       597,883      5,313,368          598,852       6,510,103
Acquisition Costs ..............................        53,590           --               --            53,590
Commitment Fees ................................       323,836           --               --           323,836
Excess of loss facility ........................       107,671           --               --           107,671
Losses and loss adjustment expenses ............        55,000           --               --            55,000
                                                  ------------    -----------      -----------    ------------
    TOTAL EXPENSES .............................     1,137,980      5,313,368          598,852       7,050,200
                                                  ------------    -----------      -----------    ------------
    NET INCOME (LOSS) ..........................     3,206,038     (5,313,368)        (598,852)     (2,706,182)
                                                  ------------    -----------      -----------    ------------
ASSETS
    TOTAL ASSETS ...............................  $131,607,950    $ 3,577,782      $11,085,250    $146,270,982
                                                  ============    ===========      ===========    ============

     The following are reconciliations of reportable segment revenues, expenses and assets to CGA Group's consolidated totals in the financial statements.
Depreciation expense is included in operating expenses.

                                                          1999            1998              1997
                                                      ------------     ------------      ------------
REVENUES
Total revenues for reportable segments .............  $ 29,619,431     $ 24,064,343      $  4,344,018
Elimination of intersegment revenues ...............      (607,135)        (122,301)               --
                                                      ------------     ------------      ------------
    Total consolidated revenues ....................  $ 29,012,296     $ 23,942,042      $  4,344,018
                                                      ------------     ------------      ------------
EXPENSES
Total expenses for reportable segments .............  $ 37,268,302     $ 38,123,884      $  7,050,200
Elimination of intersegment operating expenses .....      (607,135)        (122,301)               --
                                                      ------------     ------------      ------------
    Total consolidated expenses ....................  $ 36,661,167     $ 38,001,583      $  7,050,200
                                                      ------------     ------------      ------------
ASSETS
Total assets for reportable segments ...............  $210,952,307     $226,437,288      $146,270,982
Intercompany loans .................................    (8,700,421)      (7,551,429)       (3,549,796)
Other intercompany balances ........................    (2,632,378)      (2,981,926)               --
                                                      ------------     ------------      ------------
Total consolidated assets ..........................  $199,619,508     $215,903,933      $142,721,186
                                                      ============     ============      ============


13.  CONTINGENCIES AND COMMITMENTS

   Lease commitments

     CGA Group rents office space in Hamilton, Bermuda under an operating lease which expires in July 2000, but is expected to be renewed in April 2000. CGA Investment Management rents office space in New York, under an operating lease which expires in 2003 with one option for a renewal period of five years. Total rent expense was approximately $437,769, $355,000 and $300,000 in 1999, 1998 and 1997 respectively. Future minimum rental commitments under the leases, are expected to be approximately $500,000 per annum.

14.  TAXATION

     CGA Group and Commercial Guaranty Assurance, which are domiciled in Bermuda, have received from the Minister of Finance of Bermuda an assurance under the Exempted Undertakings Tax Protection Act, 1966, as amended, of Bermuda, that generally protects them from incurring taxation by Bermuda tax authorities until March

                                CGA GROUP, LTD.

                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998
                          (EXPRESSED IN U.S. DOLLARS)

28, 2016. Since CGA Group and Commercial Guaranty Assurance are not engaged in a trade or business in the U.S. there should be no U.S. income taxes due, however, CGA Group and Commercial Guaranty Assurance do file protective U.S. income tax returns. CGA Investment Management will be subject to U.S. taxation at regular corporate tax rates, but has tax losses carried forward of approximately $7.1 million and $7.7 million as at December 31, 1999 and 1998 respectively, for which no benefit has been recorded in the financial statements. These tax loss carry-forwards expire in the year 2014 and 2013 respectively.

15.  STATUTORY FINANCIAL DATA

     Under The Insurance Act 1978, amendments thereto and related regulations, Commercial Guaranty Assurance is required to file an annual Statutory Financial Return and Statutory Financial Statements to maintain certain measures of solvency and liquidity during the period. The statutory capital and surplus at December 31, 1999 and 1998 was $141,938,889 and $114,898,018 respectively.
Statutory net income for the year ended December 31, 1999 was $161,828 and statutory net loss for the year ended December 31, 1998 was $13,809,607. The principal differences between capital and surplus and statutory net income and shareholders' equity and income as reported in conformity with GAAP relates to deferred acquisition costs and prepaid expenses of Commercial Guaranty Assurance. There were no statutory restrictions on payment of dividends from the retained earnings of Commercial Guaranty Assurance as the required level of solvency was met by the common stock in issue.

16.  RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board (the FASB) issued Statement No. 133 Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"), subsequently amended by SFAS No. 137, which the Company is required to adopt effective January 1, 2001. SFAS 133 requires all derivatives to be recognized in the statement of financial position as either assets or liabilities and measured at fair value. Upon implementation, credit default swaps will be valued at fair value in accordance with this statement. The impact of SFAS 133 on the Company's financial statements will depend on a variety of factors, including future interpretative guidance from the FASB, and the volume of credit default swaps written by Commercial Guaranty Assurance.

17.  SUBSEQUENT EVENTS

     On March 7, 2000, Fitch IBCA, Ltd. announced that it intended to acquire DCRDuff & Phelps, subject to obtaining all requisite shareholder and regulatory approvals. CGACommercial Guaranty Assurance is not currently rated by Fitch. If suchthis acquisition is consummated, it is unclear what action, if any, Fitch will take in respect of CGACommercial Guaranty Assurance's "Triple-A" rating from DCRDuff & Phelps. If Fitch were to rate CGACommercial Guaranty Assurance's claims paying ability at less than "Triple-A", such action could have a material adverse effect on CGA's business. financial condition and prospects.

     On March 13, 2000, the CompanyCGA Group hired Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), an investment banking firm, to act as the Company'sCGA Group's exclusive financial advisor for the purpose of raising additional capital. At this time, Management is unable to predict whether or to what extent DLJ will be successful in these capital raising efforts.

                                CGA GROUP, LTD.

                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998
                          (EXPRESSED IN U.S. DOLLARS)

18.  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)


1999                                       1ST QTR       2ND QTR        3RD QTR       4TH QTR        TOTAL
                                         -----------   -----------    -----------   -----------   ------------
Net premiums written ................... $ 3,047,607   $ 4,000,007    $ 2,183,509   $ 5,089,570   $ 14,320,693
Net premiums earned ....................   3,082,046     3,465,496      2,340,119     3,335,823     12,223,484
Net investment income and net
  realized gains .......................   1,823,067     2,327,536      2,246,174     2,184,289      8,581,066
Management fees ........................   1,145,259       478,796        506,894     6,076,797      8,207,746
                                         -----------   -----------    -----------   -----------   ------------
    TOTAL REVENUES .....................   6,050,372     6,271,828      5,093,187    11,596,909     29,012,296
                                         ===========   ===========    ===========   ===========   ============
Operating Expenses .....................   3,276,277     3,238,902      3,424,867     3,047,550     12,987,596
Rebate on credit support
  arrangements .........................        --            --             --       5,510,000      5,510,000
Acquisition costs ......................     148,138       167,116        186,802       211,515        713,571
Commitment fees and excess of
  loss facility ........................     197,945       202,055        201,233       198,767        800,000
Losses and loss adjustment
  expenses, net ........................     300,000     7,450,000        300,000     8,600,000     16,650,000
                                         -----------   -----------    -----------   -----------   ------------
    TOTAL EXPENSES .....................   3,922,360    11,058,073      4,112,902    17,567,832     36,661,167
                                         ===========   ===========    ===========   ===========   ============
Net income (loss) ......................   2,128,012    (4,786,245)       980,285    (5,970,923)    (7,648,871)
Net loss attributable to
  shareholders ......................... $(3,531,036)  $(7,789,311)   $(2,120,831)  $(9,173,737)  $(22,614,915)
Basic and fully diluted loss
  per share ............................      $(0.38)       $(0.28)        $(0.10)       $(0.21)        $(0.97)


1998                                       1ST QTR       2ND QTR        3RD QTR       4TH QTR        TOTAL
                                         -----------   -----------    -----------   -----------   ------------
Net premiums written ................... $ 1,949,993   $ 1,607,759    $ 2,882,474   $ 3,356,610   $  9,796,836
Net premiums earned ....................   1,071,135     1,649,341      3,027,536     3,498,277      9,246,289
Net investment income and net
  realized gains .......................   1,646,061     3,119,215      1,985,828     4,591,150     11,342,254
Management fees ........................     189,056       492,939      1,472,589     1,198,915      3,353,499
                                         -----------   -----------    -----------   -----------   ------------
    TOTAL REVENUES .....................   2,906,252     5,261,495      6,485,953     9,288,342     23,942,042
                                         ===========   ===========    ===========   ===========   ============
Operating Expenses .....................   3,063,863     4,366,129      4,043,755     2,549,619     14,023,366
Acquisition costs ......................      53,245        92,342        129,944       157,686        433,217
Commitment fees and excess of
  loss facility ........................     197,945       199,589        201,233       201,233        800,000
Losses and loss adjustment
  expenses, net ........................     195,000       405,000        700,000    21,445,000     22,745,000
                                         -----------   -----------    -----------   -----------   ------------
    TOTAL EXPENSES .....................   3,510,053     5,063,060      5,074,932    24,353,538     38,001,583
                                         ===========   ===========    ===========   ===========   ============
Net income (loss) ......................    (603,801)      198,435     (2,517,216)  (15,065,197)   (17,987,779)
Net loss attributable to
  shareholders .........................  (5,683,130)   (4,909,349)    (7,991,082)  (20,312,666)   (38,896,227)
Basic and fully diluted earnings
  (loss) per share .....................      ($0.62)       ($0.54)        ($0.88)       ($2.23)        ($4.27)


                                 CGA GROUP, LTD.

                           CONSOLIDATED BALANCE SHEETS
                           (EXPRESSED IN U.S. DOLLARS)
                                   (UNAUDITED)



                                                                                 MARCH 31,      DECEMBER 31,
                                                                                   2000             1999
                                                                               ------------    --------------

ASSETS
  Fixed maturity securities available for sale at fair value
    (amortized cost: $154,995,171 and $152,838,109) ....................       $147,919,381     $146,337,676
                                                                               ------------     ------------
  Cash and cash equivalents ............................................          2,460,476       12,775,595
  Premiums receivable ..................................................          2,055,330        2,267,991
  Management fees receivable ...........................................            410,046          412,644
  Accrued investment income ............................................          4,096,988        4,385,663
  Deferred acquisition costs ...........................................          4,984,595        4,767,372
  Prepaid reinsurance premiums .........................................               --            310,144
  Reinsurance recoverable ..............................................          3,208,668       25,000,000
  Deferred premiums receivable .........................................            801,354          519,809
  Other assets .........................................................          3,489,923        2,842,614
                                                                               ------------     ------------
  Total assets .........................................................       $169,426,761     $199,619,508
                                                                               ============     ============
LIABILITIES
  Unearned premiums ....................................................       $  3,253,151     $  2,946,120
  Reserve for losses and loss adjustment expenses ......................         10,963,250       36,545,700
  Reinsurance balances payable .........................................            243,249          285,726
  Accrued costs and expenses ...........................................          1,928,878        4,896,550
                                                                               ------------     ------------
  Total liabilities ....................................................         16,388,528       44,674,096
                                                                               ------------     ------------
MEZZANINE EQUITY
  Preferred stock, $.01 par value:
  Series A, 10,000,000 shares authorized, 3,803,212 and
    3,676,821 issued and outstanding ...................................         90,813,951       87,506,212
                                                                               ------------     ------------
  Total mezzanine equity ...............................................         90,813,951       87,506,212
                                                                               ------------     ------------
SHAREHOLDERS' EQUITY
  Series C preferred stock, $.01 par value, 52,000,000
    shares authorized, 44,971,346 issued and outstanding ...............            449,713          449,713
  Additional paid-in-capital--Series C preferred stock .................         49,481,298       49,466,298
  Common stock, $.01 par value, 268,000,000 shares authorized,
    28,005,648 issued and outstanding ..................................            280,057          280,057
  Additional paid-in-capital--common stock .............................         95,575,117       95,723,081
  Accumulated other comprehensive loss .................................         (7,075,790)      (6,500,433)
  Accumulated deficit ..................................................        (76,486,113)     (71,979,516)
                                                                               ------------     ------------
  Total shareholders' equity ...........................................         62,224,282       67,439,200
                                                                               ------------     ------------
  Total liabilities and shareholders' equity ...........................       $169,426,761     $199,619,508
                                                                               ============     ============


   The accompanying notes are an integral part of these financial statements.

                                 CGA GROUP, LTD.

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                           (EXPRESSED IN U.S. DOLLARS)
                                   (UNAUDITED)


                                                           THREE MONTHS     THREE MONTHS
                                                               ENDED            ENDED
                                                          MARCH 31, 2000    MARCH 31, 1999
                                                          --------------    --------------
REVENUES
  Gross premiums written .............................     $  4,010,355     $  3,467,232
  Ceded premiums .....................................         (553,393)        (419,625)
                                                           ------------     ------------
  Net premiums written ...............................        3,456,962        3,047,607
  Change in unearned premiums ........................         (273,695)          34,439
                                                           ------------     ------------
  Net premiums earned ................................        3,183,267        3,082,046
  Net investment income ..............................        2,277,324        1,671,501
  Net realized gains (losses) ........................         (321,509)         151,566
  Management fees ....................................          549,056        1,145,259
                                                           ------------     ------------
  Total revenues .....................................        5,688,138        6,050,372
                                                           ------------     ------------
EXPENSES
  Operating expenses .................................        3,616,324        3,276,277
  Policy acquisition costs ...........................          227,245          148,138
  Commitment fees ....................................          150,000          147,945
  Excess of loss facility ............................           50,000           50,000
  Losses and loss adjustment expenses ................        2,991,391          300,000
                                                           ------------     ------------
  Total expenses .....................................        7,034,960        3,922,360
                                                           ------------     ------------
NET INCOME (LOSS) ....................................       (1,346,822)       2,128,012
  Pay-in-kind dividends--preferred stock .............       (3,159,775)      (5,460,945)
  Accretion--preferred stock .........................         (147,966)        (198,103)
                                                           ------------     ------------
NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS .........     $ (4,654,563)    $ (3,531,036)
Basic and diluted loss per common share ..............     $      (0.17)    $      (0.38)
                                                           ============     ============
Weighted average shares outstanding ..................       28,005,648        9,310,063
                                                           ============     ============

   The accompanying notes are an integral part of these financial statements.

                                 CGA GROUP, LTD.

                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                           (EXPRESSED IN U.S. DOLLARS)
                                   (UNAUDITED)


                                                                              THREE MONTHS      THREE MONTHS
                                                                                  ENDED             ENDED
                                                                             MARCH 31, 2000    MARCH 31, 1999
                                                                             --------------    --------------
NET INCOME (LOSS) FOR THE PERIOD ........................................      (1,346,822)         2,128,012
OTHER COMPREHENSIVE INCOME
Change in unrealized appreciation (depreciation) on fixed maturity
  securities ............................................................        (575,357)        (1,704,381)
                                                                               ----------         ----------
COMPREHENSIVE INCOME (LOSS) FOR THE PERIOD ..............................      (1,922,179)           423,631
                                                                               ==========         ==========

   The accompanying notes are an integral part of these financial statements.

                                 CGA GROUP, LTD.

             CONSOLIDATED STATEMENTS OF CHANGES IN MEZZANINE EQUITY
                           (EXPRESSED IN U.S. DOLLARS)
                                   (UNAUDITED)


                                                                 THREE MONTHS      YEAR ENDED
                                                                     ENDED        DECEMBER 31,
                                                                MARCH 31, 2000        1999
                                                                --------------    ------------
MEZZANINE EQUITY
SERIES A PREFERRED STOCK
Balance--beginning of period ................................     $     36,768     $     32,119
Pay-in-kind dividends paid ..................................            1,264            4,649
                                                                  ------------     ------------
Balance--end of period ......................................           38,032           36,768
                                                                  ------------     ------------
ADDITIONAL PAID-IN-CAPITAL--SERIES A PREFERRED
Balance--beginning of period ................................       87,469,444       75,258,981
Pay-in-kind dividends paid ..................................        3,158,511       11,618,601
Accretion to redemption value ...............................          114,282          457,132
Accretion on warrants .......................................           33,682          134,730
                                                                  ------------     ------------
Balance--end of period ......................................       90,775,919       87,469,444
                                                                  ------------     ------------
TOTAL SERIES A PREFERRED STOCK ..............................     $ 90,813,951     $ 87,506,212
                                                                  ============     ============
SERIES B PREFERRED STOCK
Balance--beginning of period ................................     $        --      $     16,000
Pay-in-kind dividends paid ..................................              --             6,687
Conversion to common stock ..................................              --           (22,687)
                                                                  ------------     ------------
Balance--end of period ......................................              --               --
                                                                  ------------     ------------
ADDITIONAL PAID-IN-CAPITAL--SERIES B PREFERRED
Balance--beginning of period ................................              --        37,284,985
Pay-in-kind dividends paid ..................................              --        16,710,271
Accretion to redemption value ...............................              --            50,137
Unaccreted issuance costs ...................................              --         2,648,879
Conversion to common stock ..................................              --       (56,694,272)
                                                                  ------------     ------------
Balance--end of period ......................................              --               --
                                                                  ------------     ------------
PAY-IN-KIND DIVIDENDS ACCRUED--SERIES B

Balance--beginning of period ................................     $        --     $  14,016,164
Dividends accrued ...........................................              --         2,700,795
Dividends paid ..............................................              --       (16,716,959)
                                                                  ------------     ------------
Balance--end of period ......................................     $        --     $        --
                                                                  ------------     ------------
TOTAL SERIES B PREFERRED STOCK ..............................     $        --      $        --
                                                                  ============     ============
TOTAL MEZZANINE EQUITY ......................................     $ 90,813,951     $ 87,506,212
                                                                  ============     ============

   The accompanying notes are an integral part of these financial statements.

                                 CGA GROUP, LTD.

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                           (EXPRESSED IN U.S. DOLLARS)
                                   (UNAUDITED)


                                                                    THREE MONTHS       YEAR ENDED
                                                                        ENDED         DECEMBER 31,
                                                                   MARCH 31, 2000         1999
                                                                   --------------    --------------
SHAREHOLDERS' EQUITY
SERIES C CONVERTIBLE PREFERRED STOCK
Balance--beginning of period ...................................   $     449,713     $       --
Stock issued (44,971,346 shares) ...............................            --            449,713
                                                                   -------------     ------------
Balance--end of period .........................................         449,713          449,713
                                                                   -------------     ------------
ADDITIONAL PAID-IN-CAPITAL--SERIES C PREFERRED
Balance--beginning of period ...................................      49,466,298             --
Stock issued ...................................................            --         51,715,259
Employee loans .................................................            --         (1,045,961)
Employee loans repaid ..........................................          15,000             --
Issuance costs .................................................            --         (1,203,000)
                                                                   -------------     ------------
Balance--end of period .........................................      49,481,298       49,466,298
                                                                   -------------     ------------
TOTAL SERIES C PREFERRED STOCK .................................      49,931,011       49,916,011
                                                                   -------------     ------------
COMMON STOCK
Balance--beginning of period ...................................         280,057           91,000
Stock issued (18,905,648 shares) ...............................            --            189,057
                                                                   -------------     ------------
Balance--end of period .........................................         280,057          280,057
                                                                   -------------     ------------
ADDITIONAL PAID-IN-CAPITAL--COMMON STOCK
Balance--beginning of period ...................................      95,723,081       42,486,057
Stock issued ...................................................            --         56,527,902
Accretion of Series A Preferred Stock to redemption value ......        (114,282)        (457,132)
Accretion of Series B Preferred Stock to redemption value ......            --            (50,137)
Accretion on warrants ..........................................         (33,682)        (134,730)
Unaccreted issuance costs (Series B) ...........................            --         (2,648,879)
                                                                   -------------     ------------
Balance--end of period .........................................      95,575,117       95,723,081
                                                                   -------------     ------------
TOTAL COMMON STOCK .............................................      95,855,174       96,003,138
                                                                   -------------     ------------
ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance--beginning of period ...................................      (6,500,433)         927,676
Decrease during the period .....................................        (575,357)      (7,428,109)
                                                                   -------------     ------------
Balance--end of period .........................................      (7,075,790)      (6,500,433)
                                                                   -------------     ------------
ACCUMULATED DEFICIT
Balance--beginning of period ...................................     (71,979,516)     (50,006,600)
Net loss .......................................................      (1,346,822)      (7,648,871)
Series A pay-in-kind dividends .................................      (3,159,775)     (11,623,250)
Series B pay-in-kind dividends .................................            --         (2,700,795)
                                                                   -------------     ------------
Balance--end of period .........................................     (76,486,113)     (71,979,516)
                                                                   -------------     ------------
TOTAL SHAREHOLDERS' EQUITY .....................................   $  62,224,282     $ 67,439,200
                                                                   =============     ============

   The accompanying notes are an integral part of these financial statements.

                                 CGA GROUP, LTD.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (EXPRESSED IN U.S. DOLLARS)
                                   (UNAUDITED)


                                                                               THREE MONTHS      THREE MONTHS
                                                                                   ENDED             ENDED
                                                                              MARCH 31, 2000    MARCH 31, 1999
                                                                              --------------    --------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss) ........................................................    $  (1,346,822)   $   2,128,012
Adjustments to reconcile net income (loss) to net cash provided by (used
  in) operating activities:
  Amortization of (discounts) premiums on investments ....................          (34,352)          90,484
  Depreciation expense ...................................................          130,801          128,792
  Realized loss (gain) on sale of investments ............................          321,509         (151,566)
Changes in assets and liabilities:
  Premiums receivable ....................................................          212,661          148,442
  Accrued investment income ..............................................          288,675          829,387
  Deferred acquisition costs .............................................         (217,223)        (359,717)
  Prepaid reinsurance premiums ...........................................          310,144           13,142
  Reinsurance recoverable ................................................       21,791,332             --
  Management fees receivable .............................................            2,598           28,773
  Deferred premiums receivable ...........................................         (281,545)            --
  Other assets ...........................................................         (772,873)         229,646
  Unearned premiums ......................................................          307,031          (34,439)
  Reserve for losses and loss adjustment expenses ........................      (25,582,450)         300,000
  Reinsurance balances payable ...........................................          (42,477)         (14,177)
  Accrued costs and expenses .............................................       (2,967,672)        (724,020)
                                                                              -------------    -------------
Net cash provided by (used in) operating activities ......................       (7,880,663)       2,612,759
                                                                              -------------    -------------
CASH FLOWS FROM INVESTING ACTIVITIES
Cost of fixed maturity securities acquired ...............................       (8,726,140)     (22,856,171)
Proceeds from sale of fixed maturity securities ..........................        6,281,921       20,985,021
Purchases of fixed assets ................................................           (5,237)         (50,300)
                                                                              -------------    -------------
Net cash used in investing activities ....................................       (2,449,456)      (1,921,450)
                                                                              -------------    -------------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds on issuance of series C preferred stock .........................             --         52,042,756
Employee loans ...........................................................             --         (1,045,961)
Repayment of employee loans ..............................................           15,000             --
Issuance costs of series C preferred stock ...............................             --         (1,203,000)
                                                                              -------------    -------------
Net cash provided by financing activities ................................           15,000       49,793,795
                                                                              -------------    -------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS .....................      (10,315,119)      50,485,104
CASH AND CASH EQUIVALENTS--BEGINNING OF PERIOD ...........................       12,775,595        2,598,140
                                                                              -------------    -------------
CASH AND CASH EQUIVALENTS--END OF PERIOD .................................    $   2,460,476    $  53,083,244
                                                                              =============    =============

   The accompanying notes are an integral part of these financial statements.

                                CGA GROUP, LTD.

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                   FOR THE THREE MONTHS ENDED MARCH 31, 2000
                          (EXPRESSED IN U.S. DOLLARS)

1. BUSINESS AND ORGANIZATION

     CGA Group, Ltd. is a holding company which was incorporated in Bermuda on June 21, 1996. CGA Group has two wholly owned subsidiaries. Commercial Guaranty Assurance, Ltd. was incorporated in Bermuda on October 16, 1996. Commercial Guaranty Assurance is licensed as a class 3 insurer under the Insurance Act 1978 (Bermuda), amendments thereto and related regulations, which authorizes it to carry on insurance business of all classes in or from within Bermuda subject to its compliance with the solvency margin, liquidity ratio and other requirements imposed on it by the Act. Commercial Guaranty Assurance has a "Triple-A" "claims paying ability" rating from Duff & Phelps Credit Rating Company and has also been rated in the highest rating category assigned by each of the two Canadian rating agencies, Dominion Bond Ratings Service and Canadian Bond Ratings Service. Effective March 31, 2000, Commercial Guaranty Assurance's claims-paying ability rating was rated "Triple A" by Japan Rating and Investment Information, Inc., the largest credit rating agency in Japan. Commercial Guaranty Assurance issues financial guaranty insurance policies, which are the functional equivalent of direct-pay letters of credit, to insure payment of interest, principal and other amounts payable in respect of notes, securities, and other financial obligations. CGA Investment Management, Inc. was incorporated in the state of Delaware in July 1996. CGA Investment Management is registered as an investment advisor with the United States Securities and Exchange Commission under the Investment Advisers Act of 1940, as amended. CGA Investment Management provides investment management and financial advisory services primarily to specialized investment vehicles and for the U.S. and international structured finance markets. CGA Investment Management and its employees are based in New York City, New York.

     The accompanying unaudited consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q under the Rules and Regulations of the Securities and Exchange Commission and accordingly, do not include all of the information and disclosures required by generally accepted accounting principles. These financial statements include the accounts of CGA Group, Ltd. and its subsidiaries, and should be read in conjunction with the consolidated financial statements, and related notes thereto, included in CGA Group's 1999 Annual Report on Form 10-K. The accompanying financial statements have not been audited by independent auditors in accordance with generally accepted auditing standards. However, in the opinion of management, the financial statements reflect all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of results for such periods. The results of operations and cash flows for any interim period are not necessarily indicative of results for the full year.

2. DETAIL OF OTHER ASSETS

     Other assets are comprised of the following at March 31, 2000 and December 31, 1999:

                                                       2000            1999
                                                    -----------    -----------
     Other Assets
       Other prepaid expenses .................     $ 1,023,464    $   668,627
       Prepaid commitment fees ................         126,164        276,164
       Fixed assets, net of depreciation ......       1,160,015      1,285,579
       Deposits ...............................         299,580        301,080
       Accounts receivable ....................         265,500         47,405
       Other ..................................         615,200        263,759
                                                    -----------    -----------
         Total Other Assets ...................     $ 3,489,923    $ 2,842,614
                                                    ===========    ===========

3. LOSSES AND LOSS ADJUSTMENT EXPENSES

     The reserve for losses and loss adjustment expenses is established in an amount equal to Commercial Guaranty Assurance's estimate of unidentified or case basis reserves and unallocated losses including costs of settlement, on the

                                CGA GROUP, LTD.

                   FOR THE THREE MONTHS ENDED MARCH 31, 2000
                          (EXPRESSED IN U.S. DOLLARS)

obligations it has insured. Case basis reserves are established when specific insured issues are identified as currently or likely to be in default. Such a reserve is based on the present value of the expected loss and loss adjustment expenses. The general reserve for losses and loss adjustment expenses is calculated by applying a loss factor, determined based on an independent rating agency study of bond defaults, to net par amount outstanding of the insured obligations.

     The reserve for losses and loss adjustment expenses is comprised of the following at March 31, 2000 and December 31, 1999:


                                                                           2000               1999
                                                                       ------------       ------------
     Case basis reserve .............................................  $  7,213,250       $ 33,200,000
     General  reserve ...............................................     3,750,000          3,345,700
                                                                       ------------       ------------
       Total reserve for losses and loss adjustment expenses ........  $ 10,963,250       $ 36,545,700
                                                                       ============       ============

     The activity in the reserve for losses and loss adjustment expenses is as follows:


                                                                           2000               1999
                                                                       ------------       ------------
     Balance at beginning of year ...................................  $ 36,545,700       $ 90,200,000
       Less reinsurance recoverables ................................   (25,000,000)       (67,400,000)
                                                                       ------------       ------------
     Net balance at beginning of year ...............................    11,545,700         22,800,000
     Net losses and loss expenses incurred in respect of losses occurring in:
       Current year .................................................     2,991,391          1,350,000
       Prior years ..................................................           --          15,300,000
                                                                       ------------       ------------
       Total ........................................................    14,537,091         16,650,000
     Net losses and loss expenses paid in respect of losses
       occurring in prior years .....................................    (6,782,509)       (27,904,300)
                                                                       ------------       ------------
     Balance at end of period .......................................     7,754,582         11,545,700
     Reinsurance recoverable ........................................     3,208,668         25,000,000
                                                                       ------------       ------------
     Reserve for losses and loss adjustment expenses, gross of
       reinsurance recoverable
     Balance at end of period .......................................  $ 10,963,250       $ 36,545,700
                                                                       ============       ============

     On March 15, 2000, Commercial Guaranty Assurance made a claim payment in respect of Commercial Financial Services securities of $28.5 million, of which $21.8 million consisted of payments from its reinsurer and $6.7 million consisted of Commercial Guaranty Assurance's own funds, paid out of the case basis reserve. At March 31, 2000, Commercial Guaranty Assurance's gross remaining exposure to Commercial Financial Services was reduced to $45.0 million, of which $34.4 million is covered by reinsurance and $1.0 million is included in case basis reserves, resulting in a net remaining exposure of $9.6 million. On April 18, 2000, Commercial Guaranty Assurance made an additional claim payment of $4.2 million, of which $3.2 million consisted of payments from its reinsurer and $1.0 consisted of Commercial Guaranty Assurance's own funds, paid out of the case basis reserve.

     In April 2000, Commercial Guaranty Assurance elected to pay a $2.6 million claim in connection with a "Triple-B" rated tranche of a home equity loan securitization insured by Commercial Guaranty Assurance. Based on its ongoing surveillance, Commercial Guaranty Assurance concluded that this security was no longer investment grade risk and consequently, as insurer of the transaction, Commercial Guaranty Assurance directed the transaction's trustee to sell the security. The sale resulted in a shortfall of $2.6 million, which was included in the case basis reserve at March 31, 2000. The claim payment of $2.6 million was made on April 27, 2000.

                                CGA GROUP, LTD.

                   FOR THE THREE MONTHS ENDED MARCH 31, 2000
                          (EXPRESSED IN U.S. DOLLARS)

3. LOSS PER COMMON SHARE

     The following table sets forth the computation of basic and diluted loss per share for the periods ended March 31, 2000 and 1999:


                                                                        2000                1999
                                                                    -------------       ------------
     Basic loss per share Numerator:
       Net income (loss) .......................................    $  (1,346,822)      $  2,128,012
       Series A--Pay-in-kind dividends paid ....................       (3,159,775)        (2,760,150)
       Series A--Accretion to redemption value .................         (114,283)          (114,283)
       Series A--Accretion on warrants .........................          (33,683)           (33,683)
       Series B--Pay-in-kind dividends .........................              --          (2,700,795)
       Series B--Accretion to redemption value .................              --             (50,137)
                                                                    -------------       ------------
     Net loss attributable to common shareholders ..............    $  (4,654,563)      $ (3,531,036)
                                                                    -------------       ------------
     Denominator:
       Weighted average shares outstanding .....................       28,005,648          9,310,063
                                                                    -------------       ------------
     Basic loss per share ......................................    $       (0.17)      $      (0.38)
                                                                    =============       ============
     Diluted loss per share
     Numerator .................................................    $  (4,654,563)      $ (3,531,036)
     Denominator ...............................................       28,005,648          9,310,063
                                                                    -------------       ------------
     Diluted loss per share ....................................    $       (0.17)      $      (0.38)
                                                                    =============       ============

     The total number of common share equivalents not included in the calculation of diluted loss per share was 46,747,067 because they were anti-dilutive.

                                CGA GROUP, LTD.

                   FOR THE THREE MONTHS ENDED MARCH 31, 2000
                          (EXPRESSED IN U.S. DOLLARS)

5.  INSURANCE IN FORCE

     The following table shows the net par outstanding of insured obligations, net of reinsurance, at March 31, 2000 and December 31, 1999 by asset type:


                                                             2000           1999
       ASSET TYPE                                         (IN 000'S)     (IN 000'S)
                                                          ----------     ----------
       Auto ...........................................   $   21,709     $   26,158
       Commercial loan and bond obligations ...........      371,512        327,335
       Commercial mortgage-backed securities ..........      732,575        614,217
       Corporate asset-backed securities ..............      152,490        147,490
       Credit card receivables ........................      158,694        165,997
       Equipment ......................................       16,045         17,111
       Future flows ...................................       52,921         55,463
       Home equity loans ..............................      416,281        374,280
       Real estate investment trust debt ..............      251,559        256,774
       Real estate investment trust preferred stock ...       70,000         70,000
       Sovereign debt .................................       90,000         90,000
       Other consumer asset-backed securities .........      103,800         89,640
                                                          ----------     ----------
           Total ......................................   $2,437,586     $2,234,465
                                                          ==========     ==========

     The following table presents the credit ratings of the above assets, based on net par outstanding at March 31, 2000 and December 31, 1999:

                                                2000       1999
                                                ----       ----
       "AAA" ............................         3%         4%
       "AA" .............................         3%         2%
       "A" ..............................        25%        25%
       "BBB" ............................        60%        58%
       "BB" .............................         9%         9%
       Not rated ........................        --          2%
                                                ---        ---
       Total ............................       100%       100%
                                                ===        ===

     North America comprises 93% of the insured obligations' geographic exposure. Other countries includeTurkey, Korea, Greece, Poland, Portugal and Venezuela, each of which comprises approximately 2% or less of the geographic exposure.

6.  SEGMENT REPORTING

     CGA Group has two reportable segments: Commercial Guaranty Assurance and CGA Investment Management (see description of each segment in Note 1). CGA Group's management has identified the operating segments on the basis that they are separate entities with each entity carrying on a different type of business. Commercial Guaranty Assurance provides financial guaranty insurance and CGA Investment Management provides investment management services. The tables below present financial information for each of the operating segments.

                                CGA GROUP, LTD.

                   FOR THE THREE MONTHS ENDED MARCH 31, 2000
                          (EXPRESSED IN U.S. DOLLARS)

     As of and for the three months ended March 31, 2000:


                                                    COMMERCIAL         CGA
                                                     GUARANTY      INVESTMENT
                                                     ASSURANCE     MANAGEMENT       OTHER(A)          TOTAL
                                                  ------------    -----------      -----------    ------------
REVENUES
Net premiums earned ........................      $  3,183,267           --               --      $  3,183,267
Net investment income ......................         2,182,285         19,004           76,035       2,277,324
Net realized losses ........................          (321,509)          --               --          (321,509)
Management fees ............................              --          549,056             --           549,056
Intersegment revenue .......................                          112,882          191,959         304,841
                                                  ------------    -----------      -----------    ------------
    TOTAL REVENUES .........................         5,044,043        680,942          267,994       5,992,979
                                                  ------------    -----------      -----------    ------------
EXPENSE ITEMS
Operating expenses .........................           413,322      2,829,970          373,032       3,616,324
Acquisition costs ..........................           227,245           --               --           227,245
Commitment fees ............................           150,000           --               --           150,000
Excess of loss facility ....................            50,000           --               --            50,000
Losses and loss adjustment expenses ........         2,991,391           --               --         2,991,391
Intersegment expenses ......................           112,882        191,959             --           304,841
                                                  ------------    -----------      -----------    ------------
    TOTAL EXPENSES .........................         3,944,840      3,021,929          373,032       7,339,801
                                                  ------------    -----------      -----------    ------------
    NET INCOME (LOSS) ......................         1,099,203     (2,340,987)        (105,038)     (1,346,822)
                                                  ============    ===========      ===========    ============
ASSETS
    TOTAL ASSETS ...........................      $166,786,997    $ 3,439,530      $17,763,430    $187,989,957
                                                  ============    ===========      ===========    ============

-------------

(a) The "other" segment is comprised of CGA Group, the holding company, which does not meet any of the quantitative thresholds for determining a reportable segment.

     As of and for the three months ended March 31, 1999:


                                                    COMMERCIAL         CGA
                                                     GUARANTY      INVESTMENT
                                                     ASSURANCE     MANAGEMENT       OTHER(A)          TOTAL
                                                  ------------    -----------      -----------    ------------
REVENUES
Net premiums earned ........................      $  3,082,046    $      --        $      --      $  3,082,046
Net investment income ......................         1,651,857         16,972            2,672       1,671,501
Net realized gains .........................           151,566           --               --           151,566
Management fees ............................              --        1,145,259             --         1,145,259
Intersegment revenue .......................              --           59,827             --            59,827
                                                  ------------    -----------      -----------    ------------
    TOTAL REVENUES .........................         4,885,469      1,222,058            2,672       6,110,199
                                                  ------------    -----------      -----------    ------------
EXPENSE ITEMS
Operating expenses .........................           303,556      2,627,079          345,642       3,276,277
Acquisition Costs ..........................           148,138           --               --           148,138
Commitment Fees ............................           147,945           --               --           147,945
Excess of loss facility ....................            50,000           --               --            50,000
Losses and loss adjustment expenses ........           300,000           --               --           300,000
Intersegment expenses ......................            59,827           --               --            59,827
                                                  ------------    -----------      -----------    ------------
    TOTAL EXPENSES .........................         1,009,466      2,627,079          345,642       3,982,187
                                                  ------------    -----------      -----------    ------------
    NET INCOME (LOSS) ......................         3,876,003     (1,405,021)        (342,970)      2,128,012
                                                  ============    ===========      ===========    ============
ASSETS
    TOTAL ASSETS ...........................      $244,118,686    $ 3,644,229      $31,307,904    $279,070,819
                                                  ============    ===========      ===========    ============

                                CGA GROUP, LTD.

                   FOR THE THREE MONTHS ENDED MARCH 31, 2000
                          (EXPRESSED IN U.S. DOLLARS)

     The following are reconciliations of reportable segment revenues, expenses and assets to CGA Group's consolidated totals in the financial statements as of and for the periods ended March 31, 2000 and 1999. Depreciation expense is included in operating expenses.


                                                         2000              1999
                                                     -------------     -------------
REVENUES
Total revenues for reportable segments ...........   $   5,992,979     $   6,110,199
Elimination of intersegment revenues .............        (304,841)          (59,827)
                                                     -------------     -------------
    Total consolidated revenues ..................   $   5,688,138     $   6,050,372
                                                     =============     =============
EXPENSES
Total expenses for reportable segments ...........   $   7,339,801     $   3,982,187
Elimination of intersegment operating expenses ...        (304,841)          (59,827)
                                                     -------------     -------------
    Total consolidated expenses ..................   $   7,034,960     $   3,922,360
                                                     =============     =============
ASSETS
Total assets for reportable segments .............   $ 187,989,957     $ 279,070,819
Intercompany loans ...............................     (16,043,700)      (10,500,000)
Other intercompany balances ......................      (2,519,496)       (2,922,097)
                                                     -------------     -------------
    Total consolidated assets ....................   $ 169,426,761     $ 265,648,722
                                                     =============     =============

7.  RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board (the FASB) issued Statement No. 133 Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"), subsequently amended by SFAS No. 137, which CGA Group is required to adopt effective January 1, 2001. SFAS 133 requires all derivatives to be recognized on the balance sheet as either assets or liabilities and measured at fair value. Upon implementation, credit default swaps will be valued at fair value in accordance with this statement. The impact of SFAS 133 on CGA Group's financial statements will depend on a variety of factors, including future interpretative guidance from the FASB, and the volume of credit default swaps written by Commercial Guaranty Assurance.

========================================      ==================================

WE HAVE NOT AUTHORIZED ANY DEALER,                   3,803,212 SHARES
SALESPERSON OR OTHER PERSON TO GIVE YOU
WRITTEN INFORMATION OTHER THAN THIS                    CGA GROUP, LTD.
PROSPECTUS OR TO MAKE REPRESENTATIONS AS
TO MATTERS NOT STATED IN THIS                             SERIES A
PROSPECTUS. THIS PROSPECTUS IS NOT AN                  PREFERRED STOCK
OFFER TO SELL THESE SECURITIES OR OUR
SOLICITATION OF YOUR OFFER TO BUY THESE
SECURITIES IN ANY JURISDICTION WHERE
THAT WOULD NOT BE PERMITTED OR LEGAL.
NEITHER THE DELIVERY OF THIS PROSPECTUS
NOR ANY SALES MADE UNDER THIS PROSPECTUS
SHOULD CREATE AN IMPLICATION THAT THE
INFORMATION CONTAINED IN THIS PROSPECTUS
OR THE AFFAIRS OF CGA GROUP, LTD. HAVE
NOT CHANGED SINCE THE DATE OF THIS
PROSPECTUS.


                                                       -------------

                                                        PROSPECTUS

                                                       -------------




                                                      _________, 2000

========================================      ==================================

                                     PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table lists the expenses incurred in connection with the distribution of the securities being registered hereby, all of which shall be borne by the Company:

               Commission Registration Fees ......................   $ 26,520
               Transfer Agent Fees ...............................        --
               Printing Costs ....................................     50,000
               Legal Fees and Expenses ...........................    150,000
               Accounting Fees and Expenses ......................     20,000
               Miscellaneous .....................................     10,000
                                                                     --------
                       Total .....................................   $256,520
                                                                     ========

    Other than the Commission registration fees, all of the foregoing are estimates and subject to future contingencies.


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The bye-laws of CGA Group provide that directors, alternate directors and other officers for the time being acting in relation to any of the affairs of CGA Group, as well as their heirs, executors and administrators, shall be indemnified and secured harmless out of the assets of CGA Group from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of them duty, or supposed duty, or in their respective offices or trusts, and none of them shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any money or effects belonging to CGA Group shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to CGA Group shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, provided that the indemnity shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of said persons.


ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

    During the past three years, the Registrant has issued the following equity securities that were not registered under the Securities Act of 1933, as amended (the "Securities Act"):

    On June 17, 1997, the Registrant redeemed its initial capitalization of 12,000 shares of common stock, par value of $1.00 per share, and effected the following transactions:

        (i) The Registrant issued to accredited investors 2.6 million shares of Series A preferred stock for aggregate cash consideration of $65,000,000. In addition, for no additional consideration, the Registrant issued to the Series A Preferred Stockholders warrants which represent the right to purchase a total of 270,000 shares of common stock, par value $.01 per share, of the Company. The principal underwriter for this offering of the Series A preferred stock was Donaldson, Lufkin & Jenrette Securities Corporation.

        (ii) The Registrant issued to accredited investors 1.6 million investment units for aggregate consideration of $140 million, consisting of $80 million in cash and $60 million in commitments. Each investment unit consists of one share of Series B preferred stock, 4.8925 shares of common stock and a commitment to purchase 1.5 additional shares of Series B preferred stock upon the occurrence of certain events. The principal underwriter for the offering of the investment units was Salomon Brothers Inc.

        (iii) The Registrant sold 1,272,043 shares of common stock to the sponsoring investors and certain members of management for an aggregate consideration of $6,360,215. The Registrant issued to such investors, for no additional consideration, 847,729 warrants, which each represent the right to purchase one share of Common Stock on or prior to June 16, 2007, at an exercise price of $5 per share.

        (iv) The Registrant issued an additional 1,494,771 warrants, for no consideration, to certain employees of the Company, which each represent the right to purchase one share of common stock at an exercise price of $5 per share. The employees' warrants will vest ratably over a four-year period and expire if not exercised within thirty days of the employee's termination of employment.

    On March 31, 1999, the Registrant sold to certain existing shareholders of the Registrant an aggregate of 43,997,863 shares of Series C preferred stock for net cash proceeds of $50,996,794.50. The sale was made pursuant to the terms of the Series C Convertible Cumulative Voting Preferred Stock Subscription Agreement which is filed as an Exhibit to this Registration Statement. Pursuant to the terms of the Series C Subscription Agreement, 31,997,863 shares of Series C preferred stock were sold at $1.50 per share pursuant to the basic subscription privilege (and overallotments with respect thereto) and 12,000,000 shares of Series C preferred stock were sold at $0.25 per share pursuant to the additional allotment privilege (and overallotments with respect thereto). Shares of Series C preferred stock may be converted into shares of common stock on a one-for-one basis at the holder's option at any time, and are mandatorily convertible into shares of common stock on a one-for-one basis upon the occurrence of certain events. The net proceeds from the transaction will be used for general corporate purposes and to make capital investments in Commercial Guaranty Assurance.

    In connection with the consummation of the transactions contemplated by the Series C preferred stock Subscription Agreement, on March 31, 1999 all issued and outstanding shares of Series B preferred stock were converted into shares of common stock, at a conversion ratio of 11.816 shares of Common Stock per share of Series B preferred stock. The conversion ratio was based on an assumed value of $3.00 per share of common stock. As a result of the conversion, 18,905,648 new shares of common stock were issued.

    On April 26, 1999, the Company sold 973,483 shares of Series C preferred stock to employees of the Registrant and its subsidiaries. The shares were sold for $1.20 each, for a total of approximately $1.2 million. The shares were 90% financed by the Registrant at 7% per annum with equal principal installments due annually over a three-year period.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    All financial statement schedules are omitted because they are either not applicable, not required, or because the information required therein is included in the financial statements or the notes thereto.

    EXHIBITS

   EXHIBIT
   NUMBER   DESCRIPTION
   ------   -----------

    3.1* Memorandum of Association and Certificate of Incorporation of CGA Group, Ltd.

    3.2* Amended and Restated Bye-laws of CGA Group, Ltd. dated as of March 31, 1999.

    3.3* Amended and Restated Appendices to the Amended and Restated Bye-laws of CGA Group, Ltd. dated as of March 31, 1999.

    4.1* CGA Group, Ltd. Shareholders Agreement dated as of June 12, 1997, as amended and restated as of March 31, 1999.


    5.1*** Opinion of Dewey Ballantine LLP as to certain United States tax matters

    5.2*** Opinion of Conyers Dill & Pearman as to the legality of the securities being registered and as to certain matters of law of Bermuda


    10.1* Series A Subscription Agreement dated as of June 9, 1997, by and among CGA Group, Ltd. and the holders of the Series A Preferred Stock

    10.2* Common Stock Warrant Acquisition Agreement, dated as of June 9, 1997, by and among CGA Group, Ltd. and the holders of the Series A Preferred Stock.

    10.3* Investment Units Subscription Agreement dated as of June 4, 1997, by and among CGA Group, Ltd. and the holders of the Investment Units

    10.4* Right of First Refusal Agreement dated as of June 17, 1997, by and between CGA Group, Ltd. and Capital Reinsurance Company

   EXHIBIT
   NUMBER   DESCRIPTION
   ------   -----------

    10.5* Discretionary Investment Advisory Agreement, dated as of December 18, 1996, between Alliance Capital Management L.P. and Commercial Guaranty Assurance, Ltd.

    10.6* Investment Management Agreement dated as of December 27, 1996, between J.P. Morgan Investment Management Inc. and Commercial Guaranty Assurance, Ltd.

    10.7* Letter Agreement, dated June 17, 1997, between CGA Group, Ltd. and DCR (and attachments)

    10.8*   Employee Warrant Agreement

    10.9*   CGA Group, Ltd. Employee Stock Warrant Plan

    10.10*  CGA Group, Ltd. Sponsoring Investors and Founders Stock Warrant Plan

    10.11* Excess of Loss Agreement, dated as of June 12, 1997, by and between CGA Group, Ltd. and KRE Reinsurance Ltd.

    10.12* Employment Agreement, as of January 1, 1997, by and between CGA Group, Ltd. and Richard A. Price

    10.13* Employment Agreement, as of January 1, 1997, by and between CGAIM and Jean-Michel Wasterlain.

    10.14* Employment Agreement, as of June 30, 1997, by and between CGAIM and Michael M. Miran.

    10.15* Employment Agreement, as of January 1, 1997, by and between CGAIM and Kem H. Blacker.

    10.16* Employment Agreement, as of January 1, 1997, by and between CGA and Geoffrey N. Kauffman.

    10.17* CGA Group, Ltd. Founders' Common Stock Subscription Agreement, dated as of June 12, 1997, among CGA Group, Ltd., CGA Funding, L.P., and certain Founders of CGA Group, Ltd.

    10.18* Series C Convertible Cumulative Voting Preferred Stock Subscription Agreement, dated as of March 31, 1999.

    10.19* Agreement dated as of March 1, 1999 by and among CGA Group, Ltd. and the holders of the Series C Preferred Stock.

    10.20* Restricted Stock Purchase Agreement and Promissory Note, dated as of April 26, 1999, between CGA Group, Ltd. and the employees thereof listed in Exhibit B thereto.

    10.21* CGA Group, Ltd. Chief Financial Officer's Certificate as to Adjustment to Exercise Price of Warrants Issued Pursuant to the Sponsoring Investors and Founders Stock Warrant Plan, dated May 18, 1999.


    21.1*** Subsidiaries of CGA Group, Ltd.


    23.1**  Consent of Dewey Ballantine LLP

    23.2**  Consent of Conyers Dill & Pearman


    23.3    Consent of PricewaterhouseCoopers


    24.1*   Power of Attorney (included in signature page to Registration
            Statement)

-----------------

* Incorporated herein by reference to the Company's Registration Statement on Form S-1 (No. 333-7944, effective August 6, 1998, as amended).

**  Included in the respective opinions.


*** Previously filed


ITEM 22.  UNDERTAKINGS

        The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        (2) That insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue;

        (3) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (4) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

        (5) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hamilton, Bermuda, on July 7, 2000.


                                      CGA GROUP, LTD.

                                      By: /s/  RICHARD A. PRICE
                                          ---------------------
                                            RICHARD A. PRICE

                                         Chief Executive Officer and President


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below on July 7, 2000 by the following persons in the capacities indicated. Each person whose signature appears below hereby appoints and constitutes Richard A. Price or James R. Reinhart, and each of them, as his attorney-in-fact, with full power of substitution, for him or her in any and all capacities, to execute in the name and on behalf of such person any amendment to this Registration Statement (including any post-effective amendment) and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this Registration Statement as the person so acting deems appropriate, hereby ratifying and confirming all that said attorney-in-fact, or his or her substitute may do or cause to be done by virtue hereof.


         SIGNATURE                              TITLE
         ---------                              -----

  /s/  RICHARD PRICE                  Chief Executive Officer, President
------------------------------          and Director
          RICHARD PRICE


  /s/  JAY SHIDLER*                   Chairman
------------------------------
           JAY SHIDLER


  /s/  JAMES REINHART*                Chief Financial Officer
------------------------------
         JAMES REINHART


  /s/  ROBERT DENTON*                 Director
------------------------------
          ROBERT DENTON


  /s/  DAVID BARSE*                   Director
------------------------------
           DAVID BARSE


  /s/  RICHARD FRARY*                 Director
------------------------------
          RICHARD FRARY


  /s/  ERIC GRITZMACHER*              Director
------------------------------
        ERIC GRITZMACHER


  /s/  JEFF KRASNOFF*                 Director
------------------------------
          JEFF KRASNOFF

         SIGNATURE                              TITLE
         ---------                              -----

  /s/  MICHAEL MORRISSEY*             Director
------------------------------
        MICHAEL MORRISSEY


  /s/  ALAN S. ROSEMAN*               Director
------------------------------
         ALAN S. ROSEMAN

  /s/  PAUL RUBIN*                    Director
------------------------------
           PAUL RUBIN



  /s/  F. FULLER O'CONNOR, JR.*       Director
------------------------------
     F. FULLER O'CONNOR, JR.



  /s/  JAY SUGARMAN*                  Director
------------------------------
          JAY SUGARMAN


*By:  /s/  RICHARD PRICE
-----------------------------------
(RICHARD PRICE, ATTORNEY-IN-FACT**)


** By authority of Power of Attorney filed with this Registration Statement on Form S-1.